As filed with the U.S. Securities and Exchange Commission on July 2, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LONDIAN WASON NEW ENERGY TECH INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3399	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

T1-7A, 1 Shenzhen Bay Plaza No. 2233 South Keyuan Road Nanshan District, Shenzhen People’s Republic of China, 518054 +86-0755-2878-0010

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Li He, Esq. Davis Polk & Wardwell LLP c/o 10th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533 3300	Ran Li, Esq. Davis Polk & Wardwell LLP c/o 2201 China World Office 2, 1 Jian Guo Men Wai Avenue Chaoyang District Beijing 100004 China +86 10 8567 5000	Shuang Zhao, Esq. Biyuan Zhang, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road, Causeway Bay Hong Kong +852 2532 3783

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Issued    , 2026

American Depositary Shares

LONDIAN WASON NEW ENERGY TECH INC.

Representing     Ordinary Shares

This is an initial public offering of     American depositary shares, or ADSs, by LONDIAN WASON NEW ENERGY TECH INC. Each ADS represents     of our ordinary shares of a par value of US$0.00001 each. The underwriters may also purchase up to     ordinary shares within 30 days to cover over-allotments, if any.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$    and US$   .

We intend to apply for listing of the ADSs on the NYSE, under the symbol “   .”

We are being treated as an “emerging growth company” and are a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being Treated as an Emerging Growth Company until the Date on which We Consummate this Offering” and “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investors in the ADSs are not purchasing equity securities of our subsidiaries that have substantive business operations, but instead are purchasing equity securities of a Cayman Islands holding company. LONDIAN WASON NEW ENERGY TECH INC., or Londian Wason, is a Cayman Islands holding company that conducts its business operations primarily through a series of subsidiaries in China. Londian Wason controls these subsidiaries through Londian Wason (Shenzhen) Holding Group Co., Ltd., which in turn is wholly owned by Londian Wason’s Hong Kong subsidiary, Londian Wason New Energy Tech (Hong Kong) Limited. This structure involves unique risks to investors. For a detailed discussion of the associated risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure.”

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. We could be adversely affected by uncertainties with respect to the Chinese legal system. Rules and regulations in China can change quickly with little advance notice. In addition, the interpretation and enforcement of Chinese laws and regulations involve uncertainties. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.

The Chinese government exerts substantial influence over the conduct of our business and may intervene with or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or, in extreme cases, become worthless. We face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. For details, see “Risk Factors—Risks Related to Doing Business in China” beginning on page 32 of this prospectus.

Trading in our securities on U.S. markets, including the NYSE, may be prohibited under the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the United States Securities and Exchange Commission, or SEC, of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Chinese Mainland and Hong Kong, or the 2021 Determinations, including our auditor. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. As a result, we do not expect to be identified as a “Commission-Identified Issuer” under the HFCAA. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in Chinese Mainland and Hong Kong in the future and states that it has already made plans to resume regular inspections in the future. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the Chinese Mainland and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in Chinese Mainland and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA. For more details, see “Risk Factors—Risks Related to Doing Business in China—Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE, may determine to delist our securities” beginning on page 39 of this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Londian Wason” are to LONDIAN WASON NEW ENERGY TECH INC., our Cayman Islands holding company; “Londian Wason Shenzhen” are to Londian Wason (Shenzhen) Holding Group Co., Ltd., the wholly foreign owned subsidiary of Londian Wason in China; “we,” “us,” “our company” and “our” are to Londian Wason and its subsidiaries, including Londian Wason Shenzhen and its subsidiaries; “our PRC subsidiaries” are to Londian Wason Shenzhen and its subsidiaries, including but not limited to Shenzhen Londian Wason New Material Co., Ltd. and Nanjing Longxin Electronic Technology Co., Ltd. Unless otherwise specified, in the context of describing our business and operations, we are referring to the business and operations conducted by our PRC subsidiaries.

LONDIAN WASON NEW ENERGY TECH INC., our holding company, may transfer cash to our offshore intermediary holding entity in Hong Kong, namely Londian Wason New Energy Tech (Hong Kong) Limited, through capital injections and intra-group loans. Our offshore intermediary holding entity, in turn, may transfer cash to the wholly foreign owned subsidiary of Londian Wason in China, namely Londian Wason Shenzhen, through capital injections and intra-group loans. Similarly, Londian Wason Shenzhen may transfer cash to Shenzhen Londian Wason New Material Co., Ltd. and its subsidiaries in the PRC through capital injections and intra-group loans. Cash may also be transferred through our organization by way of intra-group transactions. If our PRC subsidiaries realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our offshore intermediary holding entity, which, in turn, may transfer cash to Londian Wason through dividends or other distributions. With necessary funds, Londian Wason may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside of the PRC. Londian Wason New Energy Tech (Hong Kong) Limited made capital contribution amounted to RMB285.7 million and RMB106.6 million (US$14.9 million) to one of our subsidiary in the PRC in 2024 and 2025, respectively, and no dividends or distributions were paid or made to U.S. investors. We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among our Cayman Islands holding company and our subsidiaries is subject to internal approval. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. A single employee is not permitted to complete each and every stage of a cash transfer, but rather only portions of the whole procedure. Only the finance department is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

In addition, our PRC subsidiaries generate their revenue primarily in Renminbi, and cash transfers from our PRC subsidiaries to their parent companies outside of China are subject to PRC government’s regulations and management of currency exchange and cross-border settlement. As a result, any regulations or management regarding currency exchange or cross-border settlement may limit the ability of our PRC subsidiaries to pay dividends to Londian Wason. To the extent cash or assets in the business is in the PRC or a PRC entity, the funds and assets may not be available to fund operations or for other use outside of Chinese Mainland if Londian Wason or its subsidiaries fails to comply with the PRC government’s currency conversion and cross-border settlement regulations and management. For more details, see “Risk Factors—Risks Related to Doing Business in China—Statutory requirements on currency conversion may limit our foreign exchange transactions, including dividend payments on the ADSs.” For PRC and United States federal income tax considerations in connection with an investment in the ADSs, see “Taxation.”

We are being treated as an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in the ADSs involves risks. See “Risk Factors” beginning on page 20 of this prospectus.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of additional compensation payable to the underwriters, see “Underwriting.”

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to     additional ADSs to cover over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about    , 2026.

Cantor	Huatai Securities	CMB International	US Tiger Securities

Fortune Securities

The date of this prospectus is    , 2026.

龙电华鑫
Londian Wason

Building the Future of Computing Infrastructure and Energy Transition through Material Innovation

Global #1 in Battery Copper Foil[1]

180,500 metric tons capacity[2]   **7** production facilities[3]

Industry leadership with **full-stack product coverage** in rapidly growing industry

Revenues

(US$ in thousands)[4]

582,391 (+114%)
272,510
2025 Q1
2026 Q1

Adjusted EBITDA

(US$ in thousands)[4]

54,055 (+179%)
19,392
2025 Q1
2026 Q1

Note: 1. The world's largest supplier of copper foil for lithium-ion batteries, or LiB copper foil, in terms of sales volume in 2025, according to the Frost & Sullivan Report; 2. Designed production capacity for electrolytic copper foil, as of December 31, 2025; 3. Comprising 6 electrolytic copper foil manufacturing sites and 1 FCCL manufacturing site as of December 31, 2025; 4. Exchange rate: RMB6.9931 to US$1.00

Battery Copper Foil

Irreplaceable Anode Current Collector for Batteries in Electric Vehicles (EVs) & Energy Storage Systems (ESS)

PCB Copper Foil

Advanced signal carrier enabling strong signal integrity and minimize attenuation in high frequency, high speed PCB signal for the future of advanced computing clusters

Flexible Copper Clad Laminate (FCCL)

Partly utilizing our copper foil capabilities, we also produce highly bendable substrate that enables robust dynamic interconnections used within Flexible PCB applications

Emerging Materials for the Future

Advanced emerging materials such as PKG substrate copper foil, composite copper foil, microporous foil, and SSB sulfate resistance foil

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable free writing prospectus is current only as of the date of this prospectus or of any such free writing prospectus, as applicable.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any free writing prospectus outside of the United States.

Until    , 2026 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs.

Our Mission

We are devoted to empowering global technological innovation and energy transformation through our dedication to manufacturing high-end copper-based materials.

Our Vision

We aspire to become a world leading innovative company specializing in high-end copper-based materials.

Overview

We are a leading global innovation-driven researcher, developer, and manufacturer of electrolytic copper foil. According to the Frost & Sullivan Report, we were the world’s largest supplier of copper foil for lithium-ion batteries, or LiB copper foil, in terms of sales volume in 2025, with a global market share of 7.6%.

Electrolytic copper foil, also known as elecfoil, is a key intermediate component used in manufacturing both LiB and electronic circuit boards. When utilized in LiB cells, copper foil, as a current collector, is essential for improving energy density as well as guaranteeing battery safety and durability, while also helping emit heat on the anode. Copper foil used in PCB and other electronic circuits, also known as PCB-grade copper foil, serves an important function as a conductor for transmitting communications signals.

We primarily offer LiB copper foil and PCB-grade copper foil, and to a lesser extent, FCCLs. In 2025, we supplied approximately 111,985 metric tons of LiB copper foil, representing the largest global annual sales volume according to the Frost & Sullivan Report. We have built a comprehensive product portfolio in the global copper foil industry, consisting of copper foil products with different specifications that meet our customers’ various and evolving needs. Our copper foil is utilized in end markets including electric vehicles, or EVs, energy storage systems, or ESSs, and a broad spectrum of other downstream applications such as communication equipment and consumer electronics.

As a testament to our global leadership in the electrolytic copper foil market, we have established a high-quality and diverse customer base over time. We serve both domestic and international customers, and count among our customers the world’s top LiB and electronic circuit manufacturers such as LG Energy Solution, Panasonic Industrial Materials, SK On, Samsung SDI, ATL, CATL, BYD, and Sunwoda, in turn allowing our copper foil to be utilized in many industry-renowned EV, ESS and other downstream applications. Our industry-leading customers, especially in South Korea and Japan customers, implement a strict certification process that creates high barriers to entry for new suppliers, with our position as their long-term go-to supplier underpinning the superiority of our products. For example, we have been a significant copper foil supplier to LG Energy Solution by sales volume since 2015. We won the Level S Supplier Award by LG in 2024, the highest level honor granted to its global suppliers. As another example, we have been supplying PCB-grade copper foil to Panasonic Industrial Materials for 12 years, with Panasonic Industrial Materials partnering with Nvidia to combine GPUs, networking, and storage into high-performance computing (HPC) AI applications. In addition, according to the Frost & Sullivan Report, as of December 31, 2025, we have the largest global customer base among all copper foil manufacturers across a broad spectrum of downstream industries.

We believe our relationships with our key customers are commercially entrenched, having deepened over more than a decade of strategic cooperation, equity investments, and long-term business agreements. Over the years, we have collaborated with customers on developing copper foil products tailored to their specific requirements. Through leveraging in-depth, long-term cooperation, we have developed unique insights into the latest market trends and customer requirements for new, improved, and innovative, and most importantly, typically higher margin copper foil products. These insights enable us to rapidly develop differentiated products that meet downstream application requirements, often in advance of our competitors, which in turn further enhances our customer relationships.

Our market leadership and customers trust are built upon our robust research and development capabilities. We invest significantly in the research and development of copper foil manufacturing technologies. According to the Frost & Sullivan report, our research and development expenses as a percentage of our revenue were higher than most of our competitors globally in these periods. As of December 31, 2025, we had a dedicated, sophisticated research and development team comprised of 428 professionals. With over two decades of experience, we have cultivated deep technological expertise, and currently possess the industry-leading technological capabilities and know-how covering the major aspects of electrolytic copper foil manufacturing, including copper dissolution, electrolysis, surface treatment slitting, and packaging necessary to support our research and development initiatives. According to the Frost & Sullivan report, we were the first copper foil manufacturer in China to successfully develop 6µm high-strength LiB copper foil, and were also the first copper foil manufacturer in the world to mass produce 6µm copper foil. Additionally, we were the first copper foil manufacturer in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of mass producing 4µm LiB copper foil with high tensile strength. Our research and development efforts have also resulted in a robust intellectual property portfolio consisting of 634 registered patents and 168 pending patents applications in China as of December 31, 2025, along with a number of confidential proprietary formulas and manufacturing techniques.

We are a pioneer in China’s copper foil industry and have accumulated vast experience in copper foil manufacturing. As of December 31, 2025, we have approximately 728 core manufacturing personnel averaging over 10 years of experience whose collective experience and technical expertise have strongly contributed to our manufacturing excellence. We have continuously refined and improved our proprietary manufacturing technologies and know-how over time, creating a difficult to replicate competitive barrier to entry for our competitors. With six manufacturing sites equipped with state-of-the-art manufacturing equipment, we possess the largest global electrolytic copper foil designed production capacity at approximately 180,500 metric tons per annum as of December 31, 2025, according to the Frost & Sullivan Report.

Our Strengths

We believe that the following strengths differentiate us from our peers and position us well to capitalize on the many opportunities in the copper foil market:

•	leading market position with rapid growth in the global electrolytic copper foil industry;

•	top-quality and diverse customer base with high customer recognition;

•	outstanding and proven research and development capabilities;

•	proprietary industry-leading production technologies as well as mass production capabilities;

•	robust business model mitigating the impact of cyclical economic fluctuations; and

•	experienced and professional management team with direct shareholder support.

Our Strategies

We are pursuing the following growth strategies to support our continued success:

•	enhance leadership position in the LiB copper foil industry;

•	capture the vast, fast-growing market for broader copper-based material applications;

•	invest in research and development of state-of-the-art technologies;

•	expand our global footprint; and

•	attract and retain best-in-class industry talent.

Summary of Risk Factors

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Below is a summary of material risks we face, organized under relevant headings. Full-fledged discussion of these risks can be found in the section headed “Risk Factors.”

Risks Related to Our Business and Industry

•

Our business is affected by the market demand for products that many of our major customers sell, and any decline in the businesses of our customers could reduce the purchase of our products by these customers and materially and adversely affect our business, prospects, financial condition and results of operations.

•	Past growth may not be indicative of future growth.

•	The loss of, or a significant reduction in orders from, a certain group of large customers would significantly reduce our revenue and harm our results of operations.

•

We face intense competition in copper foil product markets. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations would be materially and adversely affected.

•

Our future success depends on developing, manufacturing, and attaining market adoption of new products. Even if we are able to attain significant market acceptance of our planned or future products, the commercial success of these products is not guaranteed.

•	Technological changes could render our products uncompetitive or obsolete, which could reduce our market share, revenue and profit.

•	Our research and development initiatives may fail to enhance manufacturing efficiency or the quality of our products.

•	Our failure to successfully execute our business expansion plans would have a material adverse effect on the growth of our sales and earnings.

•

Volatility in the price of copper and other raw materials makes our procurement planning challenging and could potentially have a material adverse effect on our results of operations and financial condition.

•

Our dependence on a limited number of suppliers of copper and other raw materials could prevent us from delivering our products in a timely manner to our customers in the required quantities, which may result in order cancelations, decreased revenue and loss of market share.

Risks Related to Doing Business in China

•

Our and our subsidiaries’ operations in China are governed by PRC laws and regulations, with risks and uncertainties tied to the PRC legal system holding the potential to adversely affect us. Rules and regulations in China can change quickly with little advance notice. The PRC government may intervene with or influence our and our subsidiaries’ operation at any time. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such actions could significantly limit or completely hinder our ability to list on a U.S. or other foreign exchanges or to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

•	Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

•

Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could potentially have a material adverse effect on our business, financial condition and results of operations.

•	Risks associated with the PRC legal system could have a material adverse effect on us.

•

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict or hinder our ability to offer securities and raise capital outside China, which could adversely affect our business operations and cause the value of our securities to significantly decline or become worthless.

•

The filing with the China Securities Regulatory Commission is required, and the approval of other PRC government authorities may be required, in connection with this offering under PRC law, and we cannot predict whether or for how long we will be able to obtain such approval.

•

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE, may determine to delist our securities.

•

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

•

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

•

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and statutory requirements on currency conversion may restrict or delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.

•	Statutory requirements on currency conversion may limit our foreign exchange transactions, including dividend payments on our ADSs.

•	Certain PRC regulations may affect our ability to pursue growth through acquisitions.

•

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

Risks Related to the ADSs and the Offering

•	An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

•

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

•	Techniques employed by short sellers may drive down the market price of the ADSs.

•	The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

•	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

General Risks

•

From time to time we, our current and former directors, officers, and principal shareholders, may be involved in various legal proceedings or other negative publicity, which could adversely affect our business, financial condition or results of operations.

•

Our business depends substantially on the continuing efforts of our executive officers and key technical and sales personnel, as well as our ability to maintain a skilled labor force. Our business may be materially and adversely affected if we lose their services.

•	Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Recent Developments

The following table sets forth certain selected unaudited financial data for the three months ended March 31, 2025 and 2026, which were derived from our unaudited interim financial statements for the three months ended March 31, 2025 and 2026. These selected unaudited financial data have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. They do not provide a complete presentation of our financial condition or results of operations for the three months ended March 31, 2025 and 2026, and may not be indicative of our operating results for any future period. They should be read in conjunction with, and should not be considered a substitute for, our full interim or annual financial statements and notes thereto prepared in accordance with U.S. GAAP. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included elsewhere in this prospectus for information regarding trends and other factors that may affect our results of operations.

The following table summarizes our results of operations for the periods indicated:

	For the Three Months ended March 31,
	2025	2026
	RMB	RMB	US$
	(unaudited)	(unaudited)
	(in thousands, except %)
Revenues	1,905,692	4,072,721	582,391
Cost of revenues	(1,849,397)	(3,649,515)	(521,874)
Gross profit	56,295	423,206	60,517
Net (loss) income	(68,448)	134,471	19,228
Non-GAAP adjustment:
Income tax (benefit) expense	(466)	14,138	2,022
Interest income	(15,948)	(14,852)	(2,124)
Interest expense	95,357	112,415	16,075
Foreign exchange (gain) loss , net	(1,363)	1,785	255
Depreciation and amortization	125,773	130,068	18,599
Share-based compensation	706	—	—
Adjusted EBITDA	135,611	378,025	54,055
Net (loss) income margin	(3.6)%	3.3%	3.3%
Adjusted EBITDA margin	7.1%	9.3%	9.3%

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Revenue

Our revenue increased by 113.7% from RMB1,905.7 million in the three months ended March 31, 2025 to RMB4,072.7 million (US$582.4 million) in the three months ended March 31, 2026, due to an increase in both the sales volume and selling price of our copper foil products. Sales volume of our LiB copper foil increased by 78.3% from 20,047 metric tons in the three months ended March 31, 2025 to 35,746 metric tons in the three months ended March 31, 2026, and the average selling price of our LiB copper foil increased from RMB83.8/kg to RMB105.5/kg in the same period. Our sales volume of PCB-grade copper foil saw a 6.7% increase from 2,451 metric tons in the three months ended March 31, 2025 to 2,614 metric tons in the three months ended March 31, 2026, and the average selling price of our PCB copper foil increased from RMB82.2/kg to RMB102.1/kg in the same period. This was attributable to the continued shift in our product mix toward higher-value products, driven by the successful commercialization and increasing market adoption of such products, as well as our diversified customer base comprising leading industry participants across various end markets with growing demand for our products. Copper price movements in China also had a positive impact on our revenues during the period. According to Frost & Sullivan, the average copper price in China increased by 29.0% from RMB76,173.7/metric ton in the three months ended March 31, 2025 to RMB98,252.2/metric ton in the three months ended March 31, 2026.

•

Our revenue from sales of LiB copper foil increased by 124.6% from RMB1,679.4 million in the three months ended March 31, 2025 to RMB3,772.5 million (US$539.5 million) in the three months ended March 31, 2026. The increase was primarily driven by higher processing fees, reflecting improved supply-demand dynamics as a result of increased demand for battery energy storage systems, driven by downstream growth in energy infrastructure investment, as well as a recovery in demand from the new energy vehicle sector. Other contributing factors included structural shortages of high-end products, such as ultra-thin copper foil between 4µm and 5.5µm, industry-wide price adjustments, and the continued optimization of our product mix toward a higher proportion of high-value-added products.

•	Our revenue from sales of PCB-grade copper foil increased by 32.5% from RMB201.4 million in the three months ended March 31, 2025 to RMB266.9 million (US$38.2 million) in the three months ended

March 31, 2026, primarily reflecting our strategic adjustments to business planning and product mix during the three months ended March 31, 2026. As part of these adjustments, we shifted our focus toward optimizing our product structure by increasing our emphasis on high-performance PCB-grade copper foil products, such as HDI, RTF and HVLP products, in anticipation of expected future market demand growth, particularly demand from customers for AI-related high-performance PCB and CCL applications.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit increased by 651.7% from RMB56.3 million in the three months ended March 31, 2025 to RMB423.2 million (US$60.5 million) in the three months ended March 31, 2026. Our gross profit margin increased from 3.0% in the three months ended March 31, 2025 to 10.4% in the three months ended March 31, 2026. These increases were primarily attributable to the recovery in industry demand, as steady growth in the energy storage and new energy vehicle markets supported a rebound in processing fees following the pricing pressure experienced in the prior period. In addition, the industry’s continued shift toward higher value-added products further enhanced our profitability. Sales of ultra-thin LiB copper foil, particularly products of 6µm and below, increased during the three months ended March 31, 2026, which typically command higher processing fees due to their greater technical complexity.

Net (Loss) Income

As a result of the foregoing, we recorded net income of RMB134.5 million for the three months ended March 31, 2026 (US$19.2 million), compared to net loss of RMB68.4 million for the three months ended March 31, 2025.

Adjusted EBITDA and Adjusted EBITDA Margin

We recorded adjusted EBITDA of RMB378.0 million (US$54.1 million) and adjusted EBITDA margin of 9.3% for the three months ended March 31, 2026, compared to adjusted EBITDA of RMB135.6 million and adjusted EBITDA margin of 7.1% for the three months ended March 31, 2025.

Corporate History and Structure

Prior to the restructuring described below, Shenzhen Londian Wason Holding Group Co., Ltd., or Shenzhen Londian, a company incorporated in the PRC, commenced the operation of our copper foil business through several PRC subsidiaries. In September 2022, we restructured our holding structure by incorporating LONDIAN WASON NEW ENERGY TECH INC., or Londian Wason, in the Cayman Islands as an exempted company to facilitate financing and offshore listing. In October 2022, Shenzhen Londian established Shenzhen Londian Wason New Material Co., Ltd. as an investment holding company that owns all equity interests in each of the above subsidiaries. In the same month, Londian Wason established a wholly owned subsidiary in Hong Kong, namely, Londian Wason New Energy Tech (Hong Kong) Limited, as our intermediary holding company in Hong Kong, which in turn established Londian Wason (Shenzhen) Holding Group Co., Ltd. as our wholly foreign owned subsidiary, or WFOE, in China in December 2022. Shortly thereafter, Shenzhen Londian transferred 99% of its equity interest in Shenzhen Londian Wason New Material Co., Ltd. to the WFOE and 1% of its equity interest to a third-party investor, who then transferred 0.51% of such equity interest to the WFOE in October 2023 and transferred 0.49% of such equity interest back to Shenzhen Londian and then to WFOE in October 2023. In December 2022, Londian Wason also issued ordinary shares to the offshore entities designated by then-shareholders of Shenzhen Londian in proportion to those shareholders’ then-shareholding percentage in Shenzhen Londian. For further information, see “Corporate History and Structure” included elsewhere in this prospectus.

LONDIAN WASON NEW ENERGY TECH INC. is a Cayman Islands holding company, with operations primarily conducted by its subsidiaries in China. We do not currently use, and have not used in the past, a variable interest entity structure. The following diagram illustrates our corporate structure as of the date of this prospectus:

However, our corporate structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing ADSs representing specified contractual rights relating to equity securities of a Cayman Islands holding company rather than equity securities of its subsidiaries that have substantive business operations in China.

Cash Flow through Our Organization

LONDIAN WASON NEW ENERGY TECH INC., our holding company, may transfer cash to our offshore intermediary holding entity in Hong Kong, namely Londian Wason New Energy Tech (Hong Kong) Limited, through capital injections and intra-group loans. Our offshore intermediary holding entity, in turn, may transfer cash to the wholly foreign owned subsidiary of Londian Wason in China, namely Londian Wason Shenzhen, through capital injections and intra-group loans. Similarly, Londian Wason Shenzhen may transfer cash to Shenzhen Londian Wason New Material Co., Ltd. and its subsidiaries in the PRC through capital injections and intra-group loans. Cash may also be transferred through our organization by way of intra-group transactions. If our PRC subsidiaries realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our offshore intermediary holding entity, which, in turn, may transfer cash to Londian Wason through dividends or other distributions. With necessary funds, Londian Wason may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside of the PRC. Londian Wason New Energy Tech (Hong Kong) Limited made capital contribution amounted to RMB285.7 million and RMB106.6 million (US$14.9 million) to one of our subsidiary in the PRC in 2024 and 2025, respectively, and no dividends or distributions were paid or made to U.S. investors.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among our Cayman Islands holding company and our subsidiaries is subject to internal approval. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. A single employee is not permitted to complete each and every stage of a cash transfer, but rather only portions of the whole procedure. Only the finance department is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

Under PRC laws and regulations, we are subject to restrictions on foreign exchange and cross-border cash transfers, including to U.S. investors. Our ability to distribute earnings to the holding company and U.S. investors is also limited. We are a Cayman Islands holding company and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. When any of our PRC subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, each of our PRC subsidiaries may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a PRC enterprise is required to set aside at least 10% of its after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, a PRC enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to a staff welfare and bonus fund. These reserve funds and staff welfare and bonus funds cannot be distributed to us as dividends. In addition, our PRC subsidiaries generate their revenue primarily in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to pay dividends to us. For details, see “Risk Factors—Risks Related to Doing Business in China—Statutory requirements on currency conversion may limit our foreign exchange transactions, including dividend payments on our ADSs.”

Permissions Required from the PRC Authorities for Our Operations and This Offering

Regulatory Licenses, Permits and Approvals Required for Operations

We conduct our business primarily through our PRC subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Unless otherwise described in this prospectus, as of the date of this prospectus, our PRC subsidiaries have obtained the material requisite licenses and permits from the PRC government authorities that are required for their business operations in China, including, among others, pollutant discharge license, water-taking license, radiation safety license and road transportation operation license. However, given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals for the functions and services of our platform in the future. For more detailed information, see “Risk Factors—Risks Related to Our Business and Industry—We are subject to extensive laws and regulations, including those related to environmental protection, health and safety production and construction; any failure to comply with this laws and regulations, or to obtain or maintain requisite government permits, licenses, certificates and approvals for our operations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations” and “—We face certain risks relating to the real properties that we lease or own.”

CSRC Filing and Reporting Requirements

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three working days following the submission of an application for initial public offering or listing. We have completed the requisite filing procedures with the CSRC for this offering and obtained the CSRC Notice of Filing for Overseas Offering and Listing in connection with this offering on December 12, 2025.

Cybersecurity Review

The CAC and several other departments under the State Council promulgated the Measures for Cybersecurity Review on December 28, 2021, which became effective on February 15, 2022. According to this regulation, critical information infrastructure operators, or “CIIOs,” purchasing network products and services and data processors carrying out data processing activities, which affect or may affect national security, are required to conduct cybersecurity review. On July 7, 2022, the CAC issued the Security Assessment Measures, which became effective on September 1, 2022. In accordance with the Security Assessment Measures, a data processor should apply to the CAC for a security assessment under certain circumstances, including (i) where a data processor provides important data abroad; (ii) where a critical information infrastructure operator or a data processor processing personal information of over one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC. Moreover, the Security Assessment Measures provide that for non-compliant cross-border data transfers that had been carried out before this regulation came into effect, rectification must be completed within six months from the effective date of the regulation. As of the date hereof, we have not been involved in any investigations on cybersecurity review made by the CAC, and we have not received any inquiry, notice, warning, or sanctions in such respect. We believe that these regulations are not applicable to us, and we are not required under the Cybersecurity Review Measures to apply for a cybersecurity review in connection with the contemplated listing of the ADSs on the NYSE, because we are neither a CIIO nor a data processor within the meanings of these regulations. However, as these are new regulations, there remains uncertainties as to how they will be interpreted or implemented in the context of an overseas offering. We cannot guarantee that the regulators will agree with us. For details of the associated risks, see “Risk Factors—Risks Related to Doing Business in China—Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict or completely hinder our ability to offer securities and raise capital outside China, which could adversely affect our business operations and cause the value of our securities to significantly decline or become worthless.”

Implications of the Holding Foreign Companies Accountable Act

Trading in our securities on U.S. markets, including the NYSE, may be prohibited under the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Chinese Mainland and Hong Kong, or the 2021 Determinations, including our auditor. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in Chinese Mainland and Hong Kong in the future and states that it has already made plans to resume regular inspections in the future.

The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the Chinese Mainland and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in Chinese Mainland and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA. For more details, see “Risk Factors—Risks Related to Doing Business in China—Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE, may determine to delist our securities.

Implications of Being Treated as an Emerging Growth Company until the Date on which We Consummate this Offering

As a company with less than US$1.235 billion in revenue for the fiscal year ended December 31, 2024, we qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act, at the time we initially submitted the draft registration statement. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until the date on which a private company is otherwise required to comply with such new or revised accounting standards. We have elected not to opt out of the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. See “Risk Factors—Risks Related to the ADSs and the Offering—We are being treated as an emerging growth company in connection with this offering and may take advantage of certain reduced reporting requirements.”

We no longer qualify as an emerging growth company because our total annual gross revenues for the fiscal year ended December 31, 2025 exceeded US$1.235 billion. Accordingly, we ceased to be an emerging growth company as of December 31, 2025. However, because we qualified as an emerging growth company at the time we initially submitted the draft registration statement and ceased to qualify as an emerging growth company prior to the effectiveness of this registration statement, we may continue to be treated as an emerging growth company and may continue to take advantage of certain disclosure accommodations available to emerging growth companies in connection with this offering until the earlier of: (i) the date on which we consummate this offering, and (ii) December 31, 2026, which is the end of the one-year period beginning on the date on which we ceased to be an emerging growth company. Once we are no longer treated as an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Risk Factors—Risks Related to the ADSs and the Offering—We will incur additional costs as a result of being a public company, particularly after we are no longer treated as an emerging growth company.”

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands with limited liability, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance standards applicable to U.S. domestic companies. See “Risk Factors—Risks Related to the ADSs and the Offering—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.”

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the rules of the NYSE, because Mr. Guanran Wang will be able to exercise    % of the aggregate voting power of our total issued and outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs. Under the rules of NYSE, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

Corporate Information

Our corporate headquarters is located at T1-7A, 1 Shenzhen Bay Plaza, No. 2233 South Keyuan Road, Nanshan District, Shenzhen, China. Our registered office is located at the office of Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. Our telephone number is +86-0755-2878 0010. Our agent for service of process in the United States is    , located at    . Our corporate website is    . The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, references in this prospectus to:

•	“ADSs” refer to American depositary shares, each representing of our ordinary shares;

•	“CAGR” refers to compound annual growth rate;

•

“China” or “PRC” refers to the People’s Republic of China and only in the context of describing PRC laws, regulations and other legal or tax matters in this prospectus, excludes Hong Kong, Macau and Taiwan;

•	“copper foil” refers to a thin copper film, which is a key material for manufacturing electrical and electronic devices;

•	“ESS” refers to energy storage system;

•	“EV” refers to electric vehicles;

•	“LiB copper foil” refers to copper foil components used in lithium-ion batteries;

•	“Londian Wason” refers to LONDIAN WASON NEW ENERGY TECH INC., our Cayman Islands holding company;

•	“Londian Wason Shenzhen” refers to Londian Wason (Shenzhen) Holding Group Co., Ltd., the wholly foreign owned subsidiary of Londian Wason in China;

•	“NEV” refers to new energy vehicles;

•	“ordinary shares” refer to our ordinary shares of a par value of US$0.00001 each;

•

“our PRC subsidiaries” refer to Londian Wason Shenzhen and its subsidiaries, including but not limited to Shenzhen Londian Wason New Material Co., Ltd. and Nanjing Longxin Electronic Technology Co., Ltd.;

•	“PCB-grade copper foil” refers to copper foil used in PCB and other electronic circuits;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“US$,” or “U.S. dollars” refers to the legal currency of the United States; and

•

“we,” “us,” “our company” and “our” refers to Londian Wason and its subsidiaries, including Londian Wason Shenzhen and its subsidiaries; unless otherwise specified, in the context of describing our business and operations, we are referring to the business and operations conducted by our PRC subsidiaries.

Unless otherwise noted, all conversions from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.9931 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2025. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, which are based on a report we requested Frost & Sullivan, a third-party industry research firm, to prepare and for which we paid a fee. We refer to such report in this prospectus as the Frost & Sullivan Report. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a variety of risks, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE OFFERING

Offering price range	It is currently estimated that the initial public offering price per ADS will be between US$ and US$ .

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Over-allotment option	We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional ADSs to cover over-allotments, if any, in connection with the offering.

ADSs

Each ADS represents     ordinary     shares of a par value of US$0.00001 each. The depositary, through its custodian, will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses and any taxes or other governmental charges in accordance with the terms set forth in the deposit agreement.

You may surrender and cancel your ADSs to the depositary to withdraw the underlying ordinary shares. The depositary will charge you fees for any such exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares

We will issue     ordinary shares represented by the ADSs in this offering (or     ordinary shares represented by the ADSs if the underwriters exercise their option to purchase additional ADSs in full).

All options, regardless of grant dates, will entitle holders to the equivalent number of ordinary shares once the vesting and exercising conditions on such share-based compensation awards are met. See “Description of Share Capital.”

Ordinary shares outstanding immediately after this offering	ordinary shares of a par value of US$0.00001 each, (or ordinary shares, if the underwriters exercise their option to purchase additional ADSs in full).

Use of proceeds

We expect to receive net proceeds of approximately US$    million from this offering, based on an assumed initial public offering price of US$    per ADS, which is the midpoint of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and our existing cash and cash equivalents for (i) investment in our global production expansion and upgrade, (ii) research and development on advanced technologies, efficient manufacturing processes and broader product portfolio and applications and (iii) general corporate purposes.

See “Use of Proceeds” for additional information regarding the intended use of proceeds from this offering.

[Lock-up

We[, our directors, executive officers and existing shareholders] have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of, any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.]

Listing	We intend to apply to have the ADSs listed on the NYSE under the symbol “ .” The ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2026.

Depositary	The Bank of New York Mellon.

[Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to our directors, officers, employees, business associates and related persons.]

Risk factors

See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to     additional ordinary shares to cover over-allotments, if any, in connection with the offering.

OUR SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive (loss) income and consolidated statements of cash flow data for the years ended December 31, 2024 and 2025, summary consolidated balance sheet data as of December 31, 2024 and 2025 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board Accounting Standards Codification.

Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Comprehensive (Loss) Income

The following table presents our summary consolidated statements of comprehensive (loss) income for the years presented.

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
		(in thousands)
Revenues	8,762,280	10,942,102	1,564,700
Cost of revenues	(8,382,853)	(10,215,145)	(1,460,746)

Gross profit	379,427	726,957	103,954

Operating expenses, net:
Selling and marketing expenses	(33,059)	(44,735)	(6,397)
General and administrative expenses	(253,442)	(189,025)	(27,030)
Research and development expenses	(276,409)	(334,848)	(47,883)
Other operating income	210,592	192,145	27,476

Total operating expenses, net	(352,318)	(376,463)	(53,834)

Operating income	27,109	350,494	50,120

Interest income	58,742	40,080	5,731
Interest expense	(429,165)	(373,663)	(53,433)
Foreign exchange gain, net	2,596	543	78
Others, net	(10,320)	14,401	2,059

(Loss) income before income taxes	(351,038)	31,855	4,555
Income tax benefit (expense)	58,179	(11,540)	(1,650)

Net (loss) income	(292,859)	20,315	2,905
Less: Net income attributable to non-controlling interests	1,602	977	140

Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.	(294,461)	19,338	2,765

Summary Consolidated Balance Sheet Data

The following table presents our summary consolidated balance sheet data as of the dates presented.

	As of December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands)
Total current assets	8,410,841	8,643,060	1,235,939
Total non-current assets	9,319,660	9,601,753	1,373,032
Total assets	17,730,501	18,244,813	2,608,971
Total current liabilities	10,570,156	9,540,155	1,364,223
Total non-current liabilities	1,625,765	3,137,711	448,686
Total liabilities	12,195,921	12,677,866	1,812,909
Total equity	5,534,580	5,566,947	796,062

Summary Consolidated Cash Flow Data

The following table presents our summary consolidated cash flow data for the years presented.

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(125,981)	(81,262)	(11,621)
Net cash used in investing activities	(930,923)	(727,146)	(103,980)
Net cash provided by financing activities	569,006	109,636	15,680
Net decrease in cash, cash equivalents and restricted cash	(485,656)	(690,028)	(98,672)
Cash, cash equivalents and restricted cash at the beginning of the year	3,986,087	3,500,431	500,555
Cash, cash equivalents and restricted cash at the end of the year	3,500,431	2,810,403	401,883

Selected Unaudited Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations data for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our annual consolidated financial statements. The unaudited consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our operating results for the quarters presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Selected Quarterly Results of Operations.”

	For the Three Months ended,
	March 31,	June 30,	September 30,	December 31,
	2025	2025	2025	2025
	RMB	RMB	RMB	RMB
	(unaudited)
	(in thousands)
Revenues	1,905,692	2,506,092	2,937,395	3,592,923
Cost of revenues	(1,849,397)	(2,357,137)	(2,721,179)	(3,287,432)
Gross profit	56,295	148,955	216,216	305,491
Operating expenses, net:
Selling and marketing expenses	(8,898)	(11,296)	(11,012)	(13,529)
General and administrative expenses	(40,490)	(44,685)	(44,931)	(58,919)
Research and development expenses	(60,670)	(78,951)	(89,706)	(105,521)
Other operating income	53,984	45,876	7,682	84,603
Total operating expenses, net	(56,074)	(89,056)	(137,967)	(93,366)
Operating income	221	59,899	78,249	212,125
Interest income	15,948	6,859	7,538	9,735
Interest expense	(95,357)	(81,090)	(93,678)	(103,538)
Foreign exchange gain (loss), net	1,363	320	(60)	(1,080)
Others, net	8,911	(4,243)	24,108	(14,375)
(Loss) income before income taxes	(68,914)	(18,255)	16,157	102,867
Income tax benefit (expense)	466	(7,729)	5,696	(9,973)
Net (loss) income	(68,448)	(25,984)	21,853	92,894
Less: Net income (loss) attributable to non-controlling interests	407	(803)	1,389	(16)
Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.	(68,855)	(25,181)	20,464	92,910

Non-GAAP Financial Measures

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands, except %)
Net (loss) income	(292,859)	20,315	2,905
Net (loss) income margin	(3.3)%	0.2%	0.2%
Adjusted EBITDA	502,824	868,851	124,244
Adjusted EBITDA margin	5.7%	7.9%	7.9%

For additional information about these non-GAAP measures, including a reconciliation of each of adjusted EBITDA and adjusted EBITDA margin to its most directly comparable financial measure calculated in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business is affected by the market demand for products that many of our major customers sell, and any decline in the businesses of our customers could reduce the purchase of our products by these customers and materially and adversely affect our business, prospects, financial condition and results of operations.

Our copper foil is utilized in electric vehicles, or EVs, energy storage systems, or ESSs, and a broad spectrum of other downstream applications that our customers serve such as communication and consumer electronics. Any reduced market demand in these industry sectors may result in a decline in the businesses of our customers, and may, in turn, reduce the purchase of our copper foil. For instance, the automotive market in the PRC, especially the EV market, is relatively new and evolving rapidly. While the EV market has undergone significant growth in the past few years, notwithstanding the slight reduction in growth attributable to the impact from the COVID-19 and the reduction of government subsidies, there is no assurance that it can continue to grow as rapidly. The laws and regulations governing the EV industry in the PRC are still at a nascent stage and subject to further changes and interpretations. The technology of EV battery may continue to rapidly iterate or develop, which may render the current technology obsolete and adversely affect the demand for certain materials that are currently used in EV battery. If the market for EVs does not develop as we expect or develops more slowly than we expect, our customers’ business will be affected, and their purchase of our LiB copper foil may be reduced, due to any change in their manufacturing or business operations. Furthermore, we may continue to experience a decrease in our revenue from the sales of PCB-grade copper foil, due to reduced demand for computers, communication equipment and consumer electronics. Such reduced demand for our copper foil in the downstream industry sectors could materially and adversely affect our business, prospects, financial condition and results of operations.

Past growth may not be indicative of future growth.

Historically, the industry has experienced substantial growth through organic market share gains, technological innovation, new product offerings, and increased demand for thinner copper foil products with a higher selling price per metric ton. Our total sales volume of LiB copper foil increased by 24.4% from 90,034 metric tons in 2024 to 111,985 metric tons in 2025. Our various business strategies and initiatives, including our growth initiatives, are subject to business, economic, overall market growth, and competitive uncertainties and contingencies, many of which are beyond our control. In the future, we may not be able to:

•	acquire new customers, retain existing customers or grow or maintain our share of the market;

•	penetrate into new markets or successfully execute our business strategies;

•	maintain the high quality of our products, identify and develop new products that meet the rapidly evolving customers’ demand and expectations;

•	keep pace with evolving technologies and industry standards, which could cause our products to become uncompetitive or obsolete;

•	generate sufficient cash flows to support expansion plans and general operating activities;

•	maintain our net income margin or continue to be profitable;

•	obtain financing for our growth initiatives;

•	maintain an amicable relationship with, or secure support from, our shareholders;

•	maintain favorable supplier and customer arrangements and relationships;

•	maintain customer satisfaction and relationships; or

•	adapt to evolving legal and regulatory standards that may adversely affect our industry or downstream businesses.

Moreover, our net income margin and profitability may be adversely affected by a number of factors that are beyond our control, including reduced demand in the downstream markets (such as batteries and EVs), increased competition, or changes in technology trends that make our product mix no longer profitable. Meanwhile, we expect our costs and expenses to continue to increase in the future. We also expect to continue to invest in our production facilities as well as research and development. There is no assurance that we will be able to maintain sufficient revenue to offset our operating expenses on an ongoing basis. Any failure to increase revenue or to manage our costs would prevent us from achieving or maintaining profitability, which would cause our business, financial condition, and results of operations to suffer. Additionally, if we are not able to continue to compete in our markets and grow our business, our business, financial condition, results of operations and cash flows could be adversely affected.

The loss of, or a significant reduction in orders from, certain group of large customers would significantly reduce our revenue and harm our results of operations.

Historically, our revenue generated from our five largest customers accounted for 58.2% and 63.6% of our total revenue in 2024 and 2025, respectively. In 2024 and 2025, sales to customers that individually exceeded 10% of our revenue accounted for 47.4% and 41.2%, respectively, of our revenue. We expect that sale of our products to a certain group of large customers will continue to have a material impact on our results of operations in the foreseeable future. Our concentration of sales to a certain group of large customers makes our relationship with each of these customers important to our business. Our success is dependent on retaining these customers, which requires us to successfully manage relationships with, as well as anticipate, promptly react to and fulfill the emerging needs of, our customers. We cannot assure you that we will continue to generate significant revenue from these customers, that we will be able to maintain these customer relationships, or that none of these customers may shift their purchases to our competitors in the future. The loss of one or more of our largest customers, any material cancelation, reduction, or delay in purchases by these customers, or our inability to successfully develop relationships with additional new customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Furthermore, we made sales of an aggregate of approximately 20,915 and 65,908 metric tons of copper foil in 2024 and 2025, respectively, pursuant to our long-term sales contracts with certain customers. However, we cannot assure you that such customers will increase their purchase period by period, or at all, under such long-term contracts. The volumes of copper foil purchased by customers under these contracts in any given period and the timing and amount of revenue we recognize in such period may fluctuate. As a result, the revenue we recognize from sales under these contracts from period to period may vary, and such variance could have a material adverse effect on our results of operations.

We face intense competition in copper foil product markets. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations would be materially and adversely affected.

The markets for copper foil products are intensely competitive, with multiple participants competing for the same customers. For example, the five largest manufacturers contributed to an aggregate of 26.7% of the global sales volume of electrolytic copper foil in 2023. In the LiB copper foil market, we compete with domestic and international copper foil manufacturers such as DEFU, Jiayuan Technology, SK Nexilis, Lotte Energy Material

and Solus Advanced Material in a continuously evolving market. In the PCB-grade copper foil market, our competitors include international manufacturers such as Mitsui-Kinzoku and Nippon Mining Holdings, as well as companies with operations in China such as NOUYA Chang Chun and TongGuan.

Our current and potential competitors may have greater financial and other resources, a larger customer base, better access to raw materials, stronger research and development capabilities, a larger pool of experienced professional, greater attraction to personnel and greater economies of scale than we do. Some of our competitors may also resort to price competition to sustain or gain market share and manufacturing capacity utilization. Furthermore, due to the growth in demand for copper foil products, there may be significant consolidation in our industry among our competitors, and we also expect new entrants to this market in the future. The key barriers to entry into our industry at present consist of strong research and development capabilities, advanced technology and equipment, strong financial position to make capital investment, the ability to attract personnel, quality customer resources, mass production capacity and international platform. If these barriers disappear or become more easily surmountable, new competitors may successfully enter our industry. The entrance of new competitors into the industry may adversely affect our profitability in circumstances where capacity utilization in the industry is increasing, as well as result in loss of our market share and increased price competition, which could adversely affect our business, financial condition, results of operations and prospects.

Our future success depends on developing, manufacturing and attaining market adoption of new products. Even if we are able to attain significant market acceptance of our planned or future products, the commercial success of these products is not guaranteed.

Our future success will depend substantially on our ability to develop, manufacture and effectively and profitably market and sell our planned and future new products, as well as the market acceptance and downstream applications of these products, which are beyond our control. We must continue to develop and bring to market innovative products, which requires hiring and retaining technical staff, maintaining and upgrading manufacturing facilities and equipment and expanding our intellectual property rights. We must also identify emerging technological and other trends in our target end markets as well as understand and promptly react to potential regulatory changes. The failure to effectively launch competitive products, services, organization, workforce and sales strategies could have a material adverse effect on our business, financial condition, results of operations and cash flows. Even if we are able to achieve or maintain significant market acceptance, the commercial success of our planned or future products or services is dependent on a number of additional factors. Successful growth of our sales and marketing efforts will depend on the strength of our marketing infrastructure, the capabilities of our sales and marketing team, the effectiveness of our sales and marketing strategies as well as the continued quality, reliability and innovation of our products. Our ability to satisfy product demand driven by our sales and marketing efforts will be largely dependent on the ability to maintain a commercially viable manufacturing process that is compliant with legal and regulatory standards. Failure to manufacture, market and sell our planned or future products could have a material adverse effect on our business, financial condition, and results of operations.

Technological changes could render our products uncompetitive or obsolete, which could reduce our market share, revenue and profit.

The copper foil industry is characterized by evolving technologies and industry standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as 6µm high-strength LiB copper foil and hyper very low profile (HVLP) copper foil. Other companies may develop production technologies enabling them to produce copper foil that could better meet the market demand at a lower cost than our products. Technologies developed or adopted by others may prove more advantageous than ours for the commercialization of copper foil products and may render our products obsolete. Additionally, alternative technological pathways that serve the same end customers, such as sodium-based batteries and solid-state batteries, can make lithium-based batteries obsolete or serve as competitive alternatives for lithium-based batteries, thus affecting the demand of copper foil. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances and effectively compete in the future. Our failure to further refine and enhance our products or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could in turn reduce our market share and cause our revenue and profit to decline.

Our research and development initiatives may fail to enhance manufacturing efficiency or quality of our products.

We are making efforts to improve our manufacturing processes and efficiency and quality of our products. To pioneer in technological innovation in the industry, we plan to focus our research and development efforts on developing new categories of copper foil and cutting-edge manufacturing technologies, as well as improving existing manufacturing technologies and processes to address the urgent product design needs of our customers. In addition, we undertake research and development to enhance the quality of our products. We cannot assure you that such efforts will yield satisfactory results at a reasonable cost and improve the efficiency of manufacturing processes or yield products with expected quality. In addition, the failure to realize the intended benefits of our research and development initiatives could limit our ability to keep pace with rapid technological changes, which in turn would hurt our business and prospects.

Our failure to successfully execute our business expansion plans would have a material adverse effect on the growth of our sales and earnings.

Our future success depends, to a large extent, on our ability to expand our production capacity. We plan to establish factories in North America and Southeast Asia to capture rapid-growing local demands. Our expansion has required and will continue to require substantial capital expenditures, significant engineering efforts, timely delivery of manufacturing equipment and dedicated management attention, and is subject to significant risks and uncertainties, including:

•

in order to finance our production capacity expansion, we may need to continue to contribute significant additional capital to our operating subsidiaries through bank borrowings or the issuance of our equity or debt securities, which could be dilutive to our existing shareholders. Such capital contributions would also require PRC regulatory approvals or registrations in order for the proceeds from such issuances to be remitted to our operating subsidiaries, which approvals or registrations may not be granted in a timely manner or at all;

•

in order to support our production capacity expansion, we may be required to recruit, train and retain additional qualified personnel and maintain a sufficient workforce while controlling our labor costs;

•

we will be required to obtain government approvals, permits or documents of similar nature with respect to any acquisitions or new expansion projects, and we cannot assure you that such approvals, permits or documents will be obtained in a timely manner or at all;

•

we may experience cost overruns, construction delays, equipment problems, including delays in manufacturing equipment deliveries or deliveries of equipment that does not meet our specifications, and other operating difficulties;

•

we are using new equipment and technology for our copper foil production and to lower our unit capital and operating costs, but we cannot assure you that such new equipment and technology will perform as we anticipate; and

•	we may not have sufficient management resources to properly oversee capacity expansion as currently planned.

Any of these or similar difficulties could significantly delay or otherwise constrain our ability to undertake our capacity expansion as currently planned, which in turn would limit our ability to increase sales, reduce marginal manufacturing costs or otherwise improve our prospects and profitability.

In addition, we may have limited access to financing in order to fund working capital requirements, or may have to adjust the terms of our contracts with our suppliers or customers to accommodate their requests, or our suppliers and customers may be unable to perform their obligations under our existing contracts with them. Furthermore, we may be unable to secure new sales contracts, raw materials and equipment required for our production. The occurrence of any of these events would affect our ability to achieve economies of scale and higher utilization rates, which may in turn hinder our ability to expand our production capacity as planned.

Volatility in the price of copper and other raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.

We have established long-term relationships with some of our copper suppliers with a pricing mechanism based on monthly average copper price, and to a lesser extent, through spot market purchases. In recent years, the price of copper has fluctuated widely. We endeavor to pass along price variations to our customers. To the extent we may not be able to pass substantially all of the increased costs and expenses onto our customers, our net income margin, results of operations and financial condition may be materially and adversely affected.

In addition, we expect that the price of copper may become increasingly volatile, making our procurement planning challenging. For example, if we refrain from entering into more fixed-price, long-term supply contracts, we may miss opportunities to secure long-term supplies of copper at favorable prices if the price of copper increases significantly in the future. On the other hand, if we enter into more fixed-price, long-term supply contracts, we may not be able to renegotiate or otherwise adjust the purchase prices under such long-term supply contracts if the price declines. In each case, our business, financial condition and results of operations may be materially and adversely affected.

Our dependence on a limited number of suppliers of copper and other raw materials could prevent us from delivering our products in a timely manner to our customers in the required quantities, which may result in order cancelations, decreased revenue and loss of market share.

We rely on a limited number of raw material suppliers for the raw materials needed for our production. Copper is the primary raw material used in our manufacturing. In 2024 and 2025, purchases of copper accounted for 94.8% and 95.3% of our total raw material purchase amount, respectively. In the same periods, our five largest copper suppliers supplied in the aggregate 79.9% and 74.8%, respectively, of our total purchases by value. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products, our products may only be available at a higher cost or after a long delay, or we could be prevented from delivering our products to our customers in the required quantities, at competitive prices and on acceptable terms of delivery. Problems of this kind could cause us to experience order cancelations, decreased revenue and loss of market share and we may incur liabilities to our customers. In general, the failure of a supplier to comply with their contractual obligations, supply copper and other raw materials that meet our quality, quantity and cost requirements in a timely manner due to lack of supplies or other reasons, could impair our ability to manufacture our products or could increase our costs, particularly if we are unable to obtain these materials and components from alternative sources in a timely manner or on commercially reasonable terms. Any disruption in the supply of copper or other significant raw materials to us may adversely affect our business, financial condition and results of operations.

Our dependence on a limited number of third-party suppliers for key manufacturing equipment could prevent us from the timely fulfillment of customer orders and successful execution of our expansion plan.

We rely on a limited number of equipment suppliers for certain manufacturing equipment, such as cathode drums and cathode drum surface grinding device. We also expect to rely on them to provide a substantial portion of the principal manufacturing equipment contemplated in our expansion plan. We have entered into contracts with these and other equipment manufacturers to purchase additional equipment from them for our planned expansion.

If we fail to develop or maintain our relationships with these and other equipment suppliers, or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of their equipment or spare parts to us, including due to natural disasters, adverse changes in international trade policies and rising political tensions, or failure to otherwise supply equipment or spare parts according to our requirements, an alternative supplier may not be available to us when needed or may not be in a position to satisfy our quality or production requirements on commercially reasonable terms, including price. As a result, the implementation of our expansion plan may be interrupted and our production could be adversely affected.

Increases in electricity costs or shortage or disruption of electricity supply may adversely affect our operations.

We consume a significant amount of electricity in our operations. Electricity prices in China have increased in the past few years. Moreover, with the rapid development of the PRC economy, demand for electricity has continued to increase. There have been shortages or disruptions in electricity supply in various regions across China, especially during peak seasons, such as the summer, or when there are severe weather conditions. Although we have not experienced any production disruption at our facilities due to power blackouts, any disruption in the power supply in the future could result in the loss of an entire production run and cause us to incur additional costs. We cannot assure you that there will not be further disruptions or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future production requirements.

In addition, continuous changes in government policies, including goals of carbon peak and carbon neutrality introduced by the Chinese government, may adversely affect the prices and supply of energy and utilities that are required in our production. Increases in electricity costs, shortages or disruptions in electricity supply may significantly disrupt our normal operations, cause us to incur additional costs and adversely affect our profitability.

Failure to achieve satisfactory production volumes or desired quality of our products could result in lost sales, reduced market acceptance of our products, increased costs and damage to our reputation.

The production of copper foil involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. We have from time to time experienced lower-than-anticipated manufacturing output during the upgrade and transformation of production lines. As we bring additional lines or facilities into production, we may operate at less than intended capacity during the ramp-up period. This would result in higher marginal production costs and lower-than-expected output, which could have a material adverse effect on our results of operations.

Our success depends on our customers’ confidence that we can provide reliable, consistently high-quality products. Any defects or errors in the manufacturing process could also result in our inability to deliver products that meet the desired quality standards of our customers. Such problems or failures may subject us to claims from our customers, reduce the market acceptance of our products, and adversely affect our reputation, business, financial condition and results of operations.

We require a significant amount of cash to fund our operations and business expansion; if we cannot obtain additional capital on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

We require a significant amount of cash to fund our operations. We will also need to raise funds for the expansion of our production capacity and other investing activities, as well as our research and development activities in order to remain competitive.

As of December 31, 2025, our current liabilities exceeded our current assets by RMB897.1 million (US$128.3 million). We suffered from net working capital deficiency that raises substantial doubt about our ability to continue as a going concern. We have implemented plans and improved our financial position by controlling discretionary capital expenditures and operational expenses and securing additional financing. In addition, we have obtained financial support from our major shareholder. As a result of the above, the substantial doubt regarding our ability to continue as a going concern has been alleviated. For details, see Note 2 to the consolidated financial statements, which are included elsewhere in this prospectus. We will continue to seek additional financings but we cannot assure you that our efforts will be successful. In addition, future acquisitions, expansions, market changes or other developments may cause us to require additional funds. Our ability to obtain external financing is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	the state of global credit markets;

•	general market conditions for financing activities by companies in our industry;

•	the value of our products and equipment in the case of a secured financing; and

•	economic, political and other conditions in China and elsewhere.

If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may be materially and adversely affected.

We are exposed to the credit risk of our contract counterparties, including the customers for our products, and any material nonpayment or nonperformance by our customers could adversely affect our financial results and cash generated from our operations.

We sell our products to certain customers on credit terms and allow them to delay payments of the full purchase price for a certain period of time after delivery of our products. As of December 31, 2024 and 2025, 66.8% and 64.1% of our total trade debtors, respectively, were due from our five largest customers. Credit sales to our customers increased and may continue to increase our working capital requirement, which may negatively impact our short-term liquidity. Although we have been able to maintain adequate working capital primarily through cash generated from shareholder financing activities, bank loans and other borrowings, and cash generated from our operating activities, we may not be able to continue to do so in the future and may need to secure additional financing for our working capital requirements. If we fail to secure additional financing on a timely basis or on terms acceptable to us, our financial conditions, results of operations and liquidity may be adversely affected. In addition, we are exposed to the credit risk of our customers to which we have made credit sales in the event that any of such customers becomes insolvent or bankrupt or otherwise does not make payments to us on time.

Our credit procedures and policies may not be adequate to fully eliminate counterparty credit risk. If we fail to adequately assess the creditworthiness of existing or future customers, or if their creditworthiness deteriorates unexpectedly, any resulting nonpayment or nonperformance by them could have an adverse impact on our results of operations, business and financial position, and cash generated from our operations.

Our international expansion is subject to various risk.

While we primarily operate in China, we have been preparing for a global expansion to meet the global production needs of our customers. International expansion may expose us to additional risks, including:

•	changing global environment, including changes in U.S. and international trade policies;

•	challenges associated with relying on local partners in markets that we have limited experience in or are not familiar with us, including joint venture partners to help us establish our business;

•	difficulties in managing operations in new regions, including complying with the various regulatory and legal requirements;

•	different approval or licensing requirements;

•	recruiting sufficient suitable personnel in new markets;

•	challenges in providing products as well as support in these new markets;

•	challenges in attracting business partners and customers;

•	potential adverse tax consequences;

•	foreign exchange losses;

•	limited protection for intellectual property rights;

•	inability to effectively enforce contractual or legal rights; and

•	local political, regulatory and economic instability or wars, civil unrest and terrorist incidents.

If we are unable to effectively avoid or mitigate these risks, our ability to expand our business internationally will be affected, which could have a material adverse effect on our business, financial condition, results of operations and prospects. As we further expand into the international market, we are increasingly subject to additional legal and regulatory compliance requirements, including local licensing and periodic reporting obligations. We may inadvertently fail to comply with local laws and regulations; and any such violation could subject us to regulatory penalties, such as revocation of licenses, which would in turn harm our brand, reputation, business operation and financial results. Although we have policies and procedures in place to enhance compliance with local laws and regulations, there can be no assurance that our employees, contractors, or agents will stay compliant with these policies and procedures.

In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment and other obligations under our outstanding debt, which may have a material adverse effect on our operations and financial condition.

The terms of our indebtedness restrict our current and future operations, particularly our ability to respond to change or to take certain actions.

The agreements governing our outstanding indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to:

•	incur additional indebtedness;

•	create liens on assets;

•	declare or pay certain dividends and other distributions;

•	make certain investments, loans, guarantees or advances;

•	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, certain borrowing agreements between our PRC operating subsidiaries with certain commercial banks in China contain financial covenants requiring such subsidiaries to maintain a debt-to-asset ratio of not more than 0.8 during the specified periods described therein. These restrictions could impede our ability to operate our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. A breach of such covenants could result in an event of default unless we obtain a waiver to avoid such default. If we are unable to obtain a waiver, such a default may allow our creditors to accelerate the related debt and may result in the acceleration of, or default under, any other debt to which a cross-acceleration or cross-default provision applies. In the event our lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

We may not be able to manage our inventories effectively, which may affect our operations and financial results.

Our business and financial condition depend on our ability to effectively manage our inventories, which may be subject to changing market conditions. In order to successfully manage our inventories, we must estimate demand from our customers and produce products that substantially correspond to that demand. If we overestimate demand and thus produce too much of a particular product, we face a risk of inventory obsolescence, leaving us with inventory that we cannot sell profitably or at all. In addition, we may have to write down such inventory if we are unable to sell it for its recorded value. For example, we recorded inventory write-downs of RMB4.5 million and nil in 2024 and 2025, respectively. Conversely, if we underestimate demand and produce insufficient quantities of a product, we may be unable to satisfy customer demand on a timely basis, which may lead to damage to our brand and customer relationships, and adversely affect our revenue and operating results.

We had a net operating cash outflow in the past and may need to raise additional funds to finance operations.

We had a net operating cash outflow of RMB126.0 million and RMB81.3 million (US$11.6 million) for the years ended December 31, 2024 and 2025, respectively. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund our operations. We may also be required to raise additional funds through the issuance of equity or debt securities. We recorded a net operating cash outflow for the year ended December 31, 2025, and there can be no assurance that we will be able to maintain a positive cash flow from our operations, or that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable or acceptable to our company. If we are unable to secure such additional financing in a future time, it may have a material adverse effect on our business, and we may have to limit operations in a manner inconsistent with our development and commercialization plans. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

Misconduct by our employees during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the quality of our products and services and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that all of our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engages in any misconduct, illegal or suspicious activities, including fraud, negligence, vandalism, embezzlement or misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct.

We may be exposed to liabilities under various anti-bribery, anti-corruption or sanction laws and regulations. Any determination that we, our employees or our business partners have violated these laws and regulations could have an adverse effect on our business or our reputation.

We, and our business partners, are subject to anti-bribery, corruption, sanction and anti-money laundering obligations under applicable laws and regulations. If we, due to either our own deliberate or inadvertent acts or those of our employees or business partners, fail to comply with applicable anti-corruption laws, our reputation could be harmed and we could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have an adverse effect on our business, including our financial condition, results of operations, cash flows and prospects.

Our policy mandates strict compliance with applicable trade laws applicable to our products. Nonetheless, our policies and procedures may not always protect us from actions that would constitute a violation of applicable laws. We may suffer reputational damage if certain of our products are sold through any intermediaries to any sanctioned entities or entities operating in sanctioned countries. Any such improper actions could subject us to civil or criminal penalties, including material monetary fines, and could damage our reputation and business prospects.

We are subject to extensive laws and regulations, including those related to environmental protection, health and safety production and construction; any failure to comply with these laws and regulations, or to obtain or maintain requisite government permits, licenses, certificates and approvals for our operations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.

Our operations are subject to various laws and regulations, including those related to environmental protection, health and safety production and construction, and we are required to obtain and maintain valid permits, licenses, certificates and approvals from various governmental authorities for manufacturing copper foil. If we fail to comply with any of the regulations or meet any of the conditions required for the maintenance of our permits, licenses, approvals and certificates, our permits, licenses, approvals and certificates could be temporarily suspended or even revoked, or the renewal thereof, upon expiry of their original terms, may be delayed or rejected, which could materially and adversely impact our business, financial condition and results of operations. Any adverse publicity in this regard may also harm our reputation.

Specifically, with respect to construction, we are required to obtain planning and construction permits before commencement of building production facilities, and we are prohibited from commencing commercial operations of our manufacturing facilities until we have obtained the relevant approvals from governmental authorities under applicable laws and regulations, including those related to environmental protection. With respect to environmental protection, we generate, use and store sulfuric acid, hydrochloric acid, acetone, nitric acid and other dangerous chemicals, as well as wastes such as waste electrolyte, filter residue containing copper during our manufacturing processes, and are subject to a variety of government regulations related to the use, storage and disposal of such hazardous chemicals and waste. We are also required to resubmit an application for the approval of any change in the production capacity approved in the initial environmental impact assessment. In the past, there has been circumstance where the actual production capacity of certain manufacturing facility differs from the production capacity approved in the initial environmental impact assessment. While the competent environmental agency determines that this difference is due to a change in our production structure, and does not constitute a violation of the environmental impact assessment, there is still the possibility that other competent government authorities may view it as a violation where the actual production capacity exceeds the approved production capacity. We may face risks such as suspension of production or fines. With respect to health and safety protection, we have adequate systems and related training in place. However, we cannot assure you that accidents or other risk related to workplace injuries and occupational safety will not arise during our production activities or during the construction of production facilities. If a workplace accident occurs, we will not only be required to pay compensations and damages, but also be subject to penalties from regulatory authorities, including fines, suspension of relevant operation and construction, and even revocation of permits, licenses or approvals that are required for our operation and construction. Currently, a few production lines of certain PRC operating subsidiaries are undergoing the process of meeting the inspection criteria for production safety and occupational disease prevention. If we fail to complete these assessments or inspections, we may be required to suspend relevant productions and subject to fines.

Moreover, we are subject to periodic inspections, examinations, inquiries and audits by regulatory authorities and may be subject to suspension or revocation of the relevant permits, licenses, approvals or certificates, or fines or other penalties due to any non-compliance identified as a result of such inspections, examinations, inquiries and audits. We cannot assure you that we will be able to maintain or renew our existing permits, licenses, approvals and certificates or obtain future permits, licenses, approvals and certificates required for our continued operation on a timely basis or at all. In the event that we fail to comply with applicable laws and regulations or fail to maintain, renew or obtain the necessary permits, licenses, approvals or certificates, our qualification to conduct various businesses may be adversely impacted. Furthermore, any changes or amendments to such laws or regulations may cause us to incur additional compliance costs, capital expenditures and costs incurred to upgrade or modify our facilities, which we may not be able to pass on to customers, or other obligations or liabilities, which could decrease our capital and our ability to pursue developments in other areas. This in turn could result in delay in, or suspension of, relevant manufacturing or business operation activities, which could adversely and materially affect our business, results of operations, financial condition and prospects.

We have limited insurance coverage and may incur losses resulting from product liability claims.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into lithium-ion batteries, PCBs and other downstream products, it is possible that users could be injured or killed by devices that use our products, whether as a result of product malfunctions, defects, improper installations or other causes. Due to our limited operating history, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make substantial payments. We carry limited product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us.

Product manufacturing failure or disruptions, including as a result of catastrophic and other events beyond our control, could cause us to be unable to meet customer demands or increase our costs.

If operations at any of our manufacturing facilities were to be disrupted as a result of significant equipment failures, natural or man-made disasters, earthquakes, power outages, fires, explosions, terrorism, adverse weather conditions, labor disputes, public health epidemics such as COVID-19 or other catastrophic events or events outside of our control, we may be unable to fill customer orders and otherwise meet customer demand for our products. As a result, any of such events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Following the outbreak of COVID-19, restrictions and disruption of transportation, including port closures and increased border controls or closures, have resulted in higher costs and extended delivery time, for shipping products to customers. Certain of our suppliers also faced challenges and had to adjust the regular delivery schedule of a small portion of raw materials we required. While our business, financial condition and results of operations had not been materially and adversely affected during the outbreak of COVID-19, COVID-19 itself has caused a global economic slowdown that may last for a potentially extended duration. Deteriorating economic and political conditions caused by COVID-19, such as increased unemployment, decreased capital spending, declines in consumer confidence, or economic slowdowns or recessions, could cause a decrease in market demand in downstream industry, and thereby harm our business. Prolonged or worsened COVID-19 or any other adverse public health developments could lead to a material adverse effect on our business, financial condition and results of operations and cash flows.

Additionally, our manufacturing process involves complex and dangerous processes, requiring production in a controlled environment. As a result, our operations are subject to manufacturing risks, including, among others, the failure to achieve an acceptable success rate in the manufacturing of our products, and accidents associated with the use of hazardous, toxic or flammable raw materials and intermediate products. Interruptions in production, in particular at our manufacturing facilities, could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders. In addition, we do not carry any business interruption insurance. Even if we decide to take out business interruption coverage, such insurance available in China offers limited coverage compared with that offered in many other countries. Any business interruption could result in substantial losses and diversion of our resources and materially and adversely affect our business, financial condition and results of operations.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to adapt to or comply with the evolving expectations and standards on environmental, social and governance matters from investors and the PRC government may adversely affect our business, financial condition and results of operations.

The PRC government and public advocacy groups have been increasingly focused on environmental, social and governance, or ESG, issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their perception and assessment of a company’s ESG practices. The environmental impact of copper foil manufacturing practices, such as water pollution, wastes and emissions, may subject us to further scrutiny with respect to ESG-related issues. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of the ADSs could be materially and adversely effected.

We face certain risks relating to the real properties that we own or lease.

Pursuant to PRC Land Administration Law, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of Natural Resources Ministry. Land use right is established at the time of registration. Occupying land illegally for construction without obtaining approval shall be ordered by the natural resources administrative department to return the illegally occupied land. The newly constructed buildings and other facilities on the illegally occupied land shall be confiscated and a fine shall be imposed simultaneously. As of the date of this prospectus, we have not acquired land use rights for part of land we have occupied, which may affect our future use of land.

In addition, under PRC laws, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. We have not fully complied with certain construction requirements under PRC laws and regulations, such as engaging in construction without obtaining the permit for a planned construction project, which may expose us to potential monetary fines. We cannot apply for real estate licenses before obtaining the above permit.

Under PRC laws, construction or expansion of a building or a production facility is subject to various permits and approvals from different government authorities, including the environmental impact assessment procedure, the energy conservation review, the “three simultaneities” requirements for safety facilities, and “three simultaneities” requirements for the prevention and control of occupational diseases. As of the date of this prospectus, some of our construction projects failed to obtain all construction procedures. We are taking remedial measures necessary to obtain the requisite approvals and permits and follow the requisite requirements. However, we may not be able to obtain such approvals and permits or follow the requisite requirements in a timely manner or at all. If for any reason the relevant government authorities in China determine that we are not in compliance with PRC laws and regulations, we may be required to pay fines or we may be ordered to suspend our construction in progress.

Some of the ownership certificates or other similar documents evidencing ownership of certain leased properties have not been provided to us by the relevant lessors. There is a risk that such lessors may not be entitled to lease the relevant real properties to us. Therefore, the relevant lease agreements might be deemed unenforceable in accordance with relevant laws and regulations, and we could be forced to vacate these properties and relocate. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate the affected operations in a timely manner, our business operations and financial condition may be adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We have developed various production process related know-how and technologies in the production of our products. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of research and development programs with a view to develop techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights arising out of these research and development programs will be crucial in maintaining our competitive edge in the industry.

We rely on a combination of patents, trademarks, copyrights, trade secrets and confidentiality agreements to protect our proprietary rights. As of December 31, 2025, we had 634 patents (including 50 invention patents), 168 pending patent applications, and 11 registered trademarks in China. We rely on a combination of trademark, copyright and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our intellectual proprietary rights. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

There can be no assurance that our application for the registration with competent government authorities of intellectual property rights related to our current or future business will be approved, or our intellectual property rights will not be challenged or circumvented by third parties, or found by the relevant governmental or judicial authority to be invalid or unenforceable, or that our intellectual property will be sufficient to provide us with competitive advantages. From time to time, we may encounter difficulties registering our trademarks or other intellectual properties or have disputes with third parties regarding our intellectual properties. If the relevant intellectual properties could not be registered, we may fail to prevent others from using such intellectual properties, and our business, financial condition and results of operations may be materially and adversely affected.

Due to the enforcement of laws and regulations relating to intellectual property requires meeting procedural requirements and incurs costs, protection of intellectual property rights by laws may be time-consuming and costly, and we may not be able to achieve our desired results. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. Potential unauthorized disclosure or misappropriation of our intellectual property may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology, which will harm our competitive edge, and materially and adversely affect our business, financial condition and results of operations. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, as our patents may expire and may not be extended and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

We may need to defend ourselves against infringement or misappropriation claims by third parties, which may be time-consuming and, if determined adversely to us, could cause us significant damage awards.

Our success depends on our ability to use and develop our technology and know-how and to manufacture and sell our copper foil products without infringing the intellectual property or other rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to copper foil technology patents involve complex scientific, legal and factual questions and analyzes and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, or require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our directors, officers and principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Mr. Guanran Wang, our chairman and co-chief executive officer, beneficially owns 46.1% of the total voting power of our outstanding ordinary shares as of the date of this prospectus, and will beneficially own    % of the total voting power of our outstanding ordinary shares immediately upon completion of this offering, assuming the underwriters do not exercise their over-allotment option. Mr. Guanran Wang and our other directors and officers have and will continue to have substantial influence over our business, including significant corporate actions such as change of directors, mergers, change of control transactions and other significant corporate actions.

In addition, our directors, officers, and principal shareholders may take actions that are not in the best interest of us or our other shareholders. For instance, they could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other shareholders. The concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by shareholders, including those who purchase ADSs in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise.

Certain facts, forecasts and statistics contained in this prospectus are derived from a third-party report and publicly available official sources and they may not be reliable.

Certain facts, forecasts and other statistics contained in this prospectus relating to China, the PRC economy and the industry in which we operate have been derived from various official government publications or other third-party reports. We have taken reasonable care in the reproduction or extraction of the official government publications or other third-party reports for the purpose of disclosure in this prospectus, however, we cannot guarantee the quality or reliability of such source materials. They have not been prepared or independently verified by us, the underwriters or any of their respective affiliates or advisers and, therefore, we make no representation as to the accuracy of such statistics, which may not be consistent with other information compiled within or outside the PRC. Due to possibly flawed or ineffective collection methods or discrepancies between published information and market practice, such statistics in this prospectus may be inaccurate or may not be comparable to statistics produced with respect to other economies. Further, there is no assurance that they are stated or compiled on the same basis or with the same degree of accuracy as the case may be in other jurisdictions. In all cases, investors should give consideration as to how much weight or importance they should attach to or place on such facts.

Economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without actual economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act of the Cayman Islands, or the Substance Act, came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for our company, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.

Risks Related to Doing Business in China

Our and our subsidiaries’ operations in China are governed by PRC laws and regulations, and risks and uncertainties with respect to the PRC legal system could adversely affect us. Rules and regulations in China can change quickly with little advance notice. The PRC government may intervene with or influence our and our subsidiaries’ operation at any time. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such actions could significantly limit or completely hinder our ability to list on a U.S. or other foreign exchanges or to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Most of our operating entities are incorporated under and governed by the laws of the PRC. Our and our subsidiaries are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules and enforcement of these laws, regulations and rules involves uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims, which may be exploited by third parties through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us. Furthermore, administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations at any time. The PRC regulatory authorities have recently published new policies that affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future further release regulations or policies regarding our industry that could adversely affect our business, results of operations, financial condition and prospects. Furthermore, the PRC regulatory authority has also recently published new regulations and guidance to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any restrictive action, once taken by the PRC regulatory authority, could significantly limit or completely hinder our ability to list on a U.S. or other foreign exchanges or to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. We cannot assure you that we will be able to comply with these new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, results of operations, financial condition and prospects, as well as the value of the ADSs.

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

Laws regulating foreign investment in China include the PRC Foreign Investment Law, or the PRC FIL, and the Regulation on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, both effective from January 1, 2020. The PRC FIL specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list,” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry and/or disallow our holding company structure in the future, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, our ability to raise capital and the market price of the ADSs. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of the ADSs you invest in may significantly decline or become worthless.

Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could have a material adverse effect on our business, financial condition and results of operations.

We conduct substantially all of our operations in China, and although some of our products are exported abroad, substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are, to a significant degree, subject to economic, political and legal developments in China. The economy of China can differ from the economies of other countries in many respects, including the extent of regulatory authorities’ involvement, its level of development, its growth rate and its control over foreign exchange. In recent years, the PRC regulatory authorities have implemented measures emphasizing market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. However, state-owned enterprises are still playing a key role in the economy of China. Governmental authorities continue to play a significant role in regulating industrial development in China. They also exercise significant influence over China’s economic growth through setting monetary policies, guiding markets, imposing regulation, regulating foreign exchange and so forth. They also can exercise significant regulatory power on the ability of a China-based company, such as our company, to conduct its business.

The global macroeconomic environment faces significant challenges in the near-term future. For example, there is considerable uncertainty about the short and long-term economic impact of the monetary and fiscal policies adopted by the central banks and government authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the current and future relationship between the United States and China. Recently, there have been changes in international trade policies and rising political tensions, particularly between the U.S. and China, but also as a result of the war in Ukraine and sanctions on Russia. For instance, the U.S. government has in the past imposed, additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing additional, new, or higher tariffs on certain products imported from the United States. Although the United States and China entered into the Economic and Trade Agreement between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020, it is uncertain whether there will be any further material changes to tariff policies.

Furthermore, on August 16, 2022, U.S. President Biden signed the Inflation Reduction Act, or IRA, which became effective beginning in 2023. The IRA includes implementation of a new alternative minimum tax, an excise tax on stock buybacks, other significant tax incentives for energy and climate initiatives and other provisions. In particular, EV or EV battery manufacturers may adjust their purchase policy in order to qualify for the eligibility criteria of IRA. These new incentives may increase competition between the U.S. and China in global supply chains. Deterioration in political conditions and abrupt changes in Sino-U.S. relations are difficult to predict and could adversely affect China’s overall economic and market conditions and consequently our business, operating results and financial condition. Moreover, any ongoing controversies between the United States and China, whether or not related to our business, could cause investors to be unwilling to hold or buy the ADSs and consequently cause the trading price of the ADSs to decline. Any adverse change in the economic conditions in China, laws, regulations and governmental policies in China could have a material adverse effect on our business, financial condition and results of operations.

Geopolitical tensions and disruptions in the international trading and investment environment may seriously decrease our international sales and affect our operations.

We sell our products on a worldwide basis. As a result, government regulations and policies restricting international trade and investment, such as economic or trade sanctions, export controls, tariffs or foreign investment filings and approvals, may affect the demand for our solutions, impact the competitive position of our products, prevent us from offering products in certain countries, limit our customers’ ability to sell their products abroad, or disrupt our research and development activities. Prolonged or increased use of such measures may negatively impact the growth of the global copper foil industry, resulting in declines in copper foil sales from which we generate our revenue through our products.

Disruptions in the international trading environment, including those caused by adverse changes in foreign government regulations, political unrest, international economic downturns, terrorist attacks and military unrest, may affect the demand for our products and change the terms upon which we sell our products overseas, which could seriously decrease our international sales. In addition, our ability to compete effectively could be materially and adversely affected by a number of factors relating to international trade regulation. Failure to comply with trade regulations could restrict our ability to export products, resulting in a decrease in our international sales.

Moreover, there have been U.S. government policies restricting outbound investment in China. In October 2024, the U.S. Department of the Treasury (the “Treasury”) issued the Provisions Pertaining to U.S. Investments in Certain National Security Technologies and Products in Countries of Concern (the “Outbound Investment Rule”). The Outbound Investment Rule, effective on January 2, 2025, targets investments involving persons and entities associated with “countries of concern,” currently only China (including Hong Kong and Macau), and it imposes investment prohibition and notification requirements on a wide range of investments in companies engaged in activities relating to three sectors: (i) advanced microchips and microelectronics, (ii) quantum information technologies, and (iii) artificial intelligence systems. Under the Outbound Investment Rule, entities with meaningful ties with a country of concern and engaged in activities relating to the three sectors are defined as covered foreign persons. U.S. persons subject to the Outbound Investment Rule are prohibited from making, or required to report, certain investments in covered foreign persons, which are defined as “covered transactions,” and include acquisitions of equity interests and contingent equity interests, certain debt financing, joint ventures, and certain investments as a limited partner in a non-U.S. person pooled investment fund. Violations of the Outbound Investment Rule can result in civil and, in the case of knowing violations, criminal penalties. The Outbound Investment Rule excludes some investments from the scope of covered transactions, including an exception for investment in publicly traded securities (the “publicly traded securities exception”).

The Outbound Investment Rule may develop, expand and introduce new hurdles and uncertainties for cross-border collaborations, investments, and funding opportunities of China-based issuers including us. In February 2025, U.S. President Donald Trump released the America First Investment Policy Memorandum, outlining several initiatives to incentivize investment from U.S. allies and partners while restricting investments involving “foreign adversaries” including China. Among other things, the policy aims to expand the industry sectors covered by the Outbound Investment Rule and supplement outbound restrictions through the imposition of sanctions. The proposed restrictions may further increase uncertainties for cross-border collaboration, investment, and funding opportunities of companies with operations in China.

Although we do not believe we are a covered foreign person subject to the Outbound Investment Rule, we cannot assure you that the Treasury will not make contradictory interpretations. If we were to be deemed a “covered foreign person” (as defined in the Outbound Investment Rule), U.S. persons or U.S. parents of non-U.S. persons would need to assess whether their investments in our equity interests would require them to file a notification with the Treasury pursuant to the Outbound Investment Rule. Investors should consult their own legal counsel regarding the applicability of the publicly traded securities exception to this offering, the notification obligations or prohibitions, if any, applicable to them under the Outbound Investment Rule, and the procedures for filing any such notifications.

In addition, there is possibility that the Outbound Investment Rule could still limit or even eliminate our ability to raise capital or contingent equity capital from U.S. investors after this offering given that relevant laws, regulations, and policies continue to evolve and we cannot rule out the possibility of being deemed a covered foreign person in the future due to different views taken by the Treasury, potential amendments to the Outbound Investment Rule or the introduction of similar regulations. For example, the Trump administration has indicated that the policies underlying the Outbound Investment Rule are under review and that it may expand the program. In addition, various legislative proposals, including the Comprehensive Outbound Investment National Security Act of 2025 (the “COINS Act”) as part of the National Defense Authorization Act for Fiscal Year 2026, which was recently signed into law, would supersede the Outbound Investment Rule following the adoption of implement regulations, the content of which is uncertain. If our ability to raise such capital is significantly and negatively affected by the Outbound Investment Rule, the COINS Act or similar laws and regulations, it could be detrimental to our business, financial condition and prospects. Furthermore, changes to the publicly traded securities exception or other aspects of the Outbound Investment Rule or the COINS Act could prohibit the purchase or trading of the ADSs by U.S. persons, impose new notification or other regulatory requirements, or make the ADSs less attractive to such investors. In such case, the value of the ADSs and/or our ordinary shares may significantly decline, or in extreme cases, become worthless.

Therefore, rising political tensions could reduce levels of trade, investment, technological exchange, and other economic activities between the United States and China, which would have a material adverse effect on global economic conditions and the stability of global financial markets as well as our and our customers’ business, prospects, financial condition and results of operations.

Changes in tariffs may adversely affect our business, financial condition and results of operations.

The global trade landscape is currently highly volatile. Various countries have announced plans for and/or have already implemented new or modified tariffs.

We are closely monitoring potential changes in international trade policy and assessing the potential impact of these and other trade policy changes on our business operations and financial performance. Tensions between the United States and China in recent years have led to additional or higher tariffs imposed by the United States on products imported from China and restrictions on the sale of certain products into the United States. China has responded by imposing, and proposing to impose, additional or higher tariffs on products imported from the United States, among other measures. In particular, in April 2025, the United States announced broad tariffs under the International Emergency Economic Powers Act (IEEPA) on imports from all countries, comprising a 10% so-called “baseline” tariff on all countries, varying so-called “reciprocal” tariffs on certain trade partners, and a so-called “fentanyl-related” tariff of 20% on goods from China, Mexico and Canada. After several rounds of escalations from both the U.S. and Chinese governments, the U.S. implemented broad reciprocal tariffs of 145% and China imposed tariffs of 125%, but these were reduced to 30% and 10%, respectively, as part of an agreement the two countries announced on May 12, 2025. On February 20, 2026, the U.S. Supreme Court found that the tariffs imposed by U.S. President Trump under IEEPA were unlawful. Following the decision, the U.S. administration rescinded the IEEPA-based tariffs, but concurrently imposed a 10% temporary import surcharge under section 122 of the Trade Act of 1974 on imports from all U.S. trading partners for a 150-day period commencing on February 24, 2026 and discussed plans to impose other tariffs in reliance on other statutory authority.

Given ongoing discussions between the United States and its trade partners, there remains significant uncertainty about whether the United States may further change the scope, level and interpretation of tariffs it imposes. The tariffs imposed by the United States have led and may in the future lead to retaliatory measures taken by other countries. We continually monitor the global trade environment for new and/or changing tariffs, retaliatory actions, trade agreements, export restrictions, sanctions or other restrictions that may impact us or our supply chain or customers.

As our customers are located worldwide and may deploy our solutions installed to different countries and regions, any additional tariffs and trade barriers imposed by the United States or other countries on copper foil may further reduce demand for our products and result in material adverse impact on our business, financial condition and results of operations.

Risks associated with the PRC legal system could have a material adverse effect on us.

Our operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference, but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, existing laws and regulations can be amended from time to time, and it may take a lengthy period of time to develop clear interpretations and effective implementations of newly issued or amended laws, regulations and rules. This may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be difficult to predict the outcome of administrative and court proceedings. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Furthermore, if regulatory authorities adopt more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. In addition, we cannot predict the effects of future regulatory developments on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties development could limit the legal protections available to us and our investors, including you. Moreover, litigation may be protracted and result in substantial costs and diversion of our resources and management attention.

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict or hinder our ability to offer securities and raise capital outside China, which could adversely affect our business operations and cause the value of our securities to significantly decline or become worthless.

The PRC government has authority to exert regulatory power on a company with operations in China, including our PRC subsidiaries, to conduct its business, and may influence over the manner of its operations if a company failed to meet regulatory requirements. In recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China.

On February 7, 2021, the Antimonopoly Commission of the State Council of the PRC promulgated the Guidelines for Anti-monopoly in the field of Platform Economy. On November 15, 2021, the State Administration for Market Regulation of the PRC promulgated the Guidelines for the Overseas Anti-monopoly Compliance of Enterprises. We believe that these regulations have little impact on us, but we cannot guarantee that regulators will agree with us or that these regulations will not affect our business operations in the future.

On July 30, 2021, the State Council of the PRC promulgated the Regulation on the Protection of the Security of Critical Information Infrastructure, which took effect on September 1, 2021. This regulation requires, among other things, certain competent authorities to identify critical information infrastructures. If any critical information infrastructure is identified, the relevant authorities shall promptly notify the relevant operator and the Ministry of Public Security. On September 24, 2024, the State Council announced the Regulations on the Administration of Cyber Data Security (《网络数据安全管理条例》) (the “Cyber Data Security Regulations”), which became effective on January 1, 2025. It regulates that cyber data processors who carry out cyber data processing activities that affect or may affect national security shall undergo national security review in accordance with relevant state regulations. In addition, the Cyber Data Security Regulations also regulate other specific requirements in respect of the data processing activities conducted by cyber data processors in the view of personal data protection, important data safety, cyber data cross-broader safety management and obligations of network platform service providers. In addition, the CAC and several other departments under the State Council promulgated the Measures for Cybersecurity Review on December 28, 2021, which became effective on February 15, 2022. According to this regulation, critical information infrastructure operators, or “CIIOs,” purchasing network products and services and data processors carrying out data processing activities, which affect or may affect national security, are required to conduct cybersecurity review. On July 7, 2022, the CAC issued the Measures for the Security Assessment of Outbound Data Transfer, which became effective on September 1, 2022. In accordance with the Measures for the Security Assessment of Outbound Data Transfer, a data processor should apply to the CAC for a security assessment under certain circumstances, including (i) where a data processor provides important data abroad; (ii) where a critical information infrastructure operator or a data processor processing personal information of over one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC. Moreover, the Security Assessment Measures provide that for non-compliant cross-border data transfers that had been carried out before this regulation came into effect, rectification must be completed within six months from the effective date of the regulation. As of the date hereof, we have not been involved in any investigations on cybersecurity review made by the CAC, and we have not received any inquiry, notice, warning, or sanctions in such respect. We believe that these regulations are not applicable to us, and we are not required under the Cybersecurity Review Measures to apply for a cybersecurity review in connection with the contemplated listing of the ADSs on the NYSE, because we are neither a CIIO nor a data processor within the meanings of these regulations. However, as these are new regulations, there remains uncertainties as to how they will be interpreted or implemented in the context of an overseas offering. We cannot guarantee that the regulators will agree with us. We cannot rule out the possibility that we or certain of our customers, may be deemed as a CIIO. If we are deemed as a CIIO, our purchases of network products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with relevant suppliers, and before the conclusion of such procedures, we are not allowed to purchase products or services from our suppliers. Additionally, if any of our customers is deemed as a CIIO, our provision of products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with the relevant customer, and before the conclusion of such procedures, the customer will not be allowed to use our products or services.

The PRC government has also adopted new rules to request China-based companies to fulfill relevant filing procedure and report relevant information to the CSRC for overseas offerings. See“—The filing with the China

Securities Regulatory Commission is required, and the approval of other PRC government authorities may be required, in connection with this offering under PRC law, and we cannot predict whether or for how long we will be able to obtain such approval.” Any actions by the PRC government to exert stricter regulation over offerings that are conducted overseas or foreign investment in companies having operations in China, including us, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors if we fail to comply with regulatory requirements, and cause the value of our securities to significantly decline or become worthless.

The filing with the China Securities Regulatory Commission is required, and the approval of other PRC government authorities may be required, in connection with this offering under PRC law, and we cannot predict whether or for how long we will be able to obtain such approval.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Measures and the Guidance Rules and Notice, unless otherwise stipulated, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three working days following the submission of an application for initial public offering or listing. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listings but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC for such offerings, and the CSRC must have concluded the filing procedure and published the filing results on the CSRC website, prior to the completion of the overseas offerings and listings. Under the Trial Measures, such filings shall include, among others, (i) a filing report, (ii) regulatory opinions, filing or approval documents issued by the competent authorities of the industry concerned (if applicable), (iii) opinions on the security assessment and review issued by the relevant competent department of the State Council (if applicable), (iv) legal opinions and undertakings issued by PRC counsel, and (v) the listing documents.

In addition, on February 24, 2023, the CSRC, the Ministry of Finance, or MOF, the National Administration of State Secrets Protection and the National Archives Administration of China jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Administration Provisions, which became effective on March 31, 2023, according to which, overseas securities regulators and competent overseas authorities may request to inspect, investigate or collect evidence from a domestic company concerning its overseas offering and listing or from the domestic securities companies and securities service providers that undertake relevant businesses for such domestic companies, such inspection, investigation and evidence collection shall be conducted under a cross-border regulatory cooperation mechanism, and the CSRC or other competent Chinese authorities will provide necessary assistance pursuant to bilateral and multilateral cooperation mechanisms. The domestic company, securities companies and securities service providers shall first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation. The Confidentiality and Archives Administration Provisions are relatively new, and, therefore, the interpretation and implementation of which still remain to be tested and confirmed through practical application. We have completed the requisite filing procedures with the CSRC for this offering and obtained the CSRC Notice of Filing for Overseas Offering and Listing in connection with this offering on December 12, 2025.

Furthermore, if there are any other approvals, filings and/or other administration procedures to be obtained from or completed with the CSRC, CAC or other PRC regulatory agencies as required by any new laws and regulations for this offering, we cannot assure you that we can obtain the required approval or complete the required filings or other regulatory procedures in a timely manner, or at all. Any failure to obtain the relevant approvals or complete the filings and other relevant regulatory procedures may subject us to regulatory actions or other sanctions from relevant PRC regulatory agencies, which may have a material adverse effect on our business, financial condition or results of operations.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE, may determine to delist the ADSs.

Our independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely, without the approval of the Chinese authorities. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. As a result, investors were deprived of the benefits of such PCAOB inspections.

In recent years, U.S. regulatory authorities have continued to express their concerns about challenges in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. More recently, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the United States enacted the Holding Foreign Companies Accountable Act, or the HFCAA, in December 2020. Trading in our securities on U.S. markets, including the NYSE, may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Chinese Mainland and Hong Kong, or the 2021 Determinations, including our auditor. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. As of the date of this prospectus, the PCAOB had not issued any new determination that it is unable to inspect or investigate completely registered public accounting firms headquartered in any jurisdiction. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA for the fiscal year ended December 31, 2025. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in Chinese Mainland and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in Chinese Mainland and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future.

Whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in Chinese Mainland and Hong Kong in the future and states that it has already made plans to resume regular inspections in the future. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the Chinese Mainland and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities.

If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in Chinese Mainland and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year. If we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited. A delisting of the ADSs would materially and adversely affect the value of the securities and may impact your ability to sell your ADSs.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

We conduct our operations mainly in China, and our assets are mainly located in China. In addition, a majority of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you obtain a judgment against us, our directors, executive officers or the expert named in this prospectus in a U.S. court or other court outside China, you may not be able to enforce such judgment against us or them in China. In China, the recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the Cayman Islands or many other countries and regions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment if it is decided as having violated the basic principles of PRC laws or national sovereignty, security or public interest. Therefore, recognition and enforcement in China of judgments of a court in any of these jurisdictions may be difficult or impossible.

The SEC, U.S. Department of Justice and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including their directors and officers, in certain emerging markets, including China. Legal and other obstacles to obtaining information needed for investigations or litigation or to obtaining access to funds outside the United States, lack of support from local authorities, and other various factors make it difficult for the U.S. authorities to pursue actions against non-U.S. companies and individuals, who may have engaged in fraud or other wrongdoings.

Additionally, you may not be able to bring original actions in China based on the U.S. or other foreign laws against us, our directors, executive officers or the expert named in this prospectus. As a result, shareholder claims that are common in the U.S., including class actions based on securities law and fraud claims, are difficult or impossible to pursue as a matter of law and practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. While detailed interpretation of or implementation rules under Article 177 of the PRC Securities Law is not yet available, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by investors in protecting your interests. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that are intended to protect public investors.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any regulation or limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

Londian Wason is a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and services of any debt we may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

The People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures since 2016, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or the SAFE Circular 3, issued on January 18, 2017, provides that the banks shall, when dealing with dividend remittance transactions from domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions (or resolutions of partners), original tax filing form and audited financial statements of such domestic enterprise based on the principle of genuine transaction. The PRC government may strengthen its capital controls from time to time and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. According to an arrangement between Chinese Mainland and Hong Kong, a tax rate of 5% will be applicable to dividends payable by a Chinese company to its Hong Kong shareholder, provided that its Hong Kong shareholder is entitled to hold 25% or more of the equity of the Chinese company. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and statutory requirements on currency conversion may restrict or delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to registration with SAMR or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, they may only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including, but not limited, to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China as long as such investments do not violate then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. As this circular is relatively new, its interpretation and application and any other future foreign exchange-related rules are subject to regulatory development. On January 5, 2023, the NDRC promulgated the Administrative Measures for Examination and Registration of Medium and Long-term Foreign Debts of Enterprises, or Circular 56, which took effect on February 10, 2023. Circular 56 requires that Chinese enterprises and overseas enterprises controlled by them, as well as enterprises whose main business activities are in China, in the name of enterprises registered overseas, borrow debt instruments of more than one year from overseas based on the rights and interests of Chinese enterprises, are subject to the approval of NDRC. Violations of these circulars could result in severe monetary or other penalties.

Statutory requirements on currency conversion may limit our foreign exchange transactions, including dividend payments on the ADSs.

The PRC government imposes statutory requirements on the convertibility of the Renminbi into foreign currencies, including conversion limits, and, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from, or registration with, appropriate government authorities is or their authorized agencies such as commercial banks required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE or its authorized agencies such as commercial banks approval or registration to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt owed to entities outside China, or to make other capital expenditure payments outside China.

Additionally, the PRC government may enact stricter regulatory measures to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up its Special Drawing Rights, or the SDR, and decided that with effect from October 1, 2016, the Renminbi is considered to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows out of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to adopt a flexible currency policy to allow the Renminbi to appreciate against the U.S. dollar. Significant revaluation of the Renminbi may have a material adverse effect on your investment. All of our revenue and costs are denominated in Renminbi. Any significant revaluation of Renminbi may adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, the ADSs in U.S. dollars.

To the extent that we need to convert U.S. dollars we receive from this offering or other capital markets transactions or borrowings outside China into Renminbi for our operations, capital expenditures and working capital and other business purposes, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of the ADSs, and if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or the ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified, as we are required to comply with strict statutory requirements on conversion of Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Certain PRC regulations may affect our ability to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, establish additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, such regulation requires, among other things, that the PRC Ministry of Commerce, or MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor takes control of an affiliated PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law requires that the anti-monopoly enforcement authority of the State Council should be notified in advance of any concentration of undertaking if certain thresholds are triggered. Transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement authority of the State Council before they can be completed. In addition, the PRC national security reviews rules which became effective in September 2011 requiring mergers and acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. On December 19, 2020, the NDRC and MOFCOM jointly promulgated the Measures on the Security Review of Foreign Investment, effective on January 18, 2021, setting forth provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others. The Office of the Working Mechanism of the Security Review of Foreign Investment, or the Office of the Working Mechanism, will be established under NDRC, which will lead the task together with MOFCOM. Foreign investors or relevant parties in China must declare the security review to the Office of the Working Mechanism prior to the investments in, among other industries, important information technology and internet products and services, important financial services, key technologies and other important fields relating to national security, and obtain de facto control in the target enterprise. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM, NDRC or other relevant government agencies, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Round-trip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. See “Regulation—Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents and Employee Stock Incentive Plans.”

We are committed to complying with and to ensuring that our shareholders and beneficial owners who are subject to these regulations will comply with the relevant SAFE rules and regulations. However, due to the implementation of the regulatory requirements by the PRC authorities may be updated or revised from time to time and need to be determined on the specific circumstances, such registration might not be always practically available in all circumstances as provided in those regulations.

We have requested shareholders or beneficial owners who directly or indirectly hold shares in our Cayman Islands holding company and are known to us as being PRC residents to complete their registration with or to obtain approval by the local SAFE, the National Development and Reform Commission, or the NDRC, or MOFCOM branches. However, we may not be informed of the identities of all the PRC individuals or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE, NDRC and MOFCOM regulations. Any failure or inability by such shareholders, beneficial owners or our subsidiaries to comply with SAFE, NDRC and MOFCOM regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Additionally, PRC citizens and non-PRC citizens who reside in China for a continuous period who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE. Our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period who have been granted our shares directly or indirectly will be subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and there may be additional restrictions on the ability of them to remit proceeds gained from sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Moreover, the State Administration of Taxation, or SAT, has issued circulars concerning employee share options or restricted shares. The sales of the ADSs or shares held by such PRC individual employees after their exercise of the options, or the vesting of the restricted shares or restricted share units, are also subject to PRC individual income tax. If the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities. See “Regulation—Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents and Employee Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, and was amended in 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company (or our non-PRC subsidiary) is a PRC resident enterprise for enterprise income tax purposes, we (or our non-PRC subsidiary) will be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, if our company is a PRC resident enterprise for enterprise income tax purposes, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders (including ADS holders) that are non-resident enterprises. In addition, non-resident enterprise shareholders (including ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such gain is treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including ADS holders) and any gain realized on the sale or other disposition of ADSs or ordinary shares by such shareholders (including ADS holders) may be subject to PRC tax at a rate of 20% (which in the case of dividends may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders (including ADS holders) of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We may face tax obligations of liabilities related to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these bulletins, or to establish that our company should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

Inflation and increases in labor costs in China could adversely affect our profitability and growth.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees for our services, our financial condition and results of operations may be adversely affected.

We may be subject to penalties under relevant PRC laws and regulations due to failure to be in full compliance with social insurance and housing provident fund regulation.

According to the applicable PRC laws and regulations, we need to register with the relevant authorities to make full contributions for social insurance and housing funds for our employees, and this obligation cannot be delegated to any third party. Our contributions for some of our employees to the social insurance and housing funds may not have been in compliance with relevant PRC laws and regulations. As of the date of this prospectus, we have not received any notice from the relevant governmental authorities or any claim or request from these employees in this regard. However, if a relevant employee lodges a complaint before the relevant labor authorities or the relevant authorities conduct investigation on us, we may be required to pay the outstanding social insurance contributions and outstanding housing fund contributions within a prescribed deadline and may be liable for a late payment fee equal to 0.05% of the outstanding social insurance contributions for each day of delay. If we fail to do so in a timely manner, we may be, subject to a fine ranging from one to three times the outstanding social insurance contributions.

On July 20, 2018, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC issued the Reform Plan of the State Tax and Local Tax Collection Administration System, or the Tax Reform Plan. Under the Tax Reform Plan, commencing from January 1, 2019, tax authorities are responsible for the collection of social insurance contributions in the PRC. The effect of the Tax Reform Plan is still uncertain. We cannot assure that we will not be required to pay any deemed shortfalls or be subject to penalties or fines regarding social security insurance and housing provident funds contributions, any of which may have a material and adverse effect on our business and results of operations.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under PRC law, legal documents for corporate transactions, including agreements and contracts, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with SAMR. A company chop or seal may serve as the legal representation of the company towards third parties even when unaccompanied by a signature.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application, which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees.

Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for these companies. Various equity-based research organizations have published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the ADS trading price, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

Risks Related to the ADSs and the Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

We intend to apply to list the ADSs on the NYSE. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control, including:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our financial and operating results;

•	accuracy of our earnings guidance or other forward-looking statements regarding our financial performance;

•	introduction of new products and services by us or our competitors;

•	announcements of new investments, acquisitions or joint ventures by our competitors or us;

•	detrimental adverse publicity about us, our services or our industry;

•	allegations of a lack of effective internal control over financial reporting, inadequate corporate governance policies, or allegations of fraud, among other things, involving China-based issuers;

•

allegations and accusations, regardless of their truth or validity, of the association of our Company and current or former senior management, directors and shareholders to entities that are sanctioned by any international bodies or foreign governmental authorities or persons;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	additions or departures of key personnel;

•	regulatory developments in jurisdictions where we and our customers, suppliers and other business partners have their business operation;

•	actual or potential litigation and regulatory or governmental investigations; and

•	geopolitical and other economic and political conditions or events (such as the developing armed conflict between Russia and Ukraine).

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class-action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class-action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for the ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$    per ADS, representing the difference between the initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and our net tangible book value per ADS as of December 31, 2025, after giving effect the net proceeds we receive from this offering. In addition, holders of the ADSs may experience further dilution of their interest if we issue additional shares in the future to raise additional capital. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be     ADSs (representing     ordinary shares) issued and outstanding immediately after this offering, or     ADSs (representing     ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we [, our directors, executive officers and existing shareholders] have agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for 180 days. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may pay a dividend out of either profit or a share premium account, provided always that in no circumstances may a dividend be paid if this would result in, immediately following the date on which the dividend is proposed to be paid, our company being unable to pay its debts as they fall due in the ordinary course of business.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the ADS price.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase the ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or our ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of these calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. Goodwill and other intangibles are generally characterized as active assets to the extent associated with business activities that produce active income.

Based on the current and expected composition of our income and assets and the expected value of our assets (including goodwill and other intangibles, which is based in part on the expected price of the ADSs in this offering), we do not expect to be a PFIC for our current taxable year. However, our PFIC status for any taxable year is an annual factual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time, including the value of our goodwill and other intangibles (which may be determined, in part, by reference to our market capitalization, which could be volatile). Therefore, we may be or become a PFIC for any taxable year if our market capitalization declines significantly after this offering. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we are a PFIC for any taxable year during which a U.S. taxpayer owns ADSs or ordinary shares, the U.S. taxpayer generally would be subject to adverse U.S. federal income tax consequences and additional reporting requirements. See “Taxation—Passive Foreign Investment Company Rules.”

The post-offering memorandum and articles of association that we will adopt and will become effective immediately prior to the completion of this offering contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our ordinary shares and ADSs.

We will adopt post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints. One of the examples of such constraint is that the exercise of voting rights to amend the memorandum or articles of association of a Cayman Islands company must be exercised in good faith for the benefit of the company as a whole.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than copies of our memorandum and articles of association, special resolutions which have been passed by shareholders, register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

We are being treated as an emerging growth company in connection with this offering and may take advantage of certain reduced reporting requirements.

We qualified as an “emerging growth company,” as defined in the JOBS Act, at the time we initially submitted the draft registration statement. Although we ceased to qualify as an emerging growth company as of December 31, 2025 because our gross revenues for the fiscal year ended December 31, 2025 exceeded US$1.235 billion, we may continue to be treated as an emerging growth company in connection with this offering until the earlier of: (i) the date on which we consummate this offering, and (ii) December 31, 2026.

As a result, in connection with this offering, we may continue to take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 for so long as we are treated as an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until the date on which a private company is otherwise required to comply with such new or revised accounting standards. We have elected not to opt out of such exemptions afforded to an emerging growth company. As a result of this election, for so long as we are treated as an emerging growth company, our financial statements may not be comparable to those of other public companies that comply with public company effective dates.

We will incur additional costs as a result of being a public company, particularly after we are no longer treated as an emerging growth company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed. Although we ceased to qualify as an emerging growth company as of December 31, 2025 because our gross revenues for the fiscal year ended December 31, 2025 exceeded US$1.235 billion, we may continue to be treated as an emerging growth company in connection with this offering until the earlier of: (i) the date on which we consummate this offering, and (ii) December 31, 2026. For so long as we are treated as an emerging growth company, an emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002, or Section 404(b), in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

When we are no longer treated as an “emerging growth company,” we will incur and expect to continue to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company also makes it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands and listed on the NYSE, we are subject to corporate governance listing standards of the NYSE. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. To the extent that we choose to follow the home country practice, our shareholders may be afforded less protection than they otherwise would enjoy under NYSE corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, U.S. domestic issuers are required to file annual reports within 60 to 90 days from the end of each fiscal year. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement could limit the ability of holders of our ordinary shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers and potentially others.

Our post-offering memorandum and articles of association provide that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to our company or the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our post-offering articles of association including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). Additionally, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company.

The deposit agreement also provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum for the resolution of any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement (including a cause of action arising under the Securities Act or the Exchange Act) or the transactions contemplated thereby or by virtue of owning the ADSs. However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or our deposit agreement with the depositary to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. Holders of our ordinary shares or the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the post-offering memorandum and articles of association and deposit agreement. In addition, the forum selection provision of the deposit agreement does not affect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision or to enter judgment upon or enforce any arbitration award. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement. The obligation and liability of the depositary and us are also limited by the terms of the deposit agreement.

Under the deposit agreement, any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement (including a cause of action arising under the Securities Act or the Exchange Act) or the transactions contemplated thereby or by virtue of owning the ADSs may be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York), and you, as a holder of the ADSs, will have irrevocably waived any objection which you may have to those courts as a venue for any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. It is possible that a court could find this type of forum selection provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. For risks related to the enforceability of such exclusive forum selection provision, please see “—Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary could limit the ability of holders of our ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.” Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder.

The deposit agreement provides that the depositary or an ADS holder may require any claim asserted by it against us arising out of or relating to our ordinary shares, the ADSs or the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing any claim, including claims under the Securities Act or the Exchange Act in the United States District Court for the Southern District of New York (or such state courts if the United States District Court for the Southern District of New York lacks subject matter jurisdiction). The exclusive forum selection provisions in the deposit agreement also do not affect the right of any party to the deposit agreement to elect to submit a claim against us to arbitration, or our duty to submit that claim to arbitration, as provided in the deposit agreement, or the right of any party to an arbitration under the deposit agreement, to commence an action to compel that arbitration, or to enter judgment upon or to enforce an award by the arbitrators, in any court having jurisdiction over an action of that kind. See “Description of American Depositary Shares” for more information.

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. Under the deposit agreement, we and the depositary (i) are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs; (ii) are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement; (iii) are not liable if we or it exercises discretion permitted under the deposit agreement; (iv) are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement; (v) have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; (vi) may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and (vii) are not liable for the acts or omissions of any securities depository, clearing agency or settlement system. In addition, the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

We may need additional capital, and the sale of additional ADSs or other equity and equity-related securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

We may require additional cash resources due to the need to finance the construction of our production facilities or the expansion of our production capacity, future investment and acquisitions, and other developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-related securities could result in additional dilution to our shareholders. The sale of substantial amounts of the ADSs could dilute the interests of our shareholders and ADS holders and adversely impact the market price of the ADSs. The incurrence of indebtedness would increase debt service obligations and may result in covenants that impose significant operating and financial restrictions on us. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

You may be subject to limitations on the transfer of the ADSs.

The ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties and in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the State of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial.

We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other owners or holders of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owners or holders may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of the ADSs may not receive dividends or other distributions if it is impractical or impermissible to make them available to such holders.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of the ADSs has agreed to pay to holders of the ADSs the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses and any taxes or other governmental charges. Holders of the ADSs will receive these distributions in proportion to the number of ordinary shares the ADSs represent. In accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution other than cash available to holders of ADSs. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. In addition, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of the ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to holders of the ADSs. This means that, as a holder of ADSs, you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you.

General Risks

From time to time we, our current and former directors, officers, and principal shareholders, may be involved in various legal proceedings or other negative publicity, which could adversely affect our business, financial condition or results of operations.

We, and our current and former directors, officers and principal shareholders have been, or may in the future be, involved in various litigations, other legal proceedings or negative publicity, from time to time. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations. Any uncertainties or negative publicity regarding these matters could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the ADSs.

Our business depends substantially on the continuing efforts of our executive officers and key technical and sales personnel, as well as our ability to maintain a skilled labor force. Our business may be materially and adversely affected if we lose their services.

Our success depends on the continued services of our executive officers and key personnel. We do not maintain key-man life insurance on any of our executive officers and key personnel. If one or more of our executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our executive officers and key personnel has entered into an employment agreement with us that contains confidentiality and non-competition provisions. However, if any dispute arises between our executive officers or key personnel and us, we cannot assure you that these agreements could be enforced in China where most of our executive officers and key personnel reside and hold most of their assets.

Furthermore, recruiting and retaining capable personnel, particularly experienced engineers and technicians familiar with our products and manufacturing processes, is vital to maintain the quality of our products and improve our production methods. There is substantial competition for qualified technical personnel, and we cannot assure you that we will be able to attract or retain qualified technical personnel. If we are unable to attract and retain qualified employees, key technical personnel and our executive officers, our business may be materially and adversely affected.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. However, there can be no assurance that we will be able to identify attractive acquisition targets, negotiate favorable terms, obtain necessary government approvals or permits, complete necessary registrations or filings, or obtain necessary funding to complete these acquisitions on commercially acceptable terms or at all.

Acquisitions and expansions involve numerous risks, including potential difficulties in retaining and assimilating personnel, risks and difficulties associated with integrating the operations and culture of acquired businesses, diversions of management attention and other resources, lack of experience and industry and market knowledge of the new businesses, risks and difficulties associated with complying with laws and regulations related to the acquisitions and acquired businesses, and failure to properly identify problems with acquisition targets through the due diligence process. In addition, acquisitions and expansions may significantly stretch our capital, personnel and management resources and, as a result, we may fail to manage our growth effectively. Any new acquisition or expansion plans may also result in our inheritance of debts and other liabilities, assumption of potential legal liabilities in respect of the new businesses, and incurrence of impairment charges related to goodwill and other intangible assets, any of which could harm our businesses, financial condition and results of operations. In particular, if any new businesses we acquire fail to perform as we expected, we may be required to recognize a significant impairment charge, which could materially and adversely affect our business, financial condition and results of operations. There may also be established players in these sectors and markets that enjoy significant market share, and it may be difficult for us to win market share from them. Furthermore, some of the overseas markets that we target may have high barriers of entry for foreign players. As a result, there can be no assurance that our acquisition or expansion plans will be successful, and we cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate the material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of the ADSs.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2024, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is our company’s lack of sufficient accounting and financial reporting personnel with requisite knowledge, skills and experience in application of U.S. GAAP and SEC reporting requirements. We have begun to implement a number of measures to address the material weakness. For details, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” However, these measures have not been fully implemented and our management concluded that the material weakness still existed as of December 31, 2025. This material weakness, if not timely remedied, may lead to material misstatements in our consolidated financial statements in the future. The implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we may not conclude that it will been fully remedied in the future. Our failure to correct the material weakness or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2026. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations continue to increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404(b) of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will be required to disclose material changes in internal control over financial reporting on an annual basis. We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404(b) until the year following our first annual report required to be filed with the SEC.

To achieve compliance with Section 404(b) within the prescribed period, we started a process of engaging, documenting and evaluating our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. We will need to continue to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404(b). If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	our goal and strategies;

•	our expansion plans;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenue, costs or expenditures, and gross profit margin;

•	our expectations regarding demand for, and market acceptance of, our products;

•	competition in our industry;

•	changes in government policies and regulations relating to our industry; and

•	other risk factors discussed under “Risk Factors.”

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$    million, or approximately US$    million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$    per ADS, which is the midpoint of the price range shown on the cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$    per ADS would increase (decrease) the net proceeds to us from this offering by US$   , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. An increase or decrease of 1.0 million in the number of ADSs we are offering would increase or decrease, as applicable, the net proceeds to us from this offering by US$    million, assuming the assumed initial public offering price of US$    per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We intend to use the net proceeds of this offering as follows:

•

approximately    % or US$    million for investment in our global production expansion and upgrade, such as construction of new manufacturing facilities, purchase of new manufacturing equipment, and production capacity expansion through potential strategic investment and acquisitions, although we have not identified any specific investment or acquisition opportunities as of the date hereof;

•	approximately % or US$ million for research and development on advanced technologies, efficient manufacturing processes and broader product portfolio and applications; and

•	approximately % or US$ million for general corporate purposes, which may include funding capital needs, attracting and retaining more industry talent.

The foregoing represents our current intentions based upon our present plans and business conditions to use the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration or approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and statutory requirements on currency conversion may restrict or delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.”

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. No assurance can be given that we will invest the net proceeds from this offering in a manner that produces income or that does not result in a loss in value.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

LONDIAN WASON NEW ENERGY TECH INC. is a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents and Employee Stock Incentive Plans.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit, retained earnings, or share premium account, provided that in no circumstances may a dividend be paid if this would result in, immediately following the date on which the dividend is proposed to be paid, the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including net of the fees and expenses and any taxes or other governmental charges payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The table below sets forth our capitalization as of December 31, 2025:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale of     ordinary shares in this offering, and the receipt of approximately US$    million in estimated net proceeds, assuming an offering price of US$    per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2025
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in thousands)
Indebtedness:
Short-term borrowings	5,544,941	792,916
Current portion of long-term borrowings	1,643,765	235,055
Amounts due to related parties	499,765	71,465
Long-term borrowings	2,325,599	332,556

Shareholders’ equity:
Ordinary shares	26	4
Additional paid-in capital	5,355,036	765,760
Statutory reserves	360,861	51,602
Accumulated other comprehensive loss	(25,990)	(3,717)
Accumulated deficit	(216,669)	(30,983)

Total LONDIAN WASON NEW ENERGY TECH INC. shareholders’ equity	5,473,264	782,666

Non-controlling interests	93,683	13,396

Total shareholders’ equity	5,566,947	796,062

Total capitalization	15,581,017	2,228,054

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2025 was US$555.1 million, or US$1.5 per ordinary share and US$    per ADS. Net tangible book value per ordinary share represents the amount of our consolidated assets, less intangible assets, goodwill and the amount of our total consolidated liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ordinary share from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after December 31, 2025, other than to give effect to our issuance and sale of ADSs offered in this offering at an assumed initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been US$    million, or US$    per ordinary share and US$    per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$    per ordinary share, or US$        per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis at the assumed initial public offering price per ordinary share is US$    and all ADSs are exchanged for ordinary shares:

	Per Share		Per ADS
Assumed initial public offering price	US$		US$
Net tangible book value as of December 31, 2025	US$	1.5	US$
Pro forma as adjusted net tangible book value after giving effect to this offering	US$		US$
Amount of dilution in net tangible book value to new investors in the offering	US$		US$

The pro forma information discussed above is illustrative only. A US$1.00 increase (decrease) in the assumed initial public offering price of US$    per ADS, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per ADS after this offering by US$    per ADS and increase (decrease) the immediate dilution to new investors by US$    per ADS, in each case assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2025, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at the initial public offering price of US$    per ADS, being the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

Total Consideration
	Ordinary Shares Purchased		Amount (in thousands)		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	US$	Percent	US$	US$
Existing shareholders
New investors

Total

A US$1.00 increase (decrease) in the assumed public offering price of US$    per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by US$    million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$    per ordinary share and US$    per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$    per ordinary share and US$    per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The discussion and tables above also assume no exercise of any awards outstanding as of the date of this prospectus. To the extent that any outstanding options are exercised, or new awards are issued under our equity incentive plans, or we issue additional equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders and/or holders of ADSs.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

LONDIAN WASON NEW ENERGY TECH INC. is incorporated under the laws of the Cayman Islands as an exempted company with limited liability because of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We primarily conduct our operations in China, and a significant portion of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed     as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

King & Wood, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

PRC

We have been advised by King & Wood, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. King & Wood has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other written form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it may be insufficient or would be difficult for U.S. shareholders to establish sufficient nexus to the PRC as required under the PRC Civil Procedures Law by virtue only of holding the ADSs or ordinary shares.

Hong Kong

The judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Prior to the restructuring described below, Shenzhen Londian Wason Holding Group Co., Ltd., or Shenzhen Londian, a company incorporated in the PRC, operated our copper foil business through the following companies in the PRC:

•	Lingbao Wason Copper-Foil Co., Ltd., or Lingbao Wason, incorporated in October 2001;

•	Lingbao Hongyu Electronics Co., Ltd., or Lingbao Hongyu, incorporated in September 2012;

•	Lingbao Baoxin Electronic Science and Technology Co., Ltd., or Baoxin Electronic, incorporated in November 2015;

•	Shaanxi Hanhe New Material Technology Co., Ltd., or Shaanxi Hanhe, incorporated in February 2016;

•	Shandong Hesheng Copper Co., Ltd., or Shandong Hesheng, incorporated in January 2019;

•	Shenzhen Londian Wason Technology Co., Ltd., incorporated in May 2020;

•	Nanjing Longxin Electronic Technology Co., Ltd., or Nanjing Longxin, incorporated in November 2020; and

•	Nanjing Londian Wason New Energy Materials Industrial Technology Research Institute Co., Ltd., incorporated in November 2021.

In September 2022, we restructured our holding structure by incorporating LONDIAN WASON NEW ENERGY TECH INC., or Londian Wason, in the Cayman Islands as an exempted company to facilitate financing and offshore listing. In October 2022, Shenzhen Londian established Shenzhen Londian Wason New Material Co., Ltd. as an investment holding company that owns all equity interests in each of the above subsidiaries. In the same month, Londian Wason established a wholly owned subsidiary in Hong Kong, namely, Londian Wason New Energy Tech (Hong Kong) Limited, as our intermediary holding company in Hong Kong, which in turn established Londian Wason (Shenzhen) Holding Group Co., Ltd. as our wholly foreign owned subsidiary, or WFOE, in China in December 2022. Shortly thereafter, Shenzhen Londian transferred 99% of its equity interest in Shenzhen Londian Wason New Material Co., Ltd. to the WFOE and 1% of its equity interest to a third-party investor, who then transferred 0.51% of such equity interest to the WFOE in October 2023 and transferred 0.49% of such equity interest back to Shenzhen Londian and then to WFOE in October 2023. In December 2022, Londian Wason also issued ordinary shares to the offshore entities designated by then-shareholders of Shenzhen Londian in proportion to those shareholders’ then-shareholding percentage in Shenzhen Londian.

In February 2023 and June 2023, we further established Nanning Londian Ningxin New Materials Science and Technology Co., Ltd., or Nanning Ningxin, as wholly owned subsidiaries in China, respectively and Londian Wason Technology (Nanjing) Co., Ltd.

Corporate Structure

LONDIAN WASON NEW ENERGY TECH INC. is a Cayman Islands holding company, with operations primarily conducted by its subsidiaries in China. The following diagram illustrates our corporate structure as of the date of this prospectus:

We do not currently use, and have not used in the past, a variable interest entity structure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. For a discussion of forward-looking statements, see “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading global innovation-driven researcher, developer, and manufacturer of electrolytic copper foil. According to the Frost & Sullivan Report, we were the world’s largest supplier of copper foil for lithium-ion batteries, or LiB copper foil, in terms of sales volume in 2025, with a global market share of 7.6%.

Electrolytic copper foil, also known as elecfoil, is a key intermediate component used in manufacturing both LiB and electronic circuit boards. When utilized in LiB cells, copper foil, as a current collector, is essential for improving energy density as well as guaranteeing battery safety and durability, while also helping emit heat on the anode. Copper foil used in PCB and other electronic circuits, also known as PCB-grade copper foil, serves an important function as a conductor for transmitting communications signals.

We primarily offer LiB copper foil and PCB-grade copper foil, and to a lesser extent, FCCLs. In 2025, we supplied approximately 111,985 metric tons of LiB copper foil, representing the largest global annual sales volume according to the Frost & Sullivan Report. We have built a comprehensive product portfolio in the global copper foil industry, consisting of copper foil products with different specifications that meet our customers’ various and evolving needs. Our copper foil is utilized in end markets including electric vehicles, or EVs, energy storage systems, or ESSs, and a broad spectrum of other downstream applications such as communication equipment and consumer electronics.

As a testament to our global leadership in the electrolytic copper foil market, we have established a high- quality and diverse customer base over time. We serve both domestic and international customers, and count among our customers the world’s top LiB and electronic circuit manufacturers such as LG Energy Solution, Panasonic Industrial Materials, SK On, Samsung SDI, ATL, CATL, BYD, and Sunwoda, in turn allowing our copper foil to be utilized in many industry renowned EV, ESS and other downstream applications. Our industry-leading customers, especially in South Korea and Japan customers, implement a strict certification process that creates high barriers to entry for new suppliers, with our position as their long-term go-to supplier underpinning the superiority of our products. For example, we have been a significant copper foil supplier to LG Energy Solution by sales volume since 2015. We won the Level S Supplier Award by LG in 2024, the highest level honor granted to its global suppliers. As another example, we have been supplying PCB-grade copper foil to Panasonic Industrial Materials for 12 years, with Panasonic Industrial Materials partnering with Nvidia to combine GPUs, networking, and storage into high-performance computing (HPC) AI applications. In addition, according to the Frost & Sullivan Report, as of December 31, 2025, we have the largest global customer base among all copper foil manufacturers across a broad spectrum of downstream industries.

We believe our relationships with our key customers are commercially entrenched, having deepened over more than a decade of strategic cooperation, equity investments, and long-term business agreements. Over the years, we have collaborated with customers on developing copper foil products tailored to their specific requirements. Through leveraging in-depth, long-term cooperation, we have developed unique insights into the latest market trends and customer requirements for new, improved, and innovative, and most importantly, typically higher margin copper foil products. These insights enable us to rapidly develop differentiated products that meet downstream application requirements, often in advance of our competitors, which in turn further enhances our customer relationships.

Our market leadership and customers trust are built upon our robust research and development capabilities. We invest significantly in the research and development of copper foil manufacturing technologies. According to the Frost & Sullivan report, our research and development expenses as a percentage of our revenue were higher than most of our competitors globally in these periods. As of December 31, 2025, we had a dedicated, sophisticated research and development team comprised of 428 professionals. With over two decades of experience, we have cultivated deep technological expertise, and currently possess the industry-leading technological capabilities and know-how covering the major aspects of electrolytic copper foil manufacturing, including copper dissolution, electrolysis, surface treatment slitting, and packaging necessary to support our research and development initiatives. According to the Frost & Sullivan report, we were the first copper foil manufacturer in China to successfully develop 6µm high-strength LiB copper foil, and were also the first copper foil manufacturer in the world to mass produce 6µm copper foil. Additionally, we were the first copper foil manufacturer in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of mass producing 4µm LiB copper foil with high tensile strength. Our research and development efforts have also resulted in a robust intellectual property portfolio consisting of 634 registered patents and 168 pending patents applications in China as of December 31, 2025, along with a number of confidential proprietary formulas and manufacturing techniques.

We are a pioneer in China’s copper foil industry and have accumulated vast experience in copper foil manufacturing. As of December 31, 2025, we have approximately 728 core manufacturing personnel averaging over 10 years of experience whose collective experience and technical expertise have strongly contributed to our manufacturing excellence. We have continuously refined and improved our proprietary manufacturing technologies and know-how over time, creating a difficult to replicate competitive barrier to entry for our competitors. With six manufacturing sites equipped with state-of-the-art manufacturing equipment, we possess the largest global electrolytic copper foil designed production capacity at approximately 180,500 metric tons per annum as of December 31, 2025, according to the Frost & Sullivan Report.

In line with industry practice, our price for copper foil products incorporates the copper price plus a processing fee. We procure and own the copper raw materials used for processing, and at the time of sales, we recognize the cost of these copper raw materials used in the copper foil goods sold. The prices of the copper foil we sell to customers compose of both the cost of the copper raw materials and the processing fees. Furthermore, the processing fee composes of processing cost and margin. We refer to the average market price of copper in the preceding one to three months when determining the pricing of copper that we may have purchased for production or sales in the current month, which in turn composites the price of our copper foil products in the current month. Historically, regardless of how much the market price of copper fluctuates, we have been able to pass nearly entire procurement costs of copper raw materials onto our customers. Therefore, assuming our unit processing fees and unit processing cost remain unchanged, an increase or decrease in the price of copper raw materials will result in a corresponding increase or decrease in our unit revenue, leading to a decrease or increase in our gross profit margin. Historically, the fluctuation of copper price did not have a material impact on our profitability on an annual basis. The processing fees essentially represent our value added portion by converting copper raw materials into copper foil products. For more information about our production processes, please refer to the “Business—Manufacturing.”

We determine processing fees based on a comprehensive assessment of various factors, including but not limited to levels of technicality across all types of products, market supply and demand conditions, internal parameter requirements, specific customer needs, and production costs such as labor and utilities. When we fix and bill our selling prices, we adjust our processing fee at our own discretion based on our best market knowledge with reference to the market rate of processing fee. Higher processing fees typically arise from advanced technical requirements of products where our customers can improve their products with our offerings. In addition, reliable track records, quality of products, processing cost, and production efficiency are also factors that may affect the pricing. Mutual trust between our customers and us established through long-term, stable, high-quality supply relationships may also contribute to higher processing fees.

Our revenue increased by 24.9% from RMB8,762.3 million in 2024 to RMB10,942.1 million (US$1,564.7 million) in 2025. We recorded net loss of RMB292.9 million in 2024 and net income of RMB20.3 million (US$2.9 million) in 2025. We had a net (loss) income margin of (3.3)% and 0.2% in 2024 and 2025, respectively. Our adjusted EBITDA was RMB502.8 million and RMB868.9 million (US$124.2 million), and our adjusted EBITDA margin was 5.7% and 7.9% in 2024 and 2025, respectively, See “—Non-GAAP Financial Measures.”

As copper foil manufacturers gradually release their new production capacity, the supply growth could outpace the demand growth. The tentative imbalance between market supply and demand could cause a downward pricing pressure to copper foil manufacturers as processing fees may reduce. However, with our dedication to developing high-end copper foil with higher margins, we anticipate mitigating such negative cyclical impacts and improving our overall gross margin in the future.

Key Factors Affecting Our Results of Operations

We believe that the following factors have had, and we expect that they will continue to have, a significant effect on the development of our business, financial condition and results of operations.

Customer Demand

Our results of business operations and financial performance heavily rely on the sales of our products. Demand for our products is highly dependent on market conditions in the end markets in which our customers operate. Due to increasing demand for LiBs in downstream markets such as EVs and ESSs, the global LiB copper foil market has experienced a rapid growth in recent years. Benefiting from such favorable tailwinds, we have also experienced rapid growth in our sales of LiB copper foil. From 2024 to 2025, the sales volume of our LiB copper foil has increased by 24.4% from 90,034 metric tons to 111,985 metric tons. The sales volume of our PCB-grade copper foil has decreased by 28.9% from 14,302 metric tons to 10,168 metric tons from 2024 to 2025, mainly reflecting our proactive optimization of product mix, as we strategically prioritized higher-end PCB-grade copper foil products to capture growing demand in such segment. Furthermore, the market for copper-based materials is vast and fast-growing. Our ability to maintain strong relationships with our major customers is crucial for maintaining and growing our profitability. We believe that future market conditions of end markets in which our customers operate are expected to continue affecting our results of operations. For example, an increasing demand for EVs, ESSs and next-generation communication devices will continue to fuel our business growth, while any reduced market demand in these industry sectors may result in a decline in the businesses of our customers, and may, in turn, reduce their purchase of our copper foil. For details, see “Risk Factors—Risks Related to Our Business and Industry—Our business is affected by the market demand for products that many of our major customers sell, and any decline in the businesses of our customers could reduce the purchase of our products by these customers and materially and adversely affect our business, prospects, financial condition and results of operations” and “Risk Factors—Risks Related to Our Business and Industry—The loss of, or a significant reduction in orders from, certain group of large customers would significantly reduce our revenue and harm our results of operations.”

Technology Capabilities

Our industry is highly competitive and is characterized by increasingly rapid technological change, product obsolescence, competitive pricing pressure and evolving standards, which are factors that will affect our financial performance and profitability. Leveraging our technology capabilities, we are capable of offering products tailored to our customers’ specific requirements for the quality and features of copper foil. In recent years, developing and producing ultra-thin LiB copper foil with high tensile strength has emerged as a key trend gaining popularity in the LiB copper foil market, as manufacturers of LiB copper foil continue to adapt to new requirements of downstream products. By adhering to a market- and client-oriented approach, we were the first in China to successfully develop 6µm high-strength LiB copper foil, and the first in the world to achieve the mass production of such copper foil, according to the Frost & Sullivan Report. Additionally, according to the same source, we were the first in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of the mass production of 4µm LiB copper foil with high tensile strength. Staying at the forefront of technological innovation and introducing new product offerings with new features and high quality in a timely and efficient manner will continue to be critical in growing our market share and revenue.

Product Mix

We anticipate that our results will be impacted by the increase or decrease of a given product as a percentage of total revenue relative to our other products, as the selling price and gross margin of our different products vary. For example, thinner copper foil are typically priced higher and deliver higher gross margins. We expect that our product mix will continue to affect our overall financial performance. Therefore, we strive to continue to penetrate high-margin copper foil product market sectors to build a more comprehensive, diverse and profitable product mix. Our future ability to shape our product mix with higher margin products making up a larger percentage of our total revenue will impact our results of operations.

Production Capacity

Our ability to quickly respond to market demand, address customers’ changing needs, and meet production timelines depends, to a large extent, on our ability to ramp up production and achieve delivery targets, and the results of which will affect our financial performance. However, achieving an optimal production capacity and related capital expenditures remains challenging. It will depend on a variety of factors, including our ability to design and construct new manufacturing sites, to develop additional automated, high-volume manufacturing lines, to effectively allocate our production capacity across different types of products, to utilize planned capacity in our existing facilities and expand our production capacity in new geographies to meet the global production needs of our customers, as well as to mitigate supply chain constraints and efficiently manage our labor force. We also expect our capital expenditures to increase as we expand our overall production capacity and operations. Nevertheless, if we are able to maintain satisfactory production utilization rate and productivity, our enhanced production capacity will enable us to reduce our unit manufacturing costs through economies of scale, and allow us to seize the growth opportunities in the global market. Moreover, manufacturers with greater scale are in a better position to obtain price discounts from suppliers and gain a greater market share of products by taking on additional large-volume orders from customers.

Cost Control

Our results of operations are affected by our ability to control costs, including the procurement price of copper and other raw materials, manufacturing costs and operating expenses. Volatility in the price of copper and other raw materials makes our cost management challenging. We have a track record of actively managing and/or successfully passing along to our customers copper price fluctuations. To the extent we may not be able to fully pass increased costs and expenses onto our customers, or to a lesser extent, our gross margin, results of operations and financial condition may be materially and adversely affected. We also seek to collaborate and maintain a close relationship with our suppliers to improve quality, increase yields and lower raw materials, energy and other manufacturing costs. We continually monitor and work to improve our manufacturing process and techniques, enhance manufacturing automation and efficiency, reduce the cost of our products and improve the potential customer value proposition of our products.

Key Components of Results of Operations

Revenue

We derive our revenue primarily from contracts with customers, including the sales of LiB copper foil, PCB-grade copper foil and others.

In line with industry practice, our price for copper foil products incorporates the copper price plus a processing fee. We refer to the average market price of copper in the preceding month when determining the pricing of copper that we may have purchased for production or sales in the current month, which in turn composites the price of our copper foil products in the current month. Historically, we have been able to pass along substantially all of the copper cost to our customers. We may adjust the processing fee, a major component of our copper foil product price, from time to time, based on market conditions and our business strategy. Copper foil products characterized by higher technical requirements, such as ultra-thin copper foil products, are typically priced with higher processing fees.

The following table sets forth the breakdown of our revenue in absolute amount and as a percentage of our total revenue for the years indicated:

	For the Year ended December 31,
	2024		2025
	RMB	%	RMB	US$	%
	(in thousands, except %)
Revenue from contracts with customers
LiB copper foil	7,401,455	84.4	9,890,539	1,414,329	90.4
PCB-grade copper foil	1,127,246	12.9	865,481	123,762	7.9
Others	233,579	2.7	186,082	26,609	1.7

Total	8,762,280	100.0	10,942,102	1,564,700	100.0

LiB Copper Foil

We derive the majority of our revenue from selling LiB copper foil. Our revenue is affected by changes in the price, volume and mix of products purchased by our customers. The price and sales volume of our LiB copper foil are driven by market conditions, the demand for our products, and changes in product mix. Customers typically have specific requirements for the quality characteristics of copper foil, such as tensile strength and elongation rate, and for the specifications of copper foil tailored to the volume, energy density, and range capacity of batteries. We expect that our revenue from sales of LiB copper foil to increase in the foreseeable future, as customers’ demands in China are trending towards thinner foil with higher selling price per unit, and our increased production capacity allows us to meet higher volume of orders.

PCB-Grade Copper Foil

Our revenue derived from PCB-grade copper foil is primarily affected by the demand of customers engaged in downstream businesses. We will continue to strategically allocate our production capacity based on the downstream market demand for LiB copper foil and PCB-grade copper foil.

Others

Our revenue also derived from sales of waste copper foil and anode plates, and sales of flexible copper-clad laminates.

Cost of Revenues

Cost of revenues consists primarily of (i) cost of copper; (ii) cost of utilities and other raw materials; (iii) direct labor costs, including salaries and benefits for employees directly involved in manufacturing activities; and (iv) depreciation of property, plant and equipment.

In the foreseeable future, we expect our total cost of revenues in absolute amount to increase, in line with our business growth. However, we believe our per unit cost of revenues will decrease and our manufacturing efficiency will improve as a result of technological innovation, including improvements in production processes and automation. In addition, our business growth is expected to create greater economies of scale, especially relating to depreciation and amortization costs as well as other cost of revenues for products that are not highly sensitive to production volume.

Selling and Marketing Expenses

Our selling and marketing expenses consist primarily of (i) employee costs, including salaries and other benefits for our sales personnel; and (ii) sales-related travel and other expenses. We expect that our selling and marketing expenses will increase in absolute amount, as we continue to expand our sales teams, presence and marketing efforts to increase the adoption and market awareness of our products.

General and Administrative Expenses

Our general and administrative expenses consist primarily of (i) employee expenses, including salaries and other benefits of employees from our administrative and other operating functions; (ii) share-based compensation expenses; (iii) fees for professional services; and (iv) other expenses, such as depreciation and amortization expenses, tax and surcharges. We expect that our general and administrative expenses will increase in absolute amount in the foreseeable future, as we continue to grow our business and incur increased cost in audit, tax, accounting, legal and other costs related to compliance with applicable securities and other rules and regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Research and Development Expenses

Our research and development expenses consist primarily of (i) direct research and development costs, including material and energy costs associated with research and development activities; (ii) employee costs, including salaries and other benefits for our research and development employees; and (iii) depreciation of properties and equipment for research and development use. We expect our research and development expenses to increase in absolute amount in the foreseeable future, as we continue to invest in advanced manufacturing technologies and product innovations.

Other Operating Income

Our other operating income consists primarily of government grants.

Interest Expense

Our interest expense consists primarily of (i) interest expenses on bank loans and other borrowings; and (ii) interest expenses for the derecognized notes receivable and accounts receivable.

Non-GAAP Financial Measures

We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, is helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations, and assists in comparisons with other companies, many of which use similar financial information. We also believe that presentation of the non-GAAP financial measures provides useful information to our investors regarding our results of operations because it provides investors with greater transparency to the information used by our management in our financial and operational decision making so that investors can see through the eyes of our management regarding important financial metrics that our management uses to run the business as well as allowing investors to better understand our performance.

We define adjusted EBITDA and adjusted EBITDA margin as net (loss) income and net (loss) income margin, respectively, adjusted to exclude income tax (benefit) expense, interest income and expense, foreign exchange gain, depreciation and amortization and share-based compensation. Our management regularly reviews adjusted EBITDA and adjusted EBITDA margin to assess the performance of our business.

The tables below reconcile each of the following non-GAAP financial measures to its respective most directly comparable U.S. GAAP measure for the years presented.

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands, except %)
Revenue	8,762,280	10,942,102	1,564,700
Net (loss) income	(292,859)	20,315	2,905
Non-GAAP adjustment:
Income tax (benefit) expense	(58,179)	11,540	1,650
Interest income	(58,742)	(40,080)	(5,731)
Interest expense	429,165	373,663	53,433
Foreign exchange gain, net	(2,596)	(543)	(78)
Depreciation and amortization	452,761	501,805	71,757
Share-based compensation	33,274	2,151	308
Adjusted EBITDA	502,824	868,851	124,244
Net (loss) income margin	(3.3)%	0.2%	0.2%
Adjusted EBITDA margin	5.7%	7.9%	7.9%

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporate or capital gains tax in the Cayman Islands. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary in Hong Kong is subject to Hong Kong profits tax on its activities conducted in Hong Kong at a uniform tax rate of 16.5%. Under Hong Kong tax law, our subsidiary in Hong Kong is exempted from income tax on their foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends. No provision for Hong Kong profits tax was made as we had no assessable profit that was subject to Hong Kong profits tax during fiscal years 2024 or 2025.

PRC

Our subsidiaries in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. Lingbao Wason, Baoxin Electronic, Lingbao Hongyu, Shaanxi Hanhe, Shandong Hesheng and Nanjing Longxin, which are our PRC subsidiaries, have been qualified as high and new technology enterprises, or HNTEs, and accordingly are entitled to a reduced income tax rate of 15%. In addition, Nanning Ningxin is entitled to an effective income tax rate of 9%, due to its qualification for local tax benefits. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6% or 13% on the services we provide and related surcharges. We are also subject to surcharges on VAT payments in accordance with PRC law.

As a Cayman Islands holding company, we may receive dividends from PRC subsidiaries. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Chinese Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and upon the approval of relevant tax authorities. Pursuant to the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In October 2019, the SAT promulgated the Administrative Measures for Non-resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, our subsidiary in Hong Kong will be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax rate in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Results of Operations

The following table summarizes our results of operations for the years indicated:

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands)
Revenues	8,762,280	10,942,102	1,564,700
Cost of revenues	(8,382,853)	(10,215,145)	(1,460,746)
Gross profit	379,427	726,957	103,954
Selling and marketing expenses	(33,059)	(44,735)	(6,397)
General and administrative expenses	(253,442)	(189,025)	(27,030)
Research and development expenses	(276,409)	(334,848)	(47,883)
Other operating income	210,592	192,145	27,476
Total operating expenses, net	(352,318)	(376,463)	(53,834)
Operating income	27,109	350,494	50,120
Interest income	58,742	40,080	5,731
Interest expense	(429,165)	(373,663)	(53,433)
Foreign exchange gain, net	2,596	543	78
Others, net	(10,320)	14,401	2,059
(Loss) income before income taxes	(351,038)	31,855	4,555
Income tax benefit (expense)	58,179	(11,540)	(1,650)
Net (loss) income	(292,859)	20,315	2,905
Less: Net income attributable to non-controlling interests	1,602	977	140
Net (loss) income attributable to Londian Wason New Energy Tech Inc.	(294,461)	19,338	2,765

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Revenue

Our revenue increased by 24.9% from RMB8,762.3 million in 2024 to RMB10,942.1 million (US$1,564.7 million) in 2025, primarily due to our increased sales volume of LiB copper foil, which increased by 24.4% from 90,034 metric tons in 2024 to 111,985 metric tons in 2025, mainly resulting from (i) the recovery in downstream demand, particularly from the new energy vehicle and energy storage sectors, which drove a rebound in overall demand for LiB copper foil, (ii) a diversified customer base that includes many leading companies in various fields with growing needs, and (iii) our continued product mix upgrade, supported by the successful commercialization and increased market adoption of high-end copper foil products, particularly ultra-thin copper foil of 6µm and below.

•

Our revenue from sales of LiB copper foil increased by 33.6% from RMB7,401.5 million in 2024 to RMB9,890.5 million (US$1,414.3 million) in 2025, primarily due to our sales volume of LiB copper foil increased by 24.4% for the reasons stated above. Moreover, the average selling price of LiB copper foil increased by 7.4% during the period due to increases in processing fee, primarily driven by the improvement in supply-demand dynamics amid a recovery in downstream demand, structural shortages of high-end products, industry-wide price adjustments, and our continued product mix optimization, with a higher contribution from high-value-added products.

•

Our revenue from sales of PCB-grade copper foil decreased by 23.2% from RMB1,127.2 million in 2024 to RMB865.5 million (US$123.8 million) in 2025, primarily due to a 28.9% decrease in our sales volume of PCB-grade copper foil from 2024 to 2025, primarily reflecting our strategic adjustment of business planning and product mix in 2025, under which we prioritized the optimization of our supply structure toward high-end PCB-grade copper foil customers and higher-value products to address expected growth in future market demand, and accordingly became more selective in accepting PCB-grade copper foil orders.

Copper price movements in China had a positive impact on our revenues during the period. According to Frost & Sullivan, the average copper price in China increased by 17.2% from RMB69.2/kg in 2024 to RMB81.1/kg in 2025.

Cost of Revenues

Our cost of revenues increased by 21.9% from RMB8,382.9 million in 2024 to RMB10,215.1 million (US$1,460.7 million) in 2025, primarily driven by cost of copper raw materials as our sales volume increased, and to a lesser extent, depreciation.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit increased by 91.6% from RMB379.4 million in 2024 to RMB727.0 million (US$104.0 million) in 2025. Our gross profit margin increased from 4.3% in 2024 to 6.6% in 2025. These increases were primarily attributable to the recovery in industry demand. In particular, steady growth in the new energy vehicle and energy storage markets contributed to a rebound in processing fees following the pricing pressure experienced in the prior period. At the same time, the industry’s shift toward higher value-added products supported our profitability. In particular, sales of ultra-thin LiB copper foil, especially products of 6µm and below, increased during the year, and such products typically command higher processing fees due to their greater technical complexity. In addition, we further improved cost efficiency through ongoing refinements to our production processes and tighter control over procurement costs.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 35.0% from RMB33.1 million in 2024 to RMB44.7 million (US$6.4 million) in 2025, primarily due to an increase in employee costs resulting from our business expansion, as we optimized our talent structure by hiring more skilled professionals and enhancing compensation and incentive levels to support increased business volume and maintain product and service quality.

General and Administrative Expenses

Our general and administrative expenses decreased by 25.4% from RMB253.4 million in 2024 to RMB189.0 million (US$27.0 million) in 2025, primarily due to a decrease in share-based compensation expenses.

Research and Development Expenses

Our research and development expenses increased by 21.1% from RMB276.4 million in 2024 to RMB334.8 million (US$47.9 million) in 2025, primarily due to (i) an increase in material associated with research and development activities of RMB44.2 million and (ii) an increase in depreciation of R&D equipment of RMB18.9 million.

Other Operating Income

Our other operating income decreased from RMB210.6 million in 2024 to RMB192.1 million (US$27.5 million) in 2025, primarily due to less subsidies enjoyed in 2025.

(Loss) Income Before Income Taxes

As a result of the foregoing, we recorded loss before income taxes of RMB351.0 million in 2024, and income before income taxes of RMB31.9 million (US$4.6 million) in 2025.

Income Tax (Benefit) Expense

We recorded income tax benefit at RMB58.2 million in 2024, primarily due to the recognition of deferred tax assets related to the losses incurred during the period. We recorded income tax expense at RMB11.5 million (US$1.7 million) in 2025, primarily due to the recognition of income tax following our profitability.

Net (Loss) Income

As a result of the foregoing, we recorded net loss at RMB292.9 million in 2024, and net income at RMB20.3 million (US$2.9 million) in 2025.

Selected Unaudited Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations data for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our annual consolidated financial statements. The unaudited consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our operating results for the quarters presented.

	For the Three Months ended,
	March 31,	June 30,	September 30,	December 31,
	2025	2025	2025	2025
	RMB	RMB	RMB	RMB
	(unaudited)
	(in thousands)
Revenues	1,905,692	2,506,092	2,937,395	3,592,923
Cost of revenues	(1,849,397)	(2,357,137)	(2,721,179)	(3,287,432)
Gross profit	56,295	148,955	216,216	305,491
Operating expenses, net:
Selling and marketing expenses	(8,898)	(11,296)	(11,012)	(13,529)
General and administrative expenses	(40,490)	(44,685)	(44,931)	(58,919)
Research and development expenses	(60,670)	(78,951)	(89,706)	(105,521)
Other operating income	53,984	45,876	7,682	84,603
Total operating expenses, net	(56,074)	(89,056)	(137,967)	(93,366)
Operating income	221	59,899	78,249	212,125
Interest income	15,948	6,859	7,538	9,735
Interest expense	(95,357)	(81,090)	(93,678)	(103,538)
Foreign exchange gain (loss), net	1,363	320	(60)	(1,080)
Others, net	8,911	(4,243)	24,108	(14,375)
(Loss) income before income taxes	(68,914)	(18,255)	16,157	102,867
Income tax benefit (expense)	466	(7,729)	5,696	(9,973)
Net (loss) income	(68,448)	(25,984)	21,853	92,894
Less: Net income (loss) attributable to non-controlling interests	407	(803)	1,389	(16)
Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.	(68,855)	(25,181)	20,464	92,910

Liquidity and Capital Resources

Cash Flows and Working Capital

Historically, we have financed our operations and capital expenditures primarily through cash generated from our operating activities, bank loans and other borrowings, and cash generated from shareholder financing activities. As of December 31, 2024 and 2025, we had RMB3,500.4 million and RMB2,810.4 million (US$401.9 million) in cash, cash equivalents and restricted cash, respectively. Our cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions. Our restricted cash consists primarily of deposits pledged for issuing bank acceptance notes and letters of credit.

For the year ended December 31, 2024 and 2025, we had a net cash operating outflow of RMB126.0 million and RMB81.3 million (US$11.6 million), respectively. If we determine that we cannot meet our current or expected liquidity requirements, or should our efforts in controlling capital expenditures and operational expenses and obtaining new financing sources be unsuccessful, we may seek to issue equity or debt securities or obtain additional credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that might restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. Our anticipated revenue growth and cash inflows for the foreseeable future and planned actions are based on our current expectations, beliefs and estimates and are not guarantees of our future operating results, liquidity and ability to continue operations.

As of December 31, 2025, most of our cash and cash equivalents and restricted cash were held in China and denominated in Renminbi. Substantially all of our future revenue is likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration in the event that we need to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt owed to entities outside China, or to make other capital expenditure payments outside China.

Summary Consolidated Cash Flow Data

The following table sets forth a summary of our cash flows for the years indicated:

	For the Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(125,981)	(81,262)	(11,621)
Net cash used in investing activities	(930,923)	(727,146)	(103,980)
Net cash provided by financing activities	569,006	109,636	15,680
Net decrease in cash, cash equivalents and restricted cash	(485,656)	(690,028)	(98,672)
Cash, cash equivalents and restricted cash at the beginning of the year	3,986,087	3,500,431	500,555
Cash, cash equivalents and restricted cash at the end of the year	3,500,431	2,810,403	401,883

Operating Activities

Net cash used in operating activities in 2025 of RMB81.3 million (US$11.6 million) primarily related to our net income of RMB20.3 million (US$2.9 million), adjusted for depreciation and amortization of RMB493.7 million

(US$70.6 million). Changes in operating assets and liabilities primarily related to an increase of accounts and notes payable of RMB647.5 million (US$92.6 million), partially offset by an increase of accounts receivable of RMB605.8 million (US$86.6 million), an increase of notes receivable of RMB352.0 million (US$50.3 million) and an increase of inventories of RMB300.5 million (US$43.0 million).

Net cash used in operating activities in 2024 of RMB126.0 million primarily related to our net loss of RMB292.9 million, adjusted for depreciation and amortization of RMB444.6 million, and share-based compensation of RMB33.3 million, partially offset by gain on disposals of property and equipment of RMB1.4 million and deferred income tax of RMB58.2 million. Changes in operating assets and liabilities primarily related to an increase of account and notes payable of RMB646.2 million, and an increase of accrued expenses and other current liabilities of RMB160.0 million, partially offset by an increase of accounts receivable of RMB722.0 million, an increase of notes receivable of RMB277.4 million and an increase of inventories of RMB223.2 million.

Our net cash used in operating activities decreased from RMB126.0 million in 2024 to RMB81.3 million in 2025, primarily attributable to our continued improvements in our working capital management, in particular our improvements in profitability, reflected by our net loss of RMB292.9 million in 2024 to net income of RMB20.3 million (US$2.9 million) in 2025. This was partially offset by greater increases in inventories of RMB300.5 million in 2025, compared to an increase in inventories of RMB223.2 million in 2024, which was due to an increase of business and production volume.

Investing Activities

Net cash used in investing activities in 2025 was RMB727.1 million (US$104.0 million), primarily due to the purchase of property, plant and equipment of RMB727.1 million.

Net cash used in investing activities in 2024 was RMB930.9 million, primarily due to the purchase of property, plant and equipment of RMB931.3 million, offset by proceeds from disposal of property, plant and equipment of RMB0.4 million.

Financing Activities

Net cash generated from financial activities in 2025 was RMB109.6 million (US$15.7 million), primarily due to proceeds from short-term borrowings of RMB7,965.3 million (US$1,139.0 million), proceeds from long-term borrowings of RMB2,097.5 million (US$299.9 million), and proceeds of borrowings from related parties of RMB153.8 million (US$22.0 million), partially offset by repayment of short-term borrowings of RMB9,739.8 million (US$1,392.8 million), and repayment of long-term borrowings of RMB217.4 million (US$31.1 million).

Net cash generated from financial activities in 2024 was RMB569.0 million, primarily due to proceeds from short-term borrowings of RMB8,983.5 million, proceeds from long-term borrowings of RMB1,410.9 million, proceeds of borrowings from related parties of RMB399.7 million, and proceeds from issuance of shares of a subsidiary of RMB100.0 million, partially offset by repayment of short-term borrowings of RMB9,997.1 million, and repayment of borrowings from related parties of RMB218.0 million.

Material Cash Requirements

Our material cash requirements as of December 31, 2025 and any subsequent period primarily include our operating working capital requirements.

Capital Expenditures

We made capital expenditures of RMB931.3 million and RMB727.1 million (US$104.0 million) in 2024 and 2025, respectively. In these periods, our capital expenditures were mainly used for the purchase of property and equipment, intangible assets. We will continue to make capital expenditures to meet the expected growth of our business. See “Business—Properties.”

Contractual Obligations

Our contractual obligations primarily included the payment of principal and interest under our debt obligations, as well as our purchase obligations with suppliers.

Lease

The following table sets forth our contractual obligations for lease as of December 31, 2025:

	Operating leases		Financing leases
	RMB	US$	RMB	US$
	(in thousands)
Year ending December 31, 2026	—	—	62,019	8,869
Year ending December 31, 2027	18,789	2,687	77,274	11,050
Year ending December 31, 2028	—	—	56,760	8,117
Year ending December 31, 2029	—	—	54,202	7,751

Total future lease payments	18,789	2,687	250,255	35,787
Less: imputed interest	1,536	220	22,499	3,218

Total lease liability balance	17,253	2,467	227,756	32,569

Borrowings

As of December 31, 2025, we had the unutilized credit facility available of RMB83.9 million (US$12.0 million). These credit facilities require us to comply with customary covenants. In addition, certain borrowing agreements between our PRC operating subsidiaries with a commercial bank in China contain a financial covenant requiring such subsidiaries to maintain a debt-to-asset ratio of not more than 0.8 during the specified periods described therein.

As of December 31, 2025, we had RMB5,544.9 million (US$792.9 million) in outstanding short-term borrowings bearing a weighted average interest rate of 3.4% per annum and RMB3,969.4 million (US$567.6 million) in outstanding long-term borrowings bearing a weighted average interest rate of 3.9%. As of the date of this prospectus, there are no deviations from the covenants, nor the acceleration rights of the banks exist. Historically, no lending bank exercised its acceleration right to accelerate any borrowing containing similar clauses, and we have been successful in rolling over a substantial majority of our short term loans.

Purchase Obligations

We have entered into purchase agreements and other agreements mainly for equipment procurement. Our capital commitments under these agreements amounted to RMB448.9 million (US$64.2 million) as of December 31, 2025, which are scheduled to be paid within one to two years. We anticipate using funds from bank borrowings, finance leasing and capital contribution from other shareholders of our subsidiaries, as the case may be, to fulfill these capital commitments.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

LONDIAN WASON NEW ENERGY TECH INC. is a holding company with no material operations of its own. We conduct substantially all of our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to the law applicable to China’s foreign investment enterprise, our subsidiaries that are foreign investment enterprises in the PRC have to make appropriation from their after-tax profits, as determined under PRC accounting standards, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC accounting standards. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds are at our subsidiaries’ discretion.

As an offshore holding company, LONDIAN WASON NEW ENERGY TECH INC. is permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fundraising activities to our PRC subsidiaries only through loans or capital contributions, subject to the satisfaction of the applicable government registration, reporting, filing or approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and statutory requirements on currency conversion may restrict or delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries when needed.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal controls and procedures. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2024, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified is our company’s lack of sufficient accounting and financial reporting personnel with requisite knowledge, skills and experience in application of U.S. GAAP and SEC reporting requirements.

We have started implementing a number of measures to address this material weakness identified, including: (i) enhancing the capabilities of our existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP and SEC rules and regulations; (ii) hiring additional qualified accounting and financial reporting personnel with an appropriate understanding of the U.S. GAAP and SEC reporting requirements; and (iii) establishing internal control team and engaging external consulting firm to assist in assessing Sarbanes-Oxley compliance readiness and improve overall internal controls.

Because such remediation measures were not fully implemented, management concluded that the material weakness still existed as of December 31, 2025.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors—General Risks—We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate the material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of the ADSs.”

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for the year ended December 31, 2024 and 2025 were increases of 0.2% and 0.0%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosures about Market Risks

Credit Risk

Our credit risk is primarily attributable to accounts and notes receivable and other receivables. Our exposure to credit risk arising from cash and cash equivalents, restricted cash is limited because the counterparties are banks and financial institutions with sound credit ratings, for which we consider to have low credit risk. We do not provide any guarantees which would expose us to credit risk.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to our borrowings. Borrowings issued at variable rates and at fixed rates carry a degree of cash flow interest rate risk and fair value interest rate risk, respectively. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

Foreign Exchange Risk

Substantially all of our revenue and expenses are denominated in Renminbi. We are exposed to foreign currency risk primarily through sales and purchases which give rise to accounts receivable, other payables and cash balances that are denominated in a foreign currency, primarily U.S. dollars.

We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although, in general, our exposure to foreign exchange risks should be limited, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while the ADSs representing our ordinary shares will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt or for other business purposes, appreciation of the U.S. dollar against Renminbi would reduce the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$    million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$    per ADS, assuming the underwriters do not exercise their option to purchase additional ADSs. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation/depreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB    for US$1.00 as of December 31, 2025, to a rate of RMB    to US$1.00, will result in an increase/decrease of RMB    million in our net proceeds from this offering. A 10% appreciation/depreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB    for US$1.00 as of    , 2026 to a rate of RMB    to US$1.00, will result in a decrease/increase of RMB    million in our net proceeds from this offering.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with U.S. GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.

See Note 2, “Significant Accounting Policies,” to our audited consolidated financial statements, included elsewhere in this prospectus for information about these critical accounting policies, as well as a description of our other significant accounting policies.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. We assess goodwill for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events or circumstances that indicate the carrying value may not be recoverable.

A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. We determine our reporting units by first identifying our operating segments, and then assesses whether any components of these segments constituted a business for which discrete financial information is available and where our segment manager regularly reviews the operating results of that component. We determined that we have one reporting unit because components under such unit either did not have discrete financial information or their operating results were not regularly reviewed by our segment manager.

We have the option to assess qualitative factors first to determine whether it is necessary to perform the quantitative test in accordance with ASC 350-20, Intangibles — Goodwill and Other: Goodwill (“ASC 350-20”). In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If we believe, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, we perform quantitative impairment test by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, we record an impairment loss equal to that excess.

We elected to bypass the qualitative assessment and proceeded directly to perform the quantitative test for our reporting unit for the years ended December 31, 2024 and 2025, with the assistance of an independent third-party valuation firm. We estimated fair value using the income approach.

The fair value of the reporting unit is determined based on the income approach using the discounted cash flow methodology, which incorporated certain assumptions including projections of future operating results and cash flows of the reporting unit that are based on internal budgets and strategic plans, expected long-term growth rates, terminal values, weighted average cost of capital considering the external factors and market conditions. Considerable management judgement is used to estimate future cashflows, such as revenues expected to be generated from the sales of copper foil. Actual results may vary significantly from the estimates as they are forward-looking and include assumptions about economic and market conditions with uncertain future outcomes. No impairment was recorded for all periods presented.

Methodologies and Significant Estimates Utilized in Determining the Fair Value of the Reporting Unit

These key assumptions utilized in the discounted cash flow valuation methodology require significant management judgments, including:

•

Future cash flow assumptions — The projections for future cash flows utilized in the models are derived from historical experience and assumptions regarding future growth and profitability of the reporting unit. These projections are consistent with our operating budget and strategic plan. Cash flows for the five years subsequent to the date of the quantitative goodwill impairment test were utilized in the determination of the fair value of the reporting unit. The growth rates assumed a gradual increase in revenue based on new customer acquisition and market expansion. Beyond five years, a terminal value was determined using a perpetuity growth rate based on inflation and real GDP growth rates. A sensitivity analysis of the revenue growth rates and gross profit was performed on the reporting unit.

•

Weighted average cost of capital (“WACC”) — The WACC is the rate used to discount the reporting unit’s estimated future cash flows. The WACC is calculated based on the proportionate weighting of the cost of debt and equity. The cost of equity is based on a risk-free interest rate and an equity risk factor, which is derived from public companies similar to the reporting unit and captures the perceived risks and uncertainties associated with the reporting unit’s cash flows. The cost of debt component is calculated as the weighted average cost associated with all of our outstanding borrowings as of the date of the impairment test. The cost of debt and equity is weighted based on the debt to market capitalization ratio of publicly traded companies with similarities to the reporting unit being tested.

Impairment of Long-lived Assets other than Goodwill

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a long-lived asset group may not be recoverable. When these events occur, we assess the recoverability of these assets (asset group) by determining whether or not the carrying amount of the assets (asset group) will be recovered through the undiscounted future cash flows expected to be generated from their use and eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset (asset group), we recognize an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. There was no impairment loss recognized for long-lived assets for all periods presented.

Revenue Recognition

Revenue is recognized when control of the promised goods are transferred to the customers, in an amount of consideration that we expect to be entitled to in exchange for those goods, net of value-added taxes (“VAT”).

We recognize sales of electrolytic copper foil at a point in time following the transfer of control of its products, including copper foil for lithium-ion batteries and copper foil used in PCB and other electronic circuits, to the customers according to the terms of the underlying contracts. For domestic sales, the transfer of control occurs upon delivery to the customers. For international sales, the transfer of control occurs upon completion of customs clearance or delivery of goods to the designated carrier. For consignment sales, we deliver the products to the customers’ designated location as stipulated in the contract. We recognize revenue when the products are used by the customer.

Inventories

Inventories consist of raw materials, work in progress and finished goods which are stated at the lower of cost and net realizable value. Cost of inventories is determined using the weighted average cost method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for decreases in sales price, obsolescence, or similar reductions in the estimated net realizable value, and are recorded in cost of revenues. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. We also review inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the product less the estimated cost to convert inventory on hand into a finished product. Once inventory is written down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Impact of Recently Issued Accounting Standards

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2, “Significant Accounting Policies,” to our consolidated financial statements, included elsewhere in this prospectus.

INDUSTRY OVERVIEW

We have engaged Frost & Sullivan, a leading global management consulting firm, to prepare an industry report that analyzes this industry in the context of the copper foil industry. All the information, data and estimates presented in this section have been derived from Frost & Sullivan’s industry report, or the Frost & Sullivan Report, unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. Although the following discussion describes historical growth and includes projections for expected future growth, this future growth may not occur at the rates that are projected or at all.

Overview of Copper Foil Industry

Copper is commonly used in electrical and electronic industries due to its high ductility, malleability, thermal and electrical conductivity, as well as resistance to corrosion. Copper foil, a thin copper film, is a key material for manufacturing electrical and electronic devices.

In terms of manufacturing process, copper foil can be classified into two types—calendared copper foil, or rolled copper foil, and electrolytic copper foil. Electrolytic copper foil is made through copper dissolution and electrolysis, where copper ions in a copper sulfate solution are precipitated with an electric current, and then processed through anti-oxidation and surface treatment. In contrast, rolled copper foil is produced by a process called “calendaring,” where copper bars are melted and rolled into thin sheets. Rolled copper foil are widely applied in the electrical and electronic industries, enabling bending resistance, due to its high flexibility and ductility; whereas electrolytic copper foil, serving as a current collector that emits heat, are mainly used to manufacture lithium-ion batteries and printed circuit boards, or PCBs, for the electronic information industry. Today, electrolytic copper foil is the most commonly used copper foil in the global market, accounting for over 95% of global copper foil production in 2025. In terms of applications, electrolytic copper foil can be classified into copper foil for lithium-ion batteries, or LiB copper foil, and copper foil used in PCB and other electronic circuits, or PCB-grade copper foil. The following chart sets forth the market size of the global LiB copper foil and PCB-grade copper foil market as measured by sales volume for the periods indicated.

LiB Copper Foil

Lithium-ion battery is a type of rechargeable battery, in which lithium-ions move between cathode and anode during charge and discharge. LiB copper foil is used as anode current collector in the manufacturing of lithium-ion batteries. It can increase energy density and durability of lithium-ion batteries due to the following features:

•

Transmission efficiency: Due to its excellent electrical conductivity, LiB copper foil enables efficient charge and discharge of lithium-ion batteries by effectively collecting and transporting electrons.

•	Corrosion resistance: Since LiB copper foil is resistant to corrosion from exposure to air, water and other elements, it allows lithium-ion batteries to remain functional for an extended period.

•

Balance of tensile strength and conductivity: LiB copper foil enables electricity transmission with low resistance due to its high electrical conductivity. Additionally, the high tensile strength of LiB copper foil makes it less susceptible to fracture during the manufacturing process.

PCB-grade Copper Foil

PCBs are printed boards used in telecommunication and other electronic devices to connect electronic components to one another through conductive pathways in a controlled manner. PCB-grade copper foil, as a conductive body, is applied in PCBs to trace pathways and guide the flow of charges and signals within electronic devices.

Key Technical Indicators of Copper Foil

Copper foil are commonly evaluated by the following six technical indicators, which significantly affect the production and performance of lithium-ion batteries, PCBs and other downstream products.

•

Thickness: The thickness of copper foil is directly associated with battery power density and the lifespan of electronic products. Thinner copper foil can save lithium-ion batteries’ volumes and increase power density, which enhance the competitiveness of EVs. The thickness of copper foil also affects the power supply and signal transmission of the PCBs.

•

Area density: The area density of copper foil refers to the level of uniformity of thickness of copper foil. The deviation of area density across a copper foil roll is a key indicator of its quality consistency, which is particularly important to ensure optimal performance, reliability and safety of lithium-ion batteries and electronic devices.

•

Elongation rate: A high elongation rate typically represents high stretchiness of copper foil, which is essential for achieving high yield and capacity, low internal resistance and a longer lifespan of lithium-ion batteries and electronic devices.

•

Tensile strength: The tensile strength of copper foil refers to the endurance of copper foil from weight pressure. Copper foil with high tensile strength typically present low internal resistance and defect rate, which can enhance the capacity and lifespan of lithium-ion batteries and electronic devices.

•

Surface roughness: Surface roughness affects the internal resistance and lifespan of lithium-ion batteries. Low surface roughness is also essential for PCB-grade copper foil to facilitate communication signal transmission effectively.

•

Length: Copper foil with greater roll length reduces costs and enhances downstream production efficiency. It also reduces the defect rates and raw material and connection losses of lithium-ion batteries and PCBs.

Copper foil with advanced features as measured by one or more of the above technical indicators is referred to as high-end copper foil. Generally, high-end copper foil is manufactured using advanced technologies and strict quality control standards. High-end LiB copper foil is typically thinner and has higher tensile strength than regular LiB copper foil, while high-end PCB-grade copper foil is characterized by its low surface roughness, making it ideal for use in high-performance electronics.

Market Opportunities

LiB Copper Foil Market

The value chain of the LiB copper foil market consists primarily of (i) upstream suppliers of copper and other raw materials and suppliers of equipment; (ii) midstream LiB copper foil manufacturers; and (iii) downstream lithium-ion battery manufacturers that produce batteries applied in the new energy vehicles, or NEVs, energy storage systems, or ESSs, and consumer electronics industries, among others.

Due to increasing demand for lithium-ion batteries in downstream markets such as NEVs, energy storage and consumer electronics, the global lithium-ion battery market has experienced a rapid growth in recent years. The market size of global lithium-ion battery industry as measured by sales volume increased from 576.0 GWh in 2021 to 2,278.9 GWh in 2025, representing a CAGR of 41.0% from 2021 to 2025. Notably, to address the volatility and intermitted defects on the power grid under rapid growth in renewable energy generation, countries worldwide have implemented initiatives aimed at promoting energy storage facilities, driving the growth of global energy storage battery industry, according to the Frost & Sullivan Report. Thus, the market size of global energy storage battery by sales volume has surged from 70.0 GWh in 2021 to 632.3 GWh in 2025, and is expected to reach 1,704.3 GWh in 2030, representing a CAGR of 21.9% from 2025 to 2030, which is higher than the CAGR of EV battery and consumer electronics battery application scenarios during the same period, according to the Frost & Sullivan Report. Supported by downstream growth, particularly energy storage industry as a continuous growth engine, the market size of global lithium-ion battery industry by sales volume is expected to further increase to 5,912.8 GWh in 2030, representing a CAGR of 21.0% from 2025 to 2030, according to the Frost & Sullivan Report. The following chart sets forth the market size of the global lithium-ion battery industry as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report

Mainly driven by growing demand for lithium-ion batteries, the global LiB copper foil market has also experienced a rapid growth in recent years. The market size of global LiB copper foil industry as measured by sales volume increased from 383,000 metric tons in 2021 to 1,468,000 metric tons in 2025, representing a CAGR of 39.9%, and is expected to further increase to 3,898,000 metric tons in 2030, representing a CAGR of 21.6% from 2025 to 2030. The following chart sets forth the market size of the global LiB copper foil market as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report

In terms of application scenarios, EV, energy storage and consumer electronics accounted for 57.0%, 33.3% and 4.2% of the total LiB copper foil market as measured by sales volume in 2025, respectively, according to the Frost & Sullivan Report. With continuous development of the renewable energy sector, the large-scale commercialization of ESSs will be accelerated, further increasing the application of LiB copper foil in energy storage sector. According to the Frost & Sullivan Report, the market share of energy storage in the total LiB copper foil market, in terms of sales volume, is expected to account for 31.7% in 2030. The charts below set forth the breakdowns by application scenarios of the LiB copper foil market as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report

Geographically, China, Europe and the United States accounted for 71.3%, 12.0% and 8.0% of the total LiB copper foil market as measured by sales volume in 2025, respectively, according to the Frost & Sullivan Report. According to the same source, to meet domestic demands from EV manufacturing and energy storage of power grids, the LiB copper foil markets in Europe and the United States will further grow and are expected to account for 14.1% and 9.2% of the total global sales volume in 2030, respectively. In addition, in response to the global trend towards energy electrification, Southeast Asian countries are working to develop their EV and energy storage industries, which is in turn driving the development of local LiB-related industries in the region.

In terms of thickness, a key factor affecting energy density and longevity of lithium-ion batteries, LiB copper foils with a thickness of 4.5µm to 6µm dominated the global LiB copper foil industry as measured by sales volume in recent years. According to the Frost & Sullivan Report, the sales volume of LiB copper foil with a thickness of 4.5µm to 6µm, above 6µm and 4.5µm or below accounted for 73.4%, 4.6% and 22.0% of the total global LiB copper foil sales volume in 2025, respectively. According to the same source, LiB copper foil with a thickness of 4.5µm to 6µm is expected to remain the dominant product type, accounting for 74.9% of the total global sales volume in 2030. However, due to a growing demand for lithium-ion batteries with greater energy density in the NEV industry, the market size of LiB copper foil with a thickness of 4.5µm or below will increase rapidly, and is expected to account for 25.0% of the total global sales volume in 2030. The following chart sets forth a breakdown of the global LiB copper foil market by thickness as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report, China Electronics Materials Association Industry Copper Foil Sub-Association

PCB-grade Copper Foil Market

The value chain of the PCB-grade copper foil market consists primarily of (i) upstream suppliers of copper and other raw materials and suppliers of equipment; (ii) midstream PCB-grade copper foil manufacturers; and (iii) downstream manufacturers of copper clad laminates and PCBs for applications in communication equipment, consumer electronics, automotive and electronics, among others.

The development of AI and big data industries has led to increased computing power and enhanced signal integrity, necessitating high-end PCB-grade copper foil with lower surface roughness, such as RTF and HVLP copper foil, to ensure efficient power delivery and reduce signal loss. The global demand for high-end PCB-grade copper foil has exceeded 100,000 metric tons in 2025, and is expected to surpass 190,000 metric tons by 2030, representing a CAGR of over 13% from 2025 to 2030, which is projected to continuously outpace supply growth during the same period, according to the Frost & Sullivan Report. With the surging demand for high-performance PCB-grade copper foil, the global sales volume of PCB-grade copper foil is expected to further increase to 886,000 metric tons in 2030, representing a CAGR of 5.6% from 2025 to 2030. The following chart sets forth the market size of the global PCB-grade copper foil market as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report

In terms of application scenarios, communication equipment, computers and consumer electronics accounted for 32.4%, 24.1% and 14.8% of global PCB-grade copper foil measured by sales volume in 2025. As AI and high-speed computing servers applications are emerging in the industry, the communication equipment sector, specifically including servers and storage devices, is expected to grow at the highest CAGR of 6.7% from 2025 to 2030 among application scenarios, accounting for 34.2% of the total global sales volume in 2030, according to the Frost & Sullivan Report. Additionally, coupled with new round of product upgrades, and adoption of both AI and high-performance computing technologies, both computers and consumer electronics are expected to increase its percentage to 24.6% and 15.3% of the total global sales volume in 2030, respectively.

Geographically, China, the United States and Europe accounted for 60.0%, 4.0% and 2.3% of the total PCB-grade copper foil market, respectively, in terms of sales volume in 2025, followed by other regions such as East Asia and Southeast Asia, according to the Frost & Sullivan Report. As semiconductors-related industries are becoming strategically important worldwide, the United States and Europe are localizing their supply chains. Moreover, to diversify sources of supply and reduce dependence on any single market, the PCB-grade copper foil industry is continuously expanding into additional emerging markets, particularly Southeast Asia. According to the same source, in 2030, China, the United States and Europe are expected to account for 66.5%, 4.5%, and 3.0% of the total PCB-grade copper foil market as measured by sales volume, respectively. The charts below set forth the breakdowns of the PCB-grade copper foil market as measured by sales volume for the periods indicated.

Source: Frost & Sullivan Report

Entry Barriers

The electrolytic copper foil industry is characterized by a number of entry barriers that make it difficult for new market entrants to establish a competitive position. According to the Frost & Sullivan Report, the major entry barriers of the copper foil industry are as follows:

•

R&D and Technology. Copper foil manufacturing is highly technology-driven. Every technological aspect of the manufacturing process affects the ultimate output and performance of copper foil. New market entrants face technological barriers that are hard to overcome quickly. They need strong research and development capabilities to develop new products quickly and adapt to the rapidly evolving downstream demands. Failure to engage with downstream customers during the early research and development stage may hinder their ability to seize market opportunities.

•

Equipment. Advanced equipment is crucial for the production of high-end copper foil. With growing demand, the global supply of advanced copper foil equipment may be limited. The ability of copper foil manufacturers to secure a stable supply of such key equipment from major suppliers globally is essential for them to launch new products and expand production capacities. New market entrants may struggle to acquire advanced equipment required for manufacturing high-end copper foil, and therefore, can face difficulties in meeting the rising market demand.

•

Customer Resources. Major lithium-ion battery and PCB manufacturers tend to establish long-term cooperation with top-tier copper foil manufacturers that have advanced manufacturing technologies, stable production capacity and broader geographic coverage. They also impose strict product certification requirements on copper foil suppliers. New market entrants may fail to compete for these quality customers due to the lack of close ties and high costs associated with the product certification processes, posing significant obstacles to market penetration.

•

Talents. The ability to attract talents with industry know-how and skills in mass production of high-end copper foil is crucial for copper foil manufacturers to stay competitive in the market. Established copper foil manufacturers have an advantage in absorbing high-caliber talents, which enables them to execute their product development and manufacturing strategies more effectively. New market entrants may struggle to overcome talent scarcity in the short term.

•	Capital Investment. In light of the asset-heavy nature of the copper foil industry, manufacturers need to establish a strong financial position to make continuous investments in product innovation and production capacity expansion. Those with sufficient capital resources can respond to rapid changes in downstream markets by upgrading their manufacturing technologies and acquiring key equipment and materials. High capital investment requirements that result in long time-to-market cycles may discourage downstream manufacturers from engaging in copper foil manufacturing. New market entrants lacking sufficient capital resources may face challenges to keep up with market trends.

•

Production Capacity. The ability to mass produce high-end copper foil products is increasingly critical for copper foil manufacturers to increase their market size. In order to meet downstream demand, copper foil manufacturers must continuously build new production lines and absorb advanced manufacturing technologies to expand production capacity, which in turn allows them to make timely deliveries of high-end copper foil in large scale. Since it is difficult to increase product capacity in a short period of time, new market entrants often face significant production capacity barriers.

•

Global Platform. A global platform with the ability to serve globally leading customers is essential for copper foil manufacturers to gain access to advanced technologies and resources and expand their global market share. Established copper foil manufacturers can strengthen their technology advantages by cooperating with the world’s leading downstream industry players and research institutes, and obtain the qualification to supply copper foil products to global customers through strategic collaborations in the early research and development stage. Without such global platform, it is difficult for new market entrants to gain a competitive advantage and increase their global market share.

Competitive Landscape

According to the Frost & Sullivan Report, the total global sales volume of LiB copper foil was approximately 1,468,000 metric tons in 2025, with the top five manufacturers accounting for approximately 31.9% of the total global sales volume of LiB copper foil. According to the same source, we had a market share of approximately 7.6% and ranked first in the global LiB copper foil market as measured by sales volume in 2025. The following chart sets forth the top five LiB copper foil manufacturers in the global market as measured by sales volume in 2025.

Source: Frost & Sullivan Report

Growth Drivers and Future Trends

According to the Frost & Sullivan Report, the major factors driving the growth of LiB copper foil and PCB-grade copper foil markets and emerging trends that may affect the industry landscape are as follows:

•	Increasing Penetration of NEVs. The rising adoption of the NEVs has fueled and will continue to fuel the demand for lithium-ion batteries and, in turn, the demand for thinner LiB copper foil with high tensile strength and elongation in producing batteries for NEVs. According to the Frost & Sullivan Report, the global EV battery sales volume increased from 375.0 GWh in 2021 to 1,495.0 GWh in 2025, representing a CAGR of 41.3% from 2021 to 2025, and is expected to further increase to 3,766.5 GWh in 2030, representing a CAGR of 20.3% from 2025 to 2030, due to rising environmental awareness, enhanced governmental support, infrastructure improvement and technological advancement. In 2025, 65.6% of the global sales volume of lithium-ion batteries was attributable to those for the NEV industry.

•

Growth Momentum of the ESS Market. A global trend towards carbon neutrality has led to a growing demand for energy storage, a crucial technology for ensuring flexible and sustainable power generation with clean energy. The global newly installed capacity of ESS has surged from 23.6 GWh in 2021 to 324.1 GWh in 2025, representing a CAGR of 92.5% from 2021 to 2025, and is expected to further increase to 1,164.7 GWh in 2030, representing a CAGR of 35.6% from 2025 to 2030. In 2025, the second largest application for lithium-ion batteries was ESS, as demonstrated by the fact that 27.7% of the global sales volume of lithium-ion batteries was attributable to those for the ESS industry. The increasing adoption of renewable energy sources is expected to drive significant growth in the ESS market, as the need to integrate intermittent renewable generation onto the power grid will create rising demand for ESS technologies, particularly lithium-ion batteries which are widely used for energy storage applications to ensure the stability of sustainable energy supply.

•

Demand for High-Performance PCBs. Technological innovation as well as the increasing demand for automation, miniaturization and low energy consumption in downstream applications are driving the demand for high-performance PCBs. Hyper very low profile (HVLP) copper foil plays a vital role in high-speed data transmission and processing, making it crucial materials for enabling automobiles and telecommunications devices to adopt autonomous driving and high-capacity transmission technologies. Reverse treated foil (RTF) is extensively used in electronic products that require high-frequency and high-speed performance, such as communication base station facilities, network communication terminals, and data center equipment.

•

Favorable Policies. Favorable policies adopted by governments around the world to accelerate the development of various end-product markets will further drive the growth of the copper foil market. For example, China has adopted policies that encourage the development of next-generation communication, industrial Internet and data center, for which PCBs are widely used. In addition, favorable policies for downstream applications may also drive the growth of copper foil market. For example, federal government of the United States provides investment tax credit for a percentage of the cost of installing ESS. These policies will ultimately stimulate the growth of the copper foil market.

•

Global production. Major lithium-ion battery markets, such as the United States and Europe, are promoting the localization of the lithium-ion battery value chain to enhance supply chain security. Meanwhile, emerging markets, such as Southeast Asia, are also establishing industrial clusters and diversifying layouts in lithium-ion battery industries. To adapt, copper foil production needs to move with the downstream migration to other global markets. Global expansion also enables manufacturers to obtain resources, establish global cooperation, and reduce dependence on a particular regional market and supply chain.

BUSINESS

Our Mission

We are devoted to empowering global technological innovation and energy transformation, with dedication to producing high-end copper-based materials.

Overview

We are a leading global innovation-driven researcher, developer, and manufacturer of electrolytic copper foil. According to the Frost & Sullivan Report, we were the world’s largest supplier of copper foil for lithium-ion batteries, or LiB copper foil, in terms of sales volume in 2025, with a global market share of 7.6%.

Electrolytic copper foil, also known as elecfoil, is a key intermediate component used in manufacturing both LiB and electronic circuit boards. When utilized in LiB cells, copper foil, as a current collector, is essential for improving energy density as well as guaranteeing battery safety and durability, while also helping emit heat on the anode. Copper foil used in PCB and other electronic circuits, also known as PCB-grade copper foil, serves an important function as a conductor for transmitting communications signals.

We primarily offer LiB copper foil and PCB-grade copper foil, and to a lesser extent, FCCLs. In 2025, we supplied approximately 111,985 metric tons of LiB copper foil, representing the largest global annual sales volume according to the Frost & Sullivan Report. We have built a comprehensive product portfolio in the global copper foil industry, consisting of copper foil products with different specifications that meet our customers’ various and evolving needs. Our copper foil is utilized in end markets including electric vehicles, or EVs, energy storage systems, or ESSs, and a broad spectrum of other downstream applications such as communication equipment and consumer electronics.

As a testament to our global leadership in the electrolytic copper foil market, we have established a high- quality and diverse customer base over time. We serve both domestic and international customers, and count among our customers the world’s top LiB and electronic circuit manufacturers such as LG Energy Solution, Panasonic Industrial Materials, SK On, Samsung SDI, ATL, CATL, BYD, and Sunwoda, in turn allowing our copper foil to be utilized in many industry renowned EV, ESS and other downstream applications. Our industry-leading customers, especially in South Korea and Japan customers, implement a strict certification process that creates high barriers to entry for new suppliers, with our position as their long-term go-to supplier underpinning the superiority of our products. For example, we have been a significant copper foil supplier to LG Energy Solution by sales volume since 2015. We won the Level S Supplier Award by LG in 2024, the highest level honor granted to its global suppliers. As another example, we have been supplying PCB-grade copper foil to Panasonic Industrial Materials for 12 years, with Panasonic Industrial Materials partnering with Nvidia to combine GPUs, networking, and storage into high-performance computing (HPC) AI applications. In addition, according to the Frost & Sullivan Report, as of December 31, 2025, we have the largest global customer base among all copper foil manufacturers across a broad spectrum of downstream industries.

We believe our relationships with our key customers are commercially entrenched, having deepened over more than a decade of strategic cooperation, equity investments, and long-term business agreements. Over the years, we have collaborated with customers on developing copper foil products tailored to their specific requirements. Through leveraging in-depth, long-term cooperation, we have developed unique insights into the latest market trends and customer requirements for new, improved, and innovative, and most importantly, typically higher margin copper foil products. These insights enable us to rapidly develop differentiated products that meet downstream application requirements, often in advance of our competitors, which in turn further enhances our customer relationships.

Our market leadership and customers trust are built upon our robust research and development capabilities. We invest significantly in the research and development of copper foil manufacturing technologies. According to the Frost & Sullivan report, our research and development expenses as a percentage of our revenue were higher than most of our competitors globally in these periods. As of December 31, 2025, we had a dedicated, sophisticated research and development team comprised of 428 professionals. With over two decades of experience, we have cultivated deep technological expertise, and currently possess the industry-leading technological capabilities and know-how covering the major aspects of electrolytic copper foil manufacturing, including copper dissolution, electrolysis, surface treatment slitting, and packaging necessary to support our research and development initiatives. According to the Frost & Sullivan report, we were the first copper foil manufacturer in China to successfully develop 6µm high-strength LiB copper foil, and were also the first copper foil manufacturer in the world to mass produce 6µm copper foil. Additionally, we were the first copper foil manufacturer in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of mass producing 4µm LiB copper foil with high tensile strength. Our research and development efforts have also resulted in a robust intellectual property portfolio consisting of 634 registered patents and 168 pending patents applications in China as of December 31, 2025, along with a number of confidential proprietary formulas and manufacturing techniques.

We are a pioneer in China’s copper foil industry and have accumulated vast experience in copper foil manufacturing. As of December 31, 2025, we have approximately 728 core manufacturing personnel averaging over 10 years of experience whose collective experience and technical expertise have strongly contributed to our manufacturing excellence. We have continuously refined and improved our proprietary manufacturing technologies and know-how over time, creating a difficult to replicate competitive barrier to entry for our competitors. With six manufacturing sites equipped with state-of-the-art manufacturing equipment, we possess the largest global electrolytic copper foil designed production capacity at approximately 180,500 metric tons per annum as of December 31, 2025, according to the Frost & Sullivan Report.

Our Customer Value Proposition

We strive to develop an innovative product portfolio to bring value to our customers and participate in their success. Our customer value proposition, enables us to solidify our relationships with customers, increase our market share, and enhance our market leadership.

Industry-leading quality and consistency ensuring customers’ satisfaction

Our ability to provide a stable supply of copper foil with consistent quality is essential for ensuring the quality of our customers’ products. Through leveraging our outstanding research and development capabilities and manufacturing expertise, we are able to deliver copper foil with a desirable combination of specifications, achieving a compelling balance of thickness, area density, elongation rate, and tensile strength. Our in-depth experience in mass production also enables us to produce copper foil with stable quality at competitive prices, guaranteeing our customers’ access to a stable copper foil supply, as well as consistent product performance.

Rapid product innovation and mass production abreast with evolving customers’ needs

Our customers often require copper foil possessing specific specifications and physical characteristics tailored to their batteries or circuit board products. These specifications can be exclusive in the market and may change as downstream applications are upgraded. As an innovation-driven manufacturer of electrolytic copper foil, we constantly plan ahead to innovate our product portfolio and are capable of keeping pace with our customers’ evolving needs.

To achieve these, our research and development and manufacturing experts collaborate closely with customers to develop products that meet their specific requirements while staying up-to-date with new trends in downstream markets. We believe that these efforts enable our customers to address evolving market demands and enhance their competitiveness, which will, in turn, strengthen and deepen our long-lasting, inseparable relationship with these customers.

Well-rounded aftermarket services

We have a dedicated aftermarket service team, providing support on-site at production lines of our customers upon their request. Our team frequently assists in the coating and assembly of our copper foil products in our customers’ manufacturing process and promptly address any after-sale issues or uncovered needs. In addition, our onsite personnel proactively solicit product design feedback from our customers, ensuring our customers’ specific requests for product improvement and innovation are effectively communicated and satisfied.

Our Competitive Strength

We believe that the following strengths differentiate us from our peers and position us to capitalize on the vast opportunities in the copper foil market.

Leading market position with rapid growth in the global electrolytic copper foil industry

We are a leading global electrolytic copper foil manufacturer. According to the Frost & Sullivan Report, we were the largest LiB copper foil manufacturer globally in terms of sales volume for 2025, with a No. 1 market share of approximately 7.6% in terms of sales volume in the most recent year. From 2024 to 2025, the sales volume of our LiB copper foil increased by 24.4% from 90,034 metric tons to 111,985 metric tons.

We are a pioneer in the copper foil market in China and have accumulated vast experience in copper foil manufacturing. We have worked with LiB manufacturers from the early stages of the industry, and have grown alongside them. We possess both the industry’s leading copper foil manufacturing technologies and mass production capabilities. In 2015, we became the first copper foil manufacturer in China to successfully develop and mass produce 6µm high-strength LiB copper foil according to the Frost & Sullivan Report. In 2019, we became the first copper foil manufacturer in the world capable of mass producing 4µm LiB copper foil with high tensile strength, according to the same source.

We also offer PCB-grade copper foil with wide applications, spanning from electronic home appliances to millimeterwave radars. We are one of the first copper foil manufacturers in China to be capable of mass producing hyper very low profile (HVLP) copper foil. We reduce the surface roughness of HVLP copper foil to a precision level of 1.0µm, which represents a global leading standard, according to the Frost & Sullivan Report.

As of December 31, 2025, we have six manufacturing sites equipped with the world’s state-of-the-art manufacturing equipment, and our designed production capacity for electrolytic copper foil was approximately 180,500 metric tons per annum. Furthermore, our sales volume of LiB and PCB copper foil amounted to approximately 111,985 metric tons and 10,168 metric tons in 2025. Our unparalleled mass production capabilities allows us to rapidly respond to our customers’ needs and effectively seize evolving industry opportunities.

Top-quality and diverse customer base with high customer recognition

We have established long-term, in-depth relationships with a top-quality and diversified customer base, providing comprehensive copper foil products to satisfy their evolving needs. Our cooperation with many of our key customers dates to over a decade ago when they started to develop their businesses. To date, we continue to participate in their growth, development and success, and further strengthen our cooperation with our ever-improving, high-quality products, quick customer responsiveness, and well-rounded aftermarket services.

We serve a diverse customer base worldwide. Globally, we are one of the few go-to copper foil suppliers for many of the world’s leading LiB manufacturers, including LG Energy Solution, Samsung SDI, Panasonic Industrial Materials, ATL, CATL, and BYD. As a result, our LiB copper foil have been deeply incorporated into the global EV battery supply chain and applied in renowned EV brands such as Tesla, Volkswagen, BYD, and Geely. Our PCB-grade copper foil is integrated into Panasonic’s Industrial Materials products across a wide variety of applications, including its partnership with Nvidia to combine GPUs, networking and storage into high-performance computing (HPC) AI applications.

We believe that our renowned global customer base has promoted our brand name and reputation worldwide. Collaborating with international customers also provide us with valuable insights into overseas markets and underpins our a global vision, which will help grow our global reach. Leveraging our insight on global industry trends, we are well-positioned to serve emerging customers whom we believe will bring us new revenue streams.

Industry-leading customers typically require suppliers to complete a strict qualification process that can take over a year, thereby creating high barriers for new entrants. Our ability to obtain and maintain these qualifications offers us a competitive edge, specifically, according to the Frost & Sullivan Report:

•	we were the first Chinese copper foil supplier to Panasonic Industrial Materials and Samsung SDI that has successfully passed their strict certification process;

•

we were the first Chinese copper foil supplier that has been certified by LG Energy Solution and CATL and we have been a significant copper foil supplier to these businesses in terms of sales volume since 2015, respectively; and

•	we were the first Chinese copper foil supplier to BYD and have been one of its key suppliers since 2012.

We are a proven copper foil supplier with high levels of global customer recognition. For example, we were recognized as a “Level S Supplier” by LG Energy Solution in 2024, which represents the highest level of quality service, as well as an “Outstanding Supplier” for both CATL in 2021 and ATL in both 2021 and 2022. Customer recognition will, in turn, further strengthen our competitive advantage in the industry.

We served a large base of 448 and 358 customers in 2024 and 2025, respectively. We believe that we have a more diverse customer base compared to our competitors in China. According to the Frost & Sullivan Report, our top five customers contributed to 67.3% of the global EV battery sales volume in 2025. All of the global top 10 ESS providers, in terms of shipment volume, are our customers. Our top five customers accounted for 53.7% of the global ESS sales volume in 2025. We believe that the breadth of our customer base, which includes both large established customers and small and medium-sized customers, and our in-depth customer relationships enable us to diversify revenue streams, and provide us with growth opportunities by gaining early access to emerging customer applications.

Outstanding and proven research and development capabilities

Our market leadership and sustainable growth are underpinned by our outstanding and proven research and development capabilities, built over decades of continuous investment and effort. Our research and development focus is on enhancing the quality and performance of copper foil across key technical indicators, as well as developing innovative products to satisfy the diverse and emerging demands of downstream customers promptly.

We made substantial research and development investment to diversify our product portfolio and enhance the value proposition to our customers. We guide and adjust our research and developments based on the needs of different downstream applications. Our research and development expenses as a percentage of our revenue were 3.2% and 3.1% in 2024 and 2025, respectively, which were higher than most of our competitors globally in these periods, according to the Frost & Sullivan Report. As our business continues to grow, we expect to further increase our research and development expenditures, for the purposes of supporting our front-line business needs, and keeping us at the forefront of copper foil research and development among our peers.

As of December 31, 2025, we had a dedicated, sophisticated research and development team comprising 428 professionals. Our research and development professionals possess a diverse educational and industry background in areas such as materials science, organic chemistry, and mechanical engineering. We have established two research and development centers with complementary focuses. First, our research institute in Nanjing, Jiangsu Province focuses on fundamental research on developing new categories of copper foil and cutting-edge manufacturing technologies. Second, our research institute in Lingbao, Henan Province focuses on improving existing manufacturing technologies and processes to address the urgent product design needs of our customers.

Our research and development efforts also resulted in a strong intellectual property portfolio consisting of 634 registered patents and 168 pending patents applications in China as of December 31, 2025, along with a number of confidential proprietary formulas and techniques. Together, we believe that our strong research and development capabilities have created an early lead in our target markets and enabled accelerated growth over time.

Proprietary industry-leading production technologies as well as mass production capability

Our industry-leading manufacturing technologies, equipment and mass production capability differentiate us from our competitors, and these build a solid foundation of our global leadership in the industry. With over two decades of experience, we cultivated profound technological expertise in the manufacturing of copper foil. Our in-depth expertise in controlling various copper foil parameters during the manufacturing process gives us a significant competitive advantage over new entrants, who may find it challenging to quickly ramp up or replicate our processes.

As of December 31, 2025, we had approximately 728 core manufacturing personnel with over 10 years of experience on average. These personnel are specialized in developing high-volume, high-quality copper foil suitable for mass production. We have also developed industry-leading proprietary copper foil manufacturing technologies, covering the major aspects of electrolytic copper foil manufacturing, including copper dissolution, electrolysis, surface treatment, slitting and packaging. Furthermore, leveraging our strong upstream supply chain management, we have equipped our manufacturing facilities with industry-leading manufacturing equipment, including the state-of-the-art foil machine, the slit machine with real-time examination functionality and advanced cathode drums. We have also implemented automatic product testing and examination with high precision throughout the manufacturing process, supported by our top-notch testing equipment. We have achieved mass production of reverse treated foil (RTF).

As a testament to our technologies and manufacturing strengths, we have achieved numerous breakthroughs in product performance. We believe that our products outperform in multiple parameters that affect the production efficiency and performance of LiBs and other downstream applications. Specifically, we led the production of copper foil as measured by the following key technical indicators of copper foil, according to the Frost & Sullivan Report:

•

Thickness: we were the first in China to successfully develop 6µm high-strength LiB copper foil, and the first in the world to achieve the mass production of such copper foil. Additionally, we were the first in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of mass producing 4µm LiB copper foil with high tensile strength;

•	Tensile strength: we have successfully developed ultra-strong LiB copper foil with a tensile strength ranging from 300 to 700MPa, representing leading technology in the global copper foil industry;

•	Elongation rate: our high elongation electrolytic copper foil has achieved an elongation rate of up to 17% while maintaining a thickness level of 8µm; and

•	Surface roughness: we reduce the surface roughness of HVLP copper foil to a precision level of 1.0µm, which represents the global leading standard, according to Frost & Sullivan.

As of December 31, 2025, our designed production capacity for electrolytic copper foil was approximately 180,500 metric tons per annum, representing the largest in the world, according to the Frost & Sullivan Report. According to the same source, the quality consistency of our products is among the top standards in China and globally.

Outstanding business model mitigating the impact of cyclical economic fluctuations

Copper foil manufacturing industry has been experiencing cyclical fluctuations due to macroeconomic factors. Fluctuations in demand for automotive, electronics, telecommunications and other downstream industry sections, in particular, may affect the demand for copper foil. Our business model is strategically designed to maximize revenue and ensure long-term sustainability through a combination of sales agreements, sales framework agreements and diversified revenue streams.

We focus on establishing long-term or framework sales agreements with our customers. To date, we have secured long-term sales agreements with key international customers for up to four years, leveraging our long-standing cooperation and deep customer trust. The orders placed under our long-term sales agreements with key international customers accounted for approximately 13.8% and 11.0% of our total revenue in 2024 and 2025, respectively. Our pricing mechanism allows for effective pass-through of raw material costs such as copper prices to our customers. This creates a visible margin profile that reflects our value-added manufacturing process, while mitigating the impact of cyclical economic fluctuations on our profitability.

Furthermore, we focus on reducing our reliance on any particular sector, diversifying addressable markets and generating additional revenue streams. To achieve this, we constantly launch and lead the market with cutting-edge products. Building on our expertise in manufacturing LiB copper foil for EV power batteries and digital consumption batteries, we have invested in the application of our copper foil in other high-growth downstream areas such as LiB copper foil for energy storage and high-end copper foil for the next-generation communication industry.

Experienced and professional management team with support from renowned shareholders

Our experienced executives and pre-eminent industry experts with rich experience in the copper foil and the broader applied materials space have been the bedrock of our success to date. With an average of over 20 years’ industry experience, our management team has a proven track record of seizing market opportunities and adapting to a rapidly evolving industry. They have been committed to the innovation, sustainability and long-term development of our business.

Mr. Guanran Wang, our chairman of the board of directors and co-chief executive officer, possesses outstanding investment expertise and a profound understanding of global financial markets. His keen intuition for industry dynamics and macroeconomic trends enables our company to navigate complex investment decisions. Mr. Shengxian Wang, our Chief Scientist, is also among the renowned industry experts and scientists in our management team. Mr. Shengxian Wang is an expert in electrochemistry, and served as a member of various academic societies and industry associations in China and the United States, authored over 20 academic papers and publications and applied 29 invention patents, as of the date of this prospectus.

Under their leadership, we have gathered an outstanding operations team consisting of experienced front-line copper foil production experts. Their valuable experience in every aspect of the copper foil business, including manufacturing techniques, product development, quality control and production capacity expansion have helped us develop significant competitive advantages. Furthermore, we have attracted and brought in renowned investors, such as SK Inc., Mirae Asset, GAC Group and ATL, and have extended strong support, both strategically and financially, to our growth momentum.

Our Growth Strategies

We are pursuing the following growth strategies to support our continued success:

Enhance leadership in the LiB copper foil industry

According to the Frost & Sullivan Report, the global market size for LiB copper foil reached RMB135.0 billion in 2025 and is expected to increase to RMB375.4 billion in 2030, representing a CAGR of 22.7% from 2025 to 2030. To meet the increasing demand for copper foil, we plan to enhance our industry leadership by improving our manufacturing capabilities through production capacity expansion, efficiency improvements, and resource allocation optimization. Our primary focus will be on LiB copper foil, with additional coverage for PCB-grade copper foil.

Additionally, we are preparing for global expansion by building factories overseas in North America and Southeast Asia to meet the global production needs of our customers. For example, we plan to cooperate with leading local partner in Malaysia for the development of high-end copper foil with targeted first phase production capacity of 10,000 metric tons per year. The Ministry of Investment, Trade and Industry of Malaysia has approved our application of manufacturing license in March 2025. We also expect to actively evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. Moreover, we will continue to improve our manufacturing technologies, and equip our facilities with more advanced and automated production machinery to improve production efficiencies. Furthermore, we aim to expand and deepen our cooperation with major manufacturers of EVs and ESS to ensure our copper foil products match with their latest battery technologies.

Capture the vast, fast-growing market of broader copper-based material applications

The market for copper-based materials is vast and fast-growing, driven by an increasing demand for renewable energy, electric vehicles and next-generation communication devices, as well as an ongoing trend of automation and urbanization. As a leading producer of copper foil and related products, we are well-positioned to capitalize on these trends and deliver value for our customers and stakeholders.

The copper foil market for energy storage, with its focus on large-scale, stable production, is increasingly attractive to us due to its high growth potential and government support for clean energy transitions. According to the Frost & Sullivan Report, the added installation of ESSs in the world is expected to increase at a CAGR of 35.6% from 2025 to 2030 and the consequent copper foil demand to grow at a CAGR of 20.3% from 2025 to 2030. To capitalize on this opportunity, we have assigned a dedicated team to initiate communication with top energy storage companies on designing and developing customized copper foil products for exclusive use in energy storage equipment and plan to increase our investments in the research and development of related copper foil products, establishing a solid foundation to expand our share in this promising copper foil segment.

Copper-based materials, as efficient conductors, are preferred for extensive applications in the construction of smart transportation and intelligent city systems. We are exploring the use of high-end copper foil in the next-generation communication industry, and anticipate tapping into this market and other related sectors for new growth opportunities. We believe that our expertise in copper foil production and our commitment to innovation will enable us to leverage these opportunities to grow our business, and further differentiate ourselves from our competitors.

Invest in research and development of state-of-the-art technologies

We recognize the importance of investing in technological advancement and product portfolio to maintain our competitive advantages. As such, we plan to continue our research and development efforts, with a focus on advanced manufacturing technologies, efficient manufacturing processes, rapid product upgrading and innovation. For example, we plan to establish additional research and development centers and laboratories dedicated to the development of cutting-edge technology on copper-based materials, such as emerging composite copper foil, microporous copper foil and sulfate resisting copper foil. Our sulfate-resisting copper foil was awarded the “Solid-State Battery Material Technology Pioneer” by the GaoGong Golden Globe Awards in 2024. In addition to investing in infrastructure, we will continue to attract global research and development personnel with advanced industry knowledge and know-how through appealing compensation.

Furthermore, we plan to enhance our research and development efforts in emerging areas and deploy new research projects on downstream applications of copper foil. We will conduct fundamental research on advanced copper foil markets, and broaden our collaboration with reputable academic institutions and other major international copper foil manufacturers. Our goal is to develop copper-based materials that meet the needs of downstream technological innovation and product transformation.

Expand our global footprint

According to the Frost & Sullivan Report, the market size of the global LiB copper foil industry in terms of sales volume is expected to reach approximately 3.9 million metric tons by 2030 globally, leading to a significant gap in local production capacity of LiB copper foil in markets. As our key customers continue expanding their manufacturing facilities in North America and Southeast Asia, we endeavor to build new facilities in order to align our local manufacturing and production capabilities with theirs strategically to better serve our customers, maintain our close collaboration and drive mutual business success.

Attract and retain best-in-class industry talents

Our ability to attract and retain top talents in the copper foil industry is critical to maintaining our competitive advantage. We have attracted, and expect to continue to attract, some of the industry’s most experienced and well-regarded scientists, engineers, production line managers, sales experts and service managers with cross-disciplinary background in chemicals, materials science and mechanical engineering.

We are committed to investing in our human capital by providing a comprehensive and well-designed compensation program and share-based awards that incentivize our personnel. We aim to foster our employees’ development through training and growth opportunities. We aspire to embrace corporate values of pragmatism, efficiency, honesty and responsibility, while promoting a safe and healthy working environment for our workforce.

Our Comprehensive Product Portfolio

We primarily offer LiB copper foil and PCB-grade copper foil. We have built a comprehensive product portfolio in the global copper foil industry, consisting of copper foil with different specifications that meet our customers’ various and evolving needs. With such product portfolio, we believe we are the copper foil provider with the most comprehensive downstream applications coverage globally. The following table demonstrates our major product types and corresponding downstream applications.

With an emphasis on innovation and customer satisfaction, we have achieved breakthroughs in each of the six key technical indicators in copper foil that affect the production efficiency and performance of LiBs and other downstream applications:

Key Technical Indicators	Product Features	Highlights
Thickness

Thickness of copper foil is directly associated with battery power density and the lifespan of electronic products. Thinner copper foil can save LiB volumes and increase energy density, which enhance the competitiveness of EVs.

The thickness of our LiB copper foil and PCB-grade copper foil spans across a wide range of 4-12µm and 12-70µm, respectively.

The broad range of thickness of our copper foil allows us to better serve the different needs of customers in the design and manufacture of LiBs and electronic products for various intended applications.

We were the first in China to successfully develop 6µm high-strength LiB copper foil, and the first in the world to achieve the mass production of such copper foil.*

We were the first in China to successfully develop ultra-thin LiB copper foil with a thickness of only 4µm and the first in the world to be capable of mass producing 4µm LiB

Key Technical Indicators		Product Features	Highlights

copper foil with high tensile strength.*

We are capable of customizing the thickness of copper foil based on specific customers’ needs. For instance, we developed LiB copper foil with a thickness of 7.8µm for certain customer to meet its particular specifications of their battery products.

Area Density

The consistency of area density across a copper foil roll is a key indicator of its quality, which is particularly important to ensure optimal performance, reliability and safety of batteries and electronic devices.

Our copper foil rolls present a low deviation rate of area density, ensuring a high level of quality consistency.

We control the deviation of area density within 0.8g per sq. m. for ultra-thin copper foil with a thickness of up to 6µm, and within 1.0g per sq. m. for thicker copper foil. This represents the global leading standard.*

Elongation Rate	A high elongation rate, represents high stretchiness of copper foil, which allows LiB makers to produce long-lasting battery.	Our optimized copper foil products can reach the highest rate of elongation in the industry.*	We have achieved an elongation rate of up to 17% for 8µm copper foil and up to 10% for 6µm ultra-thin copper foil.

Tensile Strength	A high level of tensile strength of copper foil enhances the endurance of batteries from weight pressure.	The tensile strength level of our copper foil ranges from 300MPa to 700MPa.

We were the first in China to be capable of the mass production of ultra-strong LiB copper foil with tensile strength equal to or over 600MPa.*

We are also one of the few copper foil providers in the world which encompass mass production capability of high modulus LiB copper foil with tensile strength over 330MPa while maintaining an elongation rate of 0.5%.*

Surface Roughness	Low surface roughness is essential for PCB-grade copper foil to transmit communication signal effectively.	Leveraging our proprietary surface roughness technology, we are one of the first in China to be capable of mass producing HVLP copper foil, a key material used in the field of	We reduce the surface roughness of HVLP copper foil to a precision level of 1.0µm, which represents the global leading standard.*

Key Technical Indicators	Product Features	Highlights
next-generation communication.*

Length

Shorter copper foil may cause higher defect rate, raw material loss, connection loss and line stoppage during the production of batteries. Lengthening copper foil rolls can help LiB manufacturers increase their production efficiency.

To resolve the production challenges faced by our customers, we strive to offer the optimal length of copper foil. While increasing our production efficiency, it also allows customers to achieve better production utilization rates and reduce material wastage during their production processes.

The length of our copper foil can reach up to 70 kilometers per roll as of the date of this prospectus, which is among the top level globally.*

*	According to the Frost & Sullivan Report

In 2025, we supplied 111,985 metric tons of LiB copper foil, representing the largest sales volume globally, according to the Frost & Sullivan Report. The following table sets forth details of sales volume of our copper foil products categorized by product type and thickness for each of the years indicated:

	For the Year ended December 31,
	2024	2025
	(in metric tons)
Products
LiB Copper Foil	90,034	111,985
5µm or less	18,416	43,465
6µm to 8µm (both inclusive)	67,825	57,400
above 8µm	3,793	11,120
PCB-Grade Copper Foil*	14,302	10,168

Total	104,336	122,153

Note:

*	PCB-grade copper foil generally are thicker than 8µm.

Our Customers

We have a large customer base, and serve both domestic and international customers. In 2024 and 2025, we served 448 and 358 customers globally. In addition, according to the Frost & Sullivan Report, we have the largest customer base globally in terms of electrolytic copper foil for lithium battery and PCB copper foil customers, serving a broad spectrum of downstream industries, as of December 31, 2025.

We maintain a close and strong relationship with our customers. Historically, revenue generated from our five largest customers accounted for 58.2% and 63.6% of our total revenue in 2024 and 2025, respectively. In 2024 and 2025, sales to customers that individually exceeded 10% of our revenue accounted for 47.4%, and 41.2% respectively, of the total revenue.

Our major customers remain relatively stable. With respect to our LiB copper foil, we count among our customers the world’s top LiB and electronic circuit manufacturers such as LG Energy Solution, Panasonic

Industrial Materials, SK On, Samsung SDI, ATL, CATL, BYD and Sunwoda, allowing our copper foil to be applied in renowned EVs, ESS, and other downstream applications. With respect to our PCB-grade copper foil, we supply to leading manufacturers of high-quality PCBs and electronic circuits such as Panasonic Industrial Materials, SyTech, and HannStar Board.

We have long-term agreements with many of these customers, which by nature are price and operations agreements that provide for the availability of our products to such customers through the duration of the respective agreements. Copper foil orders are typically tailored to meet specific customer requirements and in large quantities; thus, the costs of switching suppliers are substantial. Additionally, these industry-leading companies, especially South Korean and Japanese enterprises, often implement a strict certification process that creates high barriers for new suppliers. The ability to obtain and maintain these qualifications offers us a competitive edge.

Manufacturing

We strive to instill a culture of continuous improvement in our manufacturing process. We have continuously refined and improved our proprietary manufacturing technologies and know-how over time, making them difficult for our competitors to replicate.

As of December 31, 2025, we had approximately 1,646 full-time employees from our production and supply chain function, including approximately 728 core manufacturing personnel with over 10 years of experience on average, whose extensive experience and technical expertise have contributed to our manufacturing excellence. Each of our direct labor employees is trained with lean manufacturing principles and other operational best practices to improve the efficiency of their production processes and enhance their employment experience.

Manufacturing Process

The diagram below illustrates the manufacturing process of electrolytic copper foil we produce.

Copper dissolution

A dissolved solution of desired copper foil properties is prepared by processing copper material into sulfuric acid solution with various additives under proprietary formula. We continuously monitor the contents of this solution to ensure maximum efficiency and quality, and have developed advanced filtration systems, as well as proprietary temperature control technology to ensure an optimal copper dissolution process. For example, our bag and cartridge filtration systems improve the filtering accuracy to 0.5µm, which offer high filtration accuracy and reduce costs, and our low-temperature copper dissolution technology enables us to control the copper dissolution temperature at 55±2 °C, which greatly reduces energy consumption and production costs.

Electrolysis

Electrolysis is a process that involves using an electrolytic bath to electroplate a thin layer of metal onto a substrate. During the process, the copper solution is introduced by a liquid filter to the bottom of the foil mill body, in which a titanium-coated iridium plate is installed as the anode, or anode plate. Through electrolytic reaction, copper ions are electrodeposited on the surface of the cathode drum to produce copper foil, which is then peeled from the cathode drum continuously at the output end.

Surface treatment

We perform surface treatment on the copper foil produced by electrolysis after it has been peeled from the cathode drum. Surface treatment involves the following major steps:

•	Pickling treatment. Pickling is metal surface treatment technique that is used to remove the oxide layer formed on the surface of the copper foil by using an acidic copper sulfate solution.

•

Roughening treatment. Roughening treatment is typically performed through an acidic electrolytic process. Manufacturers are required to effectively control the whole process to ensure the copper nodules that are easily dropped to have the desired shape and a uniform arrangement, thereby preventing the drop of copper nodules and ensuring the eventual formation of a final roughened surface.

•

Anti-oxidation treatment. This process involves electroplating anti-oxidation film on to the copper foil surface, which prevents the copper foil from oxidation in the ambient air during storage, transport and lamination, thereby avoiding any negative effects during the manufacturing of PCBs due to poor solderability of the copper surface or its affinity for ink.

•

Passivation treatment. Passivation treatment aims to enhance the chemical stability of the copper foil. This can be achieved by depositing a layer of non-copper metal, such as tin or zinc (either individually or in a combination with other metals), on the copper foil surface, performing a chemical passivation by using a chromic acid solution with a blend of additives tailored to achieve high-temperature anti-oxidation effects, or directly creating a mixed outer layer of zinc-chromium or tin-chromium.

•

Washing. Different chemical solutions used in each of the foregoing steps may interact adversely with the copper foil. Washing tanks are typically placed between adjacent treatment tanks to remove any electrolyte residues left on the copper foil surface.

•

Drying. Drying, as the final essential step in the surface treatment process, aims at removing any moisture on the copper foil surface. The process involves a dedicated control of temperature while removing the moisture thoroughly, for the avoidance of any damage to the copper foil due to excessive temperature.

•

Slitting. Slitting is the process of cutting the copper foil rolls produced in the electrolysis process according to the specifications tailored to each customer. We equip our workshop with multifunctional slitting machines to ensure an online monitoring and thickness measurement.

Manufacturing Facilities

As of December 31, 2025, we had six manufacturing facilities in China. We implement an effective production system management framework to standardize the manufacturing processes and streamline the production workflow, ensuring stable, reliable and high-quality production of copper foil.

We believe that our factories are among some of the most efficient and technologically advanced production facilities in China’s copper foil manufacturing industry:

•

Clean room workshops. As of December 31, 2025, we had 32 production lines. Our Class 10,000 clean room foil production and slitting workshops enable a high-efficiency, high-quality and high-yield production, especially for the production of 4µm to 6µm copper foil.

•

Automation systems. In our production process, we employ the automated guided vehicle (AGV) intelligent logistics system and the automated three-dimensional warehouse for the transportation and storage of raw materials and finished products, contributing to product stability and worker safety, while reducing labor costs. Our foil mills are typically equipped with semi-automatic coiling devices, which allow for single-person coil replacement and increase manual operation efficiency by 100%.

•

High-precision production equipment. Our manufacturing facilities are equipped with high-precision copper foil production equipment, including leading foil machines, cathode drums and grinding machines purchased from leading international manufacturers. Our advanced equipment enables us to produce high-end, ultra-thin copper foil with consistent, stable and superior quality and performance.

We believe that our existing properties are in good condition and are sufficient and suitable for the conduct of our business for the foreseeable future. As our business continues to grow, both domestically and internationally, we expect that additional space and facilities will be available.

Production Capacity

We have rapidly expanded our production capacity to support the growth of our business:

•	In 2020, our overall designed production capacity reached approximately 59,000 metric tons per annum after Baoxin Electronic and Shandong Hesheng were put into operation;

•

In 2021, additional capacity expansion products in Baoxin Electronic and Shandong Hesheng were put into operation, and our overall designed production capacity reached approximately 79,000 metric tons per annum;

•

In 2022, Shaanxi Hanhe, Lingbao Wason and Nanjing Longxin have consecutively put into operations: (i) the production lines of high-end LiB copper foil with a designed production capacity of approximately 15,000 metric tons per annum; (ii) the production lines of HVLP copper foil with a designed production capacity of approximately 4,000 metric tons per annum; and (iii) the production lines of high-performance LiB copper foil with a designed production capacity of approximately 30,000 metric tons per annum; and

•	In 2023, our overall designed production capacity increased approximately 30,000 metric tons per annum after capacity expansion in Shandong Hesheng and Nanjing Longxin were put into operation.

•	In 2025, our overall designed production capacity increased approximately 24,600 metric tons per annum after Nanjing Longxin and Nanning Ningxin were put into operation.

The following table sets forth our actual production capacity, production volume and utilization rate in 2024 and 2025, respectively.

	For the Year ended December 31,
	2024			2025
	Actual production capacity	Production volume	Capacity utilization rate	Actual production capacity	Production volume	Capacity utilization rate
	(in metric tons)		(%)	(in metric tons)		(%)
Total	130,600	104,748	80	140,789	122,153	87

Notes:

(1)

Actual production capacity refers to our expected production volume during a specified period under normal operating condition, actual product mix, ramp-up time, maintenance downtime and calibration time.

(2)	Capacity utilization rate refers to production volume as a percentage of actual production capacity.

As of December 31, 2025, our designed production capacity for electrolytic copper foil was approximately 180,500 metric tons per annum. Designed production capacity refers to the theoretical production volume of each type of product at year-end under full operation. Operating condition and ramp-up and maintenance downtime are not considered.

We are considering building production facilities, both in China and overseas as we expand our global footprints. See “—Properties.”

Quality Control

We believe that an effective quality control system is crucial for maintaining our high product quality, reputation and brand. We have an experienced quality control team with extensive technical knowledge in regulatory requirements, quality standard procedures and industry practice.

We have established a comprehensive quality control system covering the whole cycle of procurement and manufacturing of copper foil, to ensure the consistency and reliability of our product quality. We implement strict inspections of raw materials, various parameters of copper dissolution solution, physical properties of semi-finished products, physical properties and appearance of finished products after slitting and shipment packaging.

As of the date of this prospectus, we have obtained ISO9001/14001/45001 triple certifications regarding quality, environment, occupational health and safety, and IATF16949 automotive industry quality management system certification. We have also obtained ISO14064 organizational greenhouse gas certifications, ISO14067 product carbon footprint certifications, UL2809 recycled content certification and ISO22301 business continuity management system certification as of the date of this prospectus.

Research and Development

We have invested a significant amount of time and effort into research and development to solidify our technology leadership in the market. We adopt a market- and client-oriented approach, constantly seeking to enhance the features of our existing products and develop new offerings that cater to the evolving needs of our customers in an efficient manner. It takes us an average of one year to improve certain parameters of our products, and one to one and a half years to launch a new product.

As of December 31, 2025, we had a dedicated, sophisticated research and development team comprising 428 professionals. Our research and development professionals possess a multi-disciplinary, diverse educational and industry background in areas such as materials science, organic chemistry and mechanical engineering.

We have established two research and development centers with complementary focuses. Our research institute in Nanjing, Jiangsu Province focuses on fundamental research on developing new categories of copper foil and cutting-edge manufacturing technologies. Meanwhile, our research institute in Lingbao, Henan Province focuses on improving existing manufacturing technologies and processes to address the urgent product design needs of our customers.

Furthermore, we collaborate with leading universities and academic institutions in China, such as Central South University and Xi’an University of Science and Technology, on several joint research projects, and partner with leading manufacturers in China on the development of cathode drums and other copper foil manufacturing machinery and equipment.

Our continuous research and development efforts have resulted in a strong intellectual property portfolio. As of December 31, 2025, we have registered 634 patents (including 50 invention patents) and 168 pending patent applications in China. Together, we believe that our strong research and development capabilities have created an early lead in our target markets and enabled accelerated growth over time.

Our research and development expenses as a percentage of our revenue were 3.2% and 3.1% in 2024 and 2025, respectively, which were higher than most of our competitors globally in these periods, according to the Frost & Sullivan Report. As our business continues to grow, we expect to further increase our research and development expenditures, for the purposes of supporting our front-line business needs, and keeping us at the forefront of copper foil research and development among our peers.

Supply Chain

With years of accumulated experience, we have established a copper foil supply chain platform that integrates functions, including procurement and sales, market research and planning management, brand maintenance and customer service.

As of the date of this prospectus, we have not experienced (i) any material impacts on our operations caused by disruptions on our supply chain, especially those due to the effectiveness of the Uyghur Forced Labor Prevention Act, or UFLPA, or (ii) any significant volatility with respect to principal raw material price, such as copper and energy due to supply chain disruptions.

As of the date of this prospectus, we are not subject to any material cybersecurity risks in our supply chain based on third party products, software, or services used in our products, services and business. If there is any cybersecurity incident in our supply chain, we might experience disruption or discontinue of our suppliers’ services. To mitigate such risks, we have set up a designated team to closely monitor and detect cybersecurity risks, as well as development of cybersecurity measures.

Procurement

Copper

Copper is the primary raw material used in our manufacturing, which is readily available from multiple sources and not generally subject to supply constraints under normal market conditions. We have established long-term relationship with some of our copper suppliers with favorable pricing mechanism based on monthly average copper price, and to a lesser extent, through spot market purchases. In line with industry practice, our price for copper foil products incorporates the copper price plus a processing fee. We refer to the average market price of copper in the preceding month when determining the pricing of copper that we may have purchased for production or sales in the current month, which in turn composites the price of our copper foil products in the current month. Historically, we have been able to pass along substantially all of the copper cost to our customers.

Energy

We consume considerable amounts of energy in the operation of our facilities. In 2024 and 2025, electricity represented a majority of our energy consumption by cost. We source electricity from the local counterpart of the State Grid in China. We also source natural gas from reputable local suppliers on the open market.

Equipment

We purchase our key manufacturing equipment from major PRC and overseas equipment manufacturers.

Foil production equipment. The following table sets forth the number of our major foil production equipment (in use) purchased from our suppliers in Japan, Korea, China and other overseas countries and regions, which demonstrated our balanced approach in equipment procurement, as of December 31, 2025.

Total Purchase
(units)
Cathode drum	684
Foil machine	662
Slitting machine	185
Cathode drum surface grinding device	32

Testing equipment. We have also purchased advanced 300,000-fold electron microscopes, tensile strength testing machines, ICP-OES spectrometers, area density testing machines and surface defect testing machines from domestic and/or foreign manufacturers.

We expect to purchase additional equipment in connection with the expansion of our production capacity. We intend to use a portion of the net proceeds we receive from this offering to purchase new manufacturing equipment. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Cash Requirements—Capital Expenditures.”

Sales and Marketing

We primarily sell our products through our direct sales force. While retaining a diverse customer base, we strategically target reputable international and domestic customers engaged in the power, energy storage and PCB businesses and focus on deepening offerings to high-end markets in China and globally. To stay ahead of the competition, we constantly perform extensive market research to identify emerging trends and opportunities in our industry. This allows us to make informed decisions and develop new products and services that meet the evolving needs of our customers.

In terms of our marketing efforts, we conduct customer follow-up visits on a regular basis and proactively communicate with our customers. We seek to develop strategic cooperation with major customers, while continuously attracting and retaining small and medium-sized customers. Furthermore, we conduct various brand promotion activities, such as exhibitions and forums, to raise brand awareness.

Customer Service

We provide our customers with high-quality customer service and technical support. We have a dedicated aftermarket service team, providing technical support on-site at production lines of our customers upon their request. Our team frequently assists in the coating and assembly of our copper foil in our customers’ manufacturing process and promptly addresses any after-sale issues or uncovered needs. We believe that maintaining a close relationship with our customers and serving their specific technical needs can improve their level of satisfaction and enable us to anticipate and effectively satisfy their future product needs.

Environmental, Social and Governance

Environmental

We endeavor to implement sustainable and economically friendly practices in our own operations to reduce our carbon footprint and reduce energy consumption. We proactively take the following initiatives in China:

•	collaborating with energy companies nationwide to secure “green electricity” at favorable price;

•	constructing photovoltaic facilities and utilizing wind power and other renewable resources;

•	developing carbon reduction plan with scientific targets and regularly monitoring and reporting on carbon emissions; and

•	using recycled copper and other raw materials.

Additionally, as we further expand our operations overseas, we endeavor to implement additional efforts to reduce the energy consumption during our manufacturing process and maximally reduce pollutants, for example:

•	purchasing “green electricity” generated from renewable energy sources that have a minimal impact on the environment;

•	using equipment with high energy efficiency to reduce the unit energy consumption of final products;

•	using recycled copper as raw material and enhance the recycling of copper from wastewater through electrolysis;

•	optimizing the process of additives to reduce heavy metal emissions;

•	optimizing water treatment process to minimize wastewater through first-grade and second-grade reverse osmosis (RO) and electro-deionization (EDI) technologies; and

•	reusing waste heat and reducing energy consumption of air conditioning systems.

Social

We are dedicated to promoting corporate social responsibility through various initiatives, including corporate philanthropy and community partnerships, in order to support and make a lasting positive impact on the local community. In July 2021, during the major flood disaster in Henan Province, China, we donated RMB1.0 million to contribute to the post-disaster reconstruction and economic recovery of local community. In October 2022, we took the initiative to donate masks and other epidemic prevention supplies to the local epidemic prevention and control command group in Nanjing, contributing to the overall efforts to combat COVID-19. In December 2023, we supported rural revitalization campaign by purchasing local specialty agricultural products in Henan Province, China.

Governance

We have a sound corporate governance structure, spearheaded by directors and officers possessing a wealth of relevant technical expertise and business acumen, allowing for decision-making that combines experience, capability and innovation. Since inception, we have promoted practicality, efficiency, integrity, transparency and responsibility as our core corporate values underlying our interactions with employees, business partners and all other stakeholders.

Competition

The markets for copper foil products are intensely competitive, with multiple participants competing for the same customers. For example, the five largest manufacturers contributed to an aggregate of 26.7% of the global sales volume of electrolytic copper foil in 2023. In the LiB copper foil market, we compete with domestic and international copper foil manufacturers such as DEFU, Jiayuan Technology, SK Nexilis, Lotte Energy Material and Solus Advanced Material in a continuously evolving market. In the PCB-grade copper foil market, our competitors include international manufacturers such as Mitsui-Kinzoku and Nippon Mining Holdings, as well as companies with operations in China such as NOUYA Chang Chun and TongGuan.

Awards and Other Recognition

The table below sets forth some of the awards and other recognition that we had received as of the date of this prospectus.

Awards/Recognition	Recipient	Award Year	Awarding Organization/ Authority
High Technology Expertise	Nanjing Longxin	2023	Jiangsu Finance Department, Jiangsu Science and Technology Department, Jiangsu Taxation Bureau of the State Administration of Taxation
Innovative Small and Medium-sized Enterprises in Henan	Lingbao Hongyu	2023	Henan Bureau of Industry and Information Technology
Specialized, Refined, Distinctive and Innovative New Small and Medium-sized Enterprises in Shandong	Shandong Hesheng	2023	Shandong Bureau of Industry and Information Technology
CNAS Laboratory Accreditation	Henan High-Precision	2024	China National Accreditation Service for Conformity Assessment
Top Ten in China’s Electronic Copper-Foil Industry	Shenzhen Londian	2024	China Electronic Materials Industry Association
Leading Enterprise in Henan Province’s Manufacturing Industry	Shenzhen Huaxin. Baoxin Electronic	2024	Henan Provincial Department of Industry and Information Technology
National Specialized and Innovative “Little Giant” Enterprise	Baoxin Electronic	2024	Ministry of Industry and Information Technology
Innovation Center for Manufacturing Industry in Henan Province (Fostering Unit)	Baoxin Electronic	2024	Henan Provincial Industry and Information Technology Department
Ultrathin Copper-Foil Engineering Technology Research Center	Nanjing Longxin	2024	Nanjing Municipal Science and Technology Bureau
National Manufacturing Champion Enterprise	Baoxin Electronic	2025	Ministry of Industry and Information Technology
National Specialized and Innovative “Little Giant” Enterprise	Shandong Hesheng	2025	Ministry of Industry and Information Technology, Shandong Bureau of Industry and Information Technology
National High Technology Expertise	Ningxin New Materials	2025	National High-Tech Enterprise Certification Management Leading Group
Guangxi Zhuang Autonomous Region Advanced Smart Factory	Ningxin New Materials	2026	Guangxi Zhuang Autonomous Region Bureau of Industry and Information Technology

Intellectual Property

We utilize a combination of patents, trademarks, copyrights, trade secrets and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements to protect our intellectual property. As of December 31, 2025, we had 634 patents (including 50 invention patents), 168 pending patent applications, 11 registered trademarks in China. As of December 31, 2025, we also had 15 domain names, including our website https://www.londianwason.com/.

Our Employees

As of December 31, 2025, we had 2,692 full-time employees. The following tables set forth our total number of full-time employees as of December 31, 2025, broken down by function. All of our employees are based in China.

As of December 31, 2025
Research & Development	428
Production & Supply Chain	1,646
Sales & Marketing	166
General & Administrative	452

Total	2,692

None of our employees are represented by labor unions or covered by collective bargaining agreements, and we did not employ any temporary employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material disputes with our employees in the past.

We enter into standard labor, confidentiality and non-compete agreements with our employees. The non-compete restricted period typically expires two years after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

Insurance

We have insurance policies covering certain equipment, including our foil machine, cathode drum, slitting machine and several other foil production machines and testing equipment. These insurance policies cover damages and losses due to fire, flood, hurricane, explosion or power outages and other events stipulated in the relevant insurance policies. In accordance with customary practice in China, we do not carry any business interruption insurance or product liability insurance. We believe that our overall insurance coverage is consistent with the market practice in China. However, significant damage to any of our manufacturing facilities and buildings, whether as a result of fire or other causes, could have a material adverse effect on our results of operations. Moreover, we may incur losses beyond the limits, or outside the coverage, of our insurance policies. See “Risk Factors—Risks Related to Our Business and Industry—We have limited insurance coverage and may incur losses resulting from product liability claims.”

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time. In addition, we purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees.

Properties

Our corporate headquarters are located at T1-7A, 1 Shenzhen Bay Plaza, No. 2233 South Keyuan Road, Nanshan District, Shenzhen, China, where we lease office space with a total gross floor area of approximately 400 square meters. The relevant lease agreement expires on August 31, 2025. As of December 31, 2025, we owned manufacturing facilities with a total gross floor area of over 317,875 square meters, located in Lingbao, Henan Province, Baoji, Shaanxi Province, Dongying, Shandong Province, Nanjing, Jiangsu Province and Nanning, Guangxi Province. In addition, we leased factory plants with a total gross floor area of over 54,624 square meters in Dongying, Shandong Province. The relevant lease agreement expires on November 28, 2027.

To meet the needs of our business development, we are undergoing a construction project in Nanning, possessing a total designed production capacity of 37,500 metric tons per annum. The total construction area is approximately 153,054 sq. meters, of which the manufacturing area is 115,849 sq. meters. Between September 2016 and December 2025, we entered into several agreements to acquire relevant land use rights for a total of RMB284.1 million (US$40.6 million). We obtained relevant land use right certificates between September 2016 and November 2023. We expect these ongoing expansion projects to complete by December 2028, and spend additional costs of RMB788.6 million, RMB962.0 million, RMB587.0 million in 2026, 2027 and 2028, respectively. We expect to categorize such costs as construction in progress under property, plant and equipment before they achieve the intended usability and become available for manufacturing. We will continue to make well-planned capital expenditures to meet the expected growth of our business. The primary source of funding for the construction described above consists of our own capital and special project loans. We also plan to enhance our production capacity and global presence by expanding our manufacturing facilities overseas. This expansion will add a total designed production capacity of approximately 10,000 metric tons. We plan to invest a total of RMB410.0 million (US$59.7 million) in capital expenditures for this plan, subject to evolving commercial needs.

Legal Proceedings

From time to time, we may become involved in disputes that arise in the ordinary course of our business. Any claims against us, whether meritorious or not, can be time consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources.

We are not presently a party to any material legal proceedings. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our results of operations or financial condition for that reporting period could be material. See “Risk Factors—General Risks—From time to time we, our current and former directors, officers and principal shareholders, may be involved in various legal proceedings or other negative publicity, which could adversely affect our business, financial condition or results of operations.”

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which became effective on January 1, 2020 and replaced three existing laws on foreign investments in the PRC, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. Furthermore, the Implementing Regulations of the Foreign Investment Law of the PRC, or the Implementing Regulations of FIL, was promulgated on December 26, 2019 and became effective on January 1, 2020. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in the PRC. The Foreign Investment Law established the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law and the Implementing Regulations of FIL, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within the PRC, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within the PRC; (ii) a foreign investor acquires stock shares, equity shares, shares in assets or other like rights and interests of an enterprise within the PRC; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within the PRC; and (iv) investments in other means as provided by laws, administrative regulations or the State Council.

The Foreign Investment Law provides that foreign-invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among other things, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise should be subject to legal liabilities for failing to report investment information in accordance with the requirements.

Negative List Relating to Foreign Investment

Investment activities in China by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment or the Encouraging Catalog, and the Special Administrative Measures for

Access of Foreign Investments (Negative List), or the Negative List, which were promulgated and are amended from time to time by the Ministry of Commerce and the NDRC, and together with the Foreign Investment Law and their respective implementation rules and ancillary regulations. The Encouraging Catalog and the Negative List lay out the basic regulatory framework for foreign investment in China, classifying businesses into three categories with regard to foreign investment: “encouraged,” “restricted” and “prohibited.” On December 24, 2025, the Ministry of Commerce and the NDRC released the Catalog of Industries for Encouraging Foreign Investment (2025 Version), which became effective on February 1, 2026, to replace the previous one. On September 6, 2024, the Ministry of Commerce and the NDRC released the Special Administrative Measures for Access of Foreign Investments (2024 Version), or the Negative List 2024, which became effective on November 1, 2024, to replace the previous Negative List.

According to the current regulations, any industry not listed in the Negative List 2024 is a permitted industry and generally open to foreign investment unless specifically prohibited or restricted by PRC laws and regulations.

Regulations Related to Intellectual Property Rights

Copyright

Copyright in the PRC, including copyrighted computer software, is principally protected under the Copyright Law of the PRC promulgated in September 1990 and last amended in November 2020, and related rules and regulations. Under the Regulation on Computers Software Protection promulgated in June 1991 and last amended in January 2013, the term of protection for copyrighted software of legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the computer software.

Trademark

Registered trademarks are protected by the Trademark Law of the PRC, which was promulgated in August 1982 and last amended on June 26, 2026, as well as the Implementation Regulations of the PRC Trademark Law, which was promulgated on August 3, 2002 and last amended on April 29, 2014. The Trademark Office of National Intellectual Property Administration, PRC, formerly the PRC Trademark Office of the State Administration for Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law of the PRC adopted a “first-to-file” principle with respect to trademark registration. The validity period of registered trademarks is 10 years from the date of approval of trademark application and may be renewed for another 10 years provided relevant application procedures have been completed within 12 months before the end of the validity period.

Patent

The Patent Law of the PRC, which was promulgated in March 1984 and last amended in October 2020, provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted shall have novelty, creativity and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications. The protection period is 20 years for inventions, 10 years for utility models and 15 years for designs, all of which commence from the date of application of patent rights.

Domain Name

Domain names are protected under the Administrative Measures for Internet Domain Names, which was promulgated by Ministry of Industry and Information Technology, or MIIT, on August 24, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Administrative Measures for Internet Domain Names adopted a “first-to-file” principle with respect to the registration of domain names.

Regulations Related to Product Liability

Pursuant to the PRC Product Quality Law, which was promulgated on February 22, 1993 and last amended on December 29, 2018, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes personal injury or property damage, the aggrieved party may make a claim for compensation from the manufacturer or the seller of the product. Manufacturers and sellers of non-compliant products may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and fines. Earnings from sales in violation of such standards or requirements may also be confiscated, and in severe cases, an offender’s business license may be revoked.

Under the PRC Civil Code, which was promulgated on May 28, 2020 and became effective on January 1, 2021, if a product is found to be defective and to compromise the personal and property security of others, the victim may require compensation to be made by the manufacturer or the seller of the product. Where any manufacturer or seller knowingly produces or sells defective products or fails to take effective remedial measures in accordance with the PRC Civil Code and thus causes death or serious damage to the health of another person, such person shall be entitled to claim punitive damages. If the transporter or storekeeper is responsible for the matter, the manufacturer or seller shall have the right to demand compensation for its losses.

Regulations Related to Environmental Protection and Work Safety

Environmental Protection

Pursuant to the PRC Environmental Protection Law, which was promulgated by the Standing Committee of the National People’s Congress on December 26, 1989 and last amended on April 24, 2014, any entity which discharges or will discharge pollutants during the course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gasses, radioactive substances, noise, vibrations, electromagnetic radiation and other hazards produced during such activities.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law. Such penalties include warnings, fines, orders to rectify within a prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. In addition, certain environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare.

Work Safety

Under relevant construction safety laws and regulations, including the PRC Work Safety Law, which was promulgated by the Standing Committee of the National People’s Congress on June 29, 2002 and last amended on June 10, 2021, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety job responsibility system. In addition, production and operating business entities must arrange work safety training and provide their employees with protective equipment that meets the national or industrial standards.

Regulations Related to Fire Control

Pursuant to the PRC Fire Control Law, which was promulgated by the Standing Committee of the National People’s Congress on April 29, 1998 and last amended on April 29, 2021, and the Interim Provisions on

Administration of Fire Control Design Review and Acceptance of Construction Project, which was promulgated by the Ministry of Housing and Urban-Rural Development on August 21, 2023 and became effective on October 30, 2023, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within five business days after passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use or fails to conform to the fire safety requirements after such inspection, it will be subject to (i) orders to suspend the construction of projects, use of such projects or operation of relevant business, and (ii) a fine between RMB30,000 and RMB300,000.

Regulations Related to Land Use Right and Construction

Pursuant to the PRC Land Administration Law, which was promulgated on June 25, 1986 and last amended on August 26, 2019, and the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of the Natural Resources Ministry. Land use right is established at the time of registration.

Pursuant to the PRC Urban and Rural Planning Law, which was promulgated by the National People’s Congress on October 28, 2007 and last amended on April 23, 2019, the owner of land use right must obtain construction land planning permit and construction works planning permit from the department of urban and rural planning before proceeding the construction. If a construction project is proceeded without obtaining the planning permit on construction project or by violating the provisions of the planning permit on construction project, the competent department of urban and rural planning of the local government shall order it to stop construction. If it is still possible for the construction entity or individual to take measures to eliminate the impact on the implementation of urban and rural planning, the department shall order the construction entity or individual to correct within a certain time limit and impose a fine of not less than 5% of the construction cost but not more than 10% of the cost; if it is impossible to take measures to eliminate the impact, the department shall order the construction entity or individual to dismantle the building or structure within a certain time limit and confiscate the real objects or the illegal gain, and may also impose a fine of not more than 10% of the construction cost.

Regulations Related to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC, which was last amended on August 26, 2019 and became effective on January 1, 2020, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, price of the lease, repair liabilities and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department for the record. Pursuant to the Administrative Measures on Leasing of Commodity Housing, which was promulgated on December 1, 2010 and became effective on February 1, 2011, if the lessor and lessee fail to go through the registration procedures and rectification is not made within a time limit ordered by the competent construction (real estate) department, both lessor and lessee may be subject to fines up to RMB10,000. Pursuant to the PRC Civil Code, failure to register the lease in accordance with the provisions shall not affect the validity of the lease contract.

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the PRC Civil Code, where the mortgaged property has been leased and assigned for possession prior to the establishment of the mortgage, the original leasehold relationship shall not be affected by such mortgage.

Regulations Related to Employment and Social Welfare

Employment

The Labor Law of the PRC, which was promulgated on July 5, 1994 and last amended on December 29, 2018, the Labor Contract Law of the PRC, which was promulgated on June 29, 2007 and amended on December 28, 2012, and the Implementation Regulations of the Labor Contract Law of the PRC, which was promulgated on September 18, 2008, are the principal laws and regulations that govern employment and labor matters in the PRC. Under the above regulations, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above a certain time limit and employers shall pay employees for overtime work in accordance with national regulations. In addition, wages may not be lower than the local minimum wage. Employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

Social Insurance and Housing Fund

Under the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010 and last amended on December 29, 2018, together with other laws and regulations, employers are required to pay basic pension insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. When an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund, which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulations Related to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the PRC or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008, and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment, which was promulgated by the People’s Bank of China on June 20, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate governmental authorities or the designated banks is required where RMB is to be converted into foreign currency and remitted outside of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which became effective on June 1, 2015 and was last amended on March 23, 2023. According to the SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16, which was last amended on December 4, 2023. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes (except for financial products and structured deposits with risk rating results not higher than Level 2) unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for enterprises engaged in real estate development and operation, real estate leasing and operation).

On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which was last amended on December 4, 2023. The SAFE Circular 28 stipulates that non-investment FIEs may use capital to carry out domestic equity investment in accordance with the law under the premise of not violating the negative list and so long as the projects invested in are true and in compliance with laws and regulations.

On April 10, 2020, SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income under capital account such as capital funds, foreign debts and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Regulations Related to Dividend Distribution

The principal regulations governing distribution of dividends of PRC enterprises, including wholly foreign-owned enterprises, include the Company Law of the PRC. Under these regulations, enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, enterprises in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents and Employee Stock Incentive Plans

In July 2014, SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip

Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, and has replaced the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Round-trip Investment Through Offshore Special Purpose Vehicles (known as Circular 75). SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or “SPVs,” by PRC residents or entities to seek offshore investment and financing or conduct round-trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round-trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities be required to complete foreign exchange registration with SAFE or its local branch.

Pursuant to SAFE Circular 37, an amendment to registration or subsequent filing with qualified banks by such PRC resident is also required if there is a material change with respect to the capital of the offshore company, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares or mergers or divisions. Failure to comply with the registration requirements as set forth in SAFE Circular 37, misrepresentation on or failure to disclose controllers of foreign-invested enterprises that are established by round-trip investment may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC.

Pursuant to the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors and other senior management who participate in any stock incentive plan of a publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with the SAFE. All such participants need to authorize a qualified PRC agent, such as a PRC subsidiary of the overseas publicly listed company to register with SAFE and handle foreign exchange matters such as opening accounts, and transfer and settlement of the relevant proceeds. Failure to complete the said SAFE registrations may subject the participating directors, supervisors, senior management and other employees to fines and other legal sanctions.

In addition, the State Taxation Administration has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock options or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may be subject to sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations Related to Foreign Debt

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in the PRC and is regulated by various laws and regulations, including the Foreign Exchange Administrative Regulation promulgated by the State Council, the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, NDRC and MOF, the Administrative Measures for Registration of Foreign Debts promulgated by SAFE, and the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises promulgated by NDRC. Under these rules, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by local banks. The SAFE Circular 28 provides that a non-financial enterprise in the pilot areas may register a permitted amount of foreign debts, which is as twice of the non-financial enterprise’s net assets, at the local foreign exchange bureau. Such non-financial enterprise may borrow foreign debts within the permitted amount and directly handle the relevant procedures in banks without registration of each foreign debt. However, the non-financial enterprise shall report its international income and expenditure regularly. In addition, PRC enterprises and overseas enterprises controlled by them, as well as enterprises whose main business activities are in China, in the name of enterprises registered overseas, borrow debt instruments of more than one year from overseas based on the rights and interests of Chinese enterprises, are subject to the approval of NDRC.

Regulation Related to M&A Regulations and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006, and was amended in 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Measures and the Guidance Rules and Notice, unless otherwise stipulated, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three working days following the submission of an application for initial public offering or listing. Starting from March 31, 2023, where a domestic enterprise submits an application for initial public offering to competent overseas regulators, such issuer shall complete filings with the CSRC for the offering, and the CSRC must have concluded the filing procedure and published the filing results on the CSRC website, prior to the completion of the overseas offerings and listings. Under the Trial Measures, the filing materials to be submitted to the CSRC shall include, among others, (i) a filing report, (ii) regulatory opinions, filing or approval documents issued by the competent authorities of the industry concerned (if applicable), (iii) opinions on the security assessment and review issued by the relevant competent department of the State Council (if applicable), (iv) legal opinions and undertakings issued by PRC counsel and (v) the listing documents.

In addition, on February 24, 2023, the CSRC, the MOF, the National Administration of State Secrets Protection and the National Archives Administration of China jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, which became effective on March 31, 2023, according to which, overseas securities regulators and competent overseas authorities may request to inspect, investigate or collect evidence from a domestic company concerning its overseas offering and listing or from the domestic securities companies and securities service providers that undertake relevant businesses for such domestic companies, such inspection, investigation and evidence collection shall be conducted under a cross-border regulatory cooperation mechanism, and the CSRC or other competent Chinese authorities will provide necessary assistance pursuant to bilateral and multilateral cooperation mechanisms. The domestic company, securities companies and securities service providers shall first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation.

Regulations Related to Tax

Enterprise Income Tax

On March 16, 2007, the Enterprise Income Tax Law, or the EIT Law, was promulgated by the Standing Committee of the National People’s Congress, which was last amended and became effective on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which was last amended and became effective on January 20, 2025. Under the EIT Law and relevant implementation regulations, both resident enterprises and non-resident enterprises are subject to the enterprise income tax so long as their income is generated within the territory of PRC. “Resident enterprises” are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. “Non-resident enterprises” are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. If non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

In addition, under the EIT Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, and was amended in 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC.

The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate. According to the Administrative Rules for the Certification of High Tech Enterprises, last amended on January 29, 2016, for each entity accredited as High Tech Enterprise, such status is valid for three years if it meets the qualifications for High Tech Enterprise on a continuing basis during such period.

Value-Added Tax

Pursuant to the PRC Provisional Regulations on Value-Added Tax, which was promulgated by the State Council on December 13, 1993 and last amended on November 19, 2017, and the Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax, which was promulgated by the MOF on December 25, 1993 and last amended on October 28, 2011, all enterprises and individuals engaged in sale of goods, provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the PRC are value-added tax, or VAT, taxpayers. On March 20, 2019, the MOF, the State Administration of Taxation, or SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, 5% and 0%, and the VAT rate applicable to small-scale taxpayers is 3%.

Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, which was promulgated on August 21, 2006 and last amended on December 6, 2019, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, which was issued by the SAT on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued by the SAT on February 3, 2018 and became effective on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7, which was last amended and became effective on December 29, 2017. Pursuant to SAT Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange.

On October 17, 2017, the SAT issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Bulletin 37, which was last amended on June 15, 2018. The SAT Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Regulations Related to Import and Export Trade

Customs Law

Pursuant to the PRC Customs Law, which was promulgated by the Standing Committee of the National People’s Congress on January 22, 1987 and last amended on April 29, 2021, and the Administrative Provisions of the Record-filing of Customs Declaration Agent, which was promulgated by the General Administration of Customs of the PRC on November 19, 2021 and became effective on January 1, 2022, unless otherwise provided for, the declaration of import or export goods and the payment of duties may be made by the consignees or consignors themselves, or by entrusted customs brokers that have been registered with the customs and such declaration shall be made by filing with the customs.

Import and Export Commodity Inspection Law

Pursuant to the Regulations of the PRC on the Administration of Import and Export of Goods, which was promulgated by the State Council on December 10, 2001 and last amended on March 10, 2024, the import and export of goods are generally allowed by the PRC government, but the prohibitions or restrictions explicitly stipulated in the laws or administrative regulations shall still be complied with during the conduct of import and export of goods by individuals or entities. According to the Foreign Trade Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on May 12, 1994 and last amended on December 27, 2025, unless otherwise provided by laws and regulations, the PRC government allows free export and import of goods and technologies, and protects the intellectual property rights associated with international trade. The authorities have canceled the requirements to file records and register formalities for foreign trade operators engaging in the import or export of goods or technology with the Ministry of Commerce of the PRC or the agency entrusted from December 30, 2022.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Guanran Wang	25	Director, Chairman and Co-Chief Executive Officer
Guangling Zhou	41	Director and Co-Chief Executive Officer
Zhongbo Bai	51	Director and Vice President
Yuchi Tsui	48	Director
Young Hoon Kim	46	Director
Hyundai Kim	48	Director
Young Hyun Kong	41	Director
Zheng Zheng	58	Director
Hao Shen	37	Director and Chief Financial Officer
Xi Zhou	53	Director and Financial Controller
Shengxian Wang	55	Chief Scientist
He Huang	49	Independent Director

Mr. Guanran Wang has served as our director since September 2022, our co-chief executive officer since May 2023 and chairman since December 2025. Mr. Wang has served as a director of Lingbao Gold Group Company Ltd. (HKEx: 3330) since June 2021 and as president of Shenzhen Jiesi Weiye Holding Co., Ltd. since 2020. Mr. Wang studied at George Washington University from 2019 to 2021 with a major in international relations and economics. Prior to that, he also completed the family business and wealth management course at the National University of Singapore Business School.

Mr. Guangling Zhou has served as our director since February 2024, our vice president from May 2023 to December 2025 and co-chief executive officer since December 2025. Mr. Zhou has also served as a director of D&R Asset Management Group Co., Ltd. since December 2020 and as a director of Shenzhen Jie Si Wei Ye Holdings Co., Ltd. since September 2022. Prior to joining us, Mr. Zhou was an assistant to the president of Lingbao Gold Group Company Ltd. (HKEx: 3330) from February 2020 to December 2021. Prior to that, he worked at CSSC Offshore & Marine Engineering (Group) Company Limited (formerly known as Guangzhou Shipyard International Company Limited; HKEx: 317; SSE: 600685) from September 2007 to January 2020. Mr. Guangling Zhou received his bachelor’s degree in marine engineering from Jimei University in 2007, and his master’s degree in ships and ocean engineering from Huazhong University of Science and Technology in 2017.

Mr. Zhongbo Bai has served as our director since April 2023 and vice president since May 2023. Mr. Bai joined Lingbao Wason Copper-Foil Co., Ltd. in 2009 and served as various leadership positions, including production supervisor from May 2010 to March 2012, deputy general manager of sales from March 2018 to June 2019, general manager from September 2019 to April 2021 and chairman of the board since April 2021. Prior to joining our company, Mr. Bai served as sales manager of Guantian Real Estate Development Company from 2001 to 2009, and as procurement supervisor of Zijingong International Hotel from 1996 to 2001. Mr. Bai received his associate degree in international trade from Luoyang Foreign Language School in 1996.

Ms. Yuchi Tsui has served as our director since February 2024. She has years of experience in management and has provided significant insights on the company’s development strategy. Ms. Tsui joined SK Inc. in January 2019, where she has been focusing on project management in business investments. From January 2016 to December 2018, Ms. Tsui worked at SK Energy International, focusing on risk management as well as strategy. From January 2013 to December 2015, Ms. Tsui worked at SK Trading International, focusing on risk management. Prior to that, Ms. Tsui worked at SK Energy, focusing on business development, from August 2006 to December 2012. Ms. Tsui received her bachelor’s degree in accounting from New York University in 2001, and her master’s degree in accounting from Renmin University of China in 2006.

Mr. Young Hoon Kim has served as our director since April 2026. Mr. Kim joined the portfolio division of SK Inc. in 2021. From 2019 to 2021, Mr. Kim worked at Shinhan Investment Corp., leading alternative investment and infrastructure financing across renewables and other energy assets. From 2011 to 2019, Mr. Kim worked at POSCO International, focusing on power generation project development and M&A. From 2005 to 2009, Mr. Kim worked at Samsung Electronics. Mr. Kim received his bachelor’s degree from Ajou University in 2005, his MBA degree from KAIST Business School in 2011 and his MSc. degree from University College London in 2018.

Mr. Hyundai Kim has served as our director since April 2026. Mr. Kim joined the SK Inc. in 2024. From 2017 to 2023, he worked at Supex Council, which functions as the official supreme organ for the SK group’s corporate management and strategic alignment. Mr. Kim received his bachelor’s degree in business management from Sogang University in 2004.

Mr. Young Hyun Kong has served as our director since March 2023. Mr. Kong joined us as a director of Shenzhen Londian in 2021. Mr. Kong has extensive financial and investment experience. He has worked at Mirae Asset Global Investments since 2019. Prior to that, he served as an M&A advisory role in Locus Capital Partners from September 2017 to February 2019, including as a partner from September 2017 to February 2019. He also had working experience in other well-known financial companies including Korea Yuli Capital, Discover Financial Services and Morgan Stanley. Mr. Kong received his bachelor’s degree in economics and mathematics from Weinberg College of Arts and Sciences at Northwestern University in 2007.

Ms. Zheng Zheng has served as our director since April 2023. Prior to joining us, Ms. Zheng served in Shenzhen Expressway Company Limited as director for investor relations from June 2008 to June 2022. Ms. Zheng has extensive experience in investor relations management and corporate governance. Ms. Zheng received her diploma in secretarial studies from Guangzhou Institute of Foreign Languages in 1988, diploma with distinction in Business – Human Resources from St. Lawrence College in April 2004 and her MBA degree from Preston University in February 2012.

Mr. Hao Shen has served as our chief financial officer and director since December 2025. Mr. Shen has also served as co-chief financial officer, general counsel and board secretary in Nayuki Holdings Limited (HKEx: 2150) from July 2019 to August 2024. Prior to that, Mr. Shen worked at SZ DJI Technology Co., Ltd. from June 2013 to June 2019, where he served as legal manager and head of legal department from June 2013 to June 2016 and the head of legal department and corporate development department from July 2016 to June 2019. Mr. Shen also served as a director of Victor Hasselblad AB from November 2017 to May 2019 and a director of Koenigsegg AB from May 2017 to May 2019. Mr. Shen received his bachelor’s degree in law from Shenzhen University in 2010 and a master’s degree in international economic law from The Chinese University of Hong Kong in 2012.

Mr. Xi Zhou has served as our financial controller since February 2024 and director since February 2026. Mr. Zhou has been with our company since 2014. Mr. Zhou has also served as chief financial officer in D&R Asset Management Group Co., Ltd. from October 2014 to June 2019 and served as our risk and internal audit director from July 2019 to July 2023. Mr. Zhou has extensive financial experience. Mr. Zhou received his diploma in financial accounting from Central South University in 1995 and his MBA degree from Dongbei University of Finance and Economics in 2014.

Mr. Shengxian Wang has served as our chief scientist since May 2023. Prior to joining us, Mr. Wang served as a senior research and development manager at BASF Advanced Chemicals Co., Ltd. from April 2007 to February 2023. Mr. Wang is an expert in electrochemistry. He has served as a member of various academic societies and industry associations in China and the United States, authored over 20 academic papers and publications and applied 29 invention patents, as of the date of this prospectus. Mr. Wang received his Ph.D. degree in polymer materials from Zhejiang University in 1999.

Mr. He Huang has served as our independent director since December 2025 and served as our director from April 2023 to December 2025. Mr. Huang has also served as a director of Shenzhen Chengyun Enterprise Management Co., Ltd. since 2022. Mr. Huang has extensive working experience in venture capital investment, including as a general manager of Shenzhen Qianhai Yunhe Fund Management Co., Ltd. from January 2022 to April 2023, and as an investment director of Shenzhen Capital Group Co., Ltd. from December 2010 to January 2022. Mr. Huang received his bachelor’s degree in mechatronics engineering from Hefei University of Technology in 1996, and his master’s degree in accounting from South-Central Minzu University in 2000.

Employment Agreements and Indemnification Agreements

We [have entered] into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which can be renewed upon both parties’ agreement before the end of the current employment term. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold in strict confidence, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of 11 directors, including one independent director, namely He Huang, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 to which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. The corporate governance rules of the NYSE generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the corporate governance rules of the NYSE permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors. As a foreign private issuer, under the listing requirements and rules of the NYSE, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. We plan to rely on such phase-in schedules for the composition of our board of directors and committees thereunder.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the listing rules of the NYSE and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. Our board of directors may exercise all of the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committee of the Board of Directors

We intend to establish an audit committee under our board of directors, prior to the completion of this offering. We intend to adopt a charter for the audit committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. The committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of [He Huang], and is chaired by He Huang. We have determined that He Huang satisfies the requirements of Section 303A of the Corporate Governance Rules of the NYSE and meets the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that He Huang qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•

[reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•

approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

•	obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•

discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•	at least annually, reviewing and reassessing the adequacy of the committee charter;

•	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•	establishing and overseeing procedures for the handling of complaints and whistleblowing;

•	meeting separately and periodically with management and the independent registered public accounting firm;

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•	reporting regularly to the board.]

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. [In accordance with our post-offering articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices, and (iv) approving the transfer of shares of our company, including the registration of such shares in our share register.]

Terms of Directors and Officers

[An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board. A director may be removed from office by ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by special resolution), notwithstanding anything in the post-offering articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement).

The office of director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be of unsound mind; (iii) resigns his office by notice in writing to our company; or (iv) is removed from office pursuant to any other provision of the post-offering articles of association.

Our officers are elected by and serve at the discretion of the board.]

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable NYSE listing rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2025, we paid an aggregate cash compensation of RMB13.8 million (US$2.0 million) to our directors and executive officers as a group. The total amount set aside or accrued by us to provide pension, retirement or similar benefits to our executive officers with respect to the year ended December 31, 2025 was RMB0.5 million (US$0.1 million). Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. We also granted share awards under our share incentive plans to our directors and executive officers. For details, see “—Share Incentive Plan.”

Share Incentive Plan

We adopted a share incentive plan, which we refer to as the Pre-IPO Plan. The purpose of the Pre-IPO Plan is to advance the interests of our company and shareholders by providing an incentive to attract, retain and reward participants thereunder performing services for our company and by motivating them to contribute to the long-term, sustainable growth of our company.

The maximum aggregate number of ordinary shares that can be issued under the Pre-IPO Plan is 5,000,000, or ESOP Shares, representing 1.4% of our total outstanding ordinary shares as of the date of this prospectus. Our board of directors has approved the issuance of the ESOP Shares to Dragon EV Holdings Limited, our current ESOP platform, which is holding these ESOP Shares. As of the date of this prospectus, Dragon EV Holdings Limited, in turn, had issued its ordinary shares, representing an interest in the ordinary shares of our company, to certain director and officer and other employees of our company. These ESOP shares are subject to a lock-up period of 36 months.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 369,363,615 ordinary shares basis issued and outstanding as of the date of this prospectus, and     ordinary shares issued and outstanding immediately upon the completion of this offering, comprising     ordinary shares to be sold by us in this offering represented by ADSs, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned Immediately After this Offering
	Number	%**	Number	%
Directors and Executive Officers:†
Guanran Wang(1)(2)(5)	170,128,896	46.1
Guangling Zhou	—	—
Zhongbo Bai	—	—
Yuchi Tsui	—	—
Young Hoon Kim	—	—
Hyundai Kim	—	—
Young Hyun Kong	—	—
He Huang	—	—
Zheng Zheng	—	—
Hao Shen	—	—
Xi Zhou	—	—
Shengxian Wang	—	—
All directors and executive officers as a group	170,128,896	46.1
Principal Shareholders:
DR Global Holdings Limited(2)	131,493,850	35.6
Golden Pearl EV Solutions Limited(3)	109,146,943	29.5
Alexandria III Corp. Limited(4)	35,488,829	9.6
Advanced New Energy Material Technology Holding Ltd.(5)	28,453,440	7.7

Notes:

*	Less than 1% of our total outstanding shares.
**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 369,363,615, being the number of ordinary shares as of the date of this prospectus and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the completion of this offering.

†

Except as otherwise indicated, the business address of our directors and executive officers is c/o T1-7A, 1 Shenzhen Bay Plaza, No. 2233 South Keyuan Road, Nanshan District, Shenzhen, Guangdong, 518054,

PRC. The business address of Guangling Zhou, Xi Zhou and Shengxian Wang is c/o No. 98, Xinnengyuan Avenue, Lishui District, Nanjing City Jiangsu Province, 211215 PRC. The business address of Zhongbo Bai is c/o Southeast corner of the intersection of National Highway 209 and Yanshan Avenue, Lingbao, Henan, 472500 PRC. The business address of Young Hoon Kim and Hyundai Kim is c/o 26, Jong-ro, Jongno-gu, Seoul 03188, Republic of Korea. The business address of Young Hyun Kong is c/o 16F, Tower 1, 33, Jong-ro, Seoul 03159, Republic of Korea. The business address of He Huang is c/o Saixi Science and Technology Building, Nanshan District, Shenzhen, Guangdong, 518057, PRC.

(1)

Represents (i) 131,493,850 ordinary shares held by DR Global Holdings Limited; (ii) 2,771,179 ordinary shares held by Darendingyi Management Consulting Limited; (iii) 2,276,379 ordinary shares held by DR Pivot Wason Investment Holding Limited; (iv) 1,081,000 ordinary shares held by Bruno Wason I Limited; (v) 829,600 ordinary shares held by Darenmingwu Management Consulting Limited; (vi) 28,453,440 ordinary shares held by Advanced New Energy Material Technology Holding Ltd. and (vii) 3,223,448 ordinary shares held by Qindao Wason Co., Ltd. DR Global Holdings Limited, Darendingyi Management Consulting Limited, DR Pivot Wason Investment Holding Limited, Bruno Wason I Limited, Darenmingwu Management Consulting Limited and Qindao Wason Co., Ltd are companies incorporated in the British Virgin Islands and they are ultimately controlled by Mr. Guanran Wang. The registered offices of DR Global Holdings Limited, Darendingyi Management Consulting Limited, DR Pivot Wason Investment Holding Limited, Bruno Wason I Limited, Darenmingwu Management Consulting Limited and Qindao Wason Co., Ltd are at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)

Represents 131,493,850 ordinary shares held by DR Global Holdings Limited, a company incorporated in the British Virgin Islands. Golden Pearl EV Solutions Limited (“Golden Pearl”), JESI Industrial Development (Hong Kong) Limited (“JESI Industrial”) and an independent third party have entered into, or are expected to enter into, certain share transfer arrangements. Pursuant to these arrangements, Golden Pearl is expected to sell an aggregate of 41,953,776 ordinary shares, representing approximately 11.4% of our outstanding shares as of the date of this prospectus, of which (i) 30,206,719 ordinary shares are expected to be sold to JESI Industrial and (ii) 11,747,057 ordinary shares are expected to be sold to JESI Industrial in connection with back-to-back arrangements pursuant to which such shares are expected to be transferred or otherwise made available to the independent third party in each case subject to the terms and conditions of the relevant definitive agreements. Upon completion of the foregoing share transfers, Golden Pearl’s beneficial ownership of our ordinary shares is expected to decrease by 41,953,776 ordinary shares, representing approximately 11.4% of our outstanding shares as of the date of this prospectus, and the beneficial ownership of JESI Industrial and/or the independent third party, as applicable, is expected to increase accordingly. The Company is not a party to such arrangements.

(3)

Represents 109,146,943 ordinary shares held by Golden Pearl EV Solutions Limited, a company incorporated in Hong Kong. Golden Pearl EV Solutions Limited is a wholly owned subsidiary of SK Inc., a public company listed on the Korea Exchange (KRX: 034730). The registered address of Golden Pearl EV Solutions Limited is Units 507-508, 5/F China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong. Golden Pearl has entered into certain arrangements with DR Global Holdings Limited (“DR Global”) pursuant to which Golden Pearl has the right to sell, and DR Global is required to purchase, certain ordinary shares of the Company then held by Golden Pearl, subject to the terms and conditions thereof. If such arrangement is triggered and settled in full, Golden Pearl’s beneficial ownership would be decreased and DR Global’s beneficial ownership would be increased accordingly. As a security for its obligations under the arrangements, DR Global has pledged 41,953,776 ordinary shares in the Company as of the date of this prospectus, subject to adjustments, to Golden Pearl. The pledge of such ordinary shares would not, by itself, constitute a transfer of ownership of such pledged shares unless and until the security interest is enforced in accordance with its terms.

(4)

Represents 35,488,829 ordinary shares held by Alexandria III Corp. Limited, a company incorporated in Hong Kong. Voting and the disposition powers over these shares are held by an investment committee at Mirae Asset Global Investment, a company incorporated in the Republic of Korea, composed of more than three individuals. Voting and dispositive decisions regarding our shares requires the approval of two-thirds majority of the votes cast by a quorum consisting of at least two-thirds of investment committee members. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, none of these individuals on the investment committee is deemed to be a beneficial owner of our shares. The registered address of Alexandria III Corp. Limited is 5705, 57th Floor, The Center 99 Queen’s Road Central, Hong Kong.

(5)

Represents 28,453,440 ordinary shares held by Advanced New Energy Material Technology Holding Ltd., a company incorporated in the Cayman Islands and ultimately controlled by Mr. Guanran Wang. The registered office of Advanced New Energy Material Technology Holding Ltd. is Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KYI-1002, Cayman Islands.

As of the date of this prospectus, none of our outstanding ordinary shares is held by any record holders in the United States.

None of our shareholders has informed us that it is affiliated with a member of Financial Industry Regulatory Authority, or FINRA.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management—Share Incentive Plan.”

Other Material Related Party Transactions

Transactions with SK Inc.

SK Inc. beneficially owns 29.5% of our total outstanding shares through its wholly owned subsidiary Golden Pearl EV Solutions Limited and is deemed as an associate that has significant influence over our company. In 2023, 2024 and 2025, several entities affiliated to SK Inc. purchased copper foil in an aggregate amount of RMB693.7 million, RMB329.1 million and RMB289.9 million (US$41.5 million), respectively. As of December 31, 2023, 2024 and 2025 and as of the date of this prospectus, the total balances of accounts and notes receivables from these entities were RMB139.6 million, RMB76.3 million, RMB49.4 million (US$7.1 million) and RMB43.2 million, respectively.

Transactions with Mr. Guanran Wang

As of December 31, 2023, 2024 and 2025 and as of the date of this prospectus, we had other payables and accruals of RMB274.8 million, RMB456.4 million, RMB493.2 million (US$70.5 million) and RMB413.8 million in relation to an interest-free borrowing from Beijing Jiesi Xinneng Consulting and Management Center (Limited Partnership), Shenzhen Jiesi Weiye Holdings Co., Ltd, Jesi Industrial Development (Hong Kong) Limited and DR Global Holdings Ltd, entities controlled by Mr. Guanran Wang, our co-chief executive officer, Chairman and principal shareholder. The borrowing was made to support the establishment and operations of Nanning Londian Ningxin New Materials Science and Technology Co., Ltd.

Transactions in relation to Our Restructuring

In 2022, we conducted a series of restructuring, including incorporating the Company in the Cayman Islands as an exempted company to facilitate financing and offshore listing. Please see “Corporate History and Structure.” In connection with such restructuring, the Company had amounts due from related parties of RMB3,259.4 million from its principal shareholders as of December 31, 2022, representing subscription receivable from the principal shareholders, which was subsequently paid in March 2023, and RMB257.8 million from Shenzhen Longdian as of December 31, 2022, representing non-trade interest free loans to Shenzhen Londian, which were settled in 2023, and amounts due to related parties of RMB5,486.0 million as of December 31, 2022 to Shenzhen Longdian, representing non-trade balance payable for acquiring equity interests. As of December 31, 2025, the substantial majority of such non-trade balance payable had been paid, with nil outstanding.

For other transactions with related parties, see Note 16, “Related party transactions” to our audited consolidated financial statements, which are included elsewhere in this prospectus.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 5,000,000,000 ordinary shares of par value US$0.00001 each. As of the date of this prospectus, there were 369,363,615 ordinary shares of par value US$0.00001 each that are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid.

We plan to adopt a third amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current second amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our authorized share capital upon completion of the offering will be US$    divided into     ordinary shares of a par value of US$    each. We will issue     ordinary shares represented by ADSs in this offering.

The following are summaries of material provisions of our post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares. Holders of ordinary shares have the same rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearers. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our post-offering memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Our post-offering articles of association provide that, subject to any rights and restrictions for the time being attached to any shares, the board of directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders shall be determined by poll. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of our company, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of our company of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association.

General Meetings of Shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third

(1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each calendar year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the NYSE. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors (acting by a resolution of the board of directors) or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of our company, in which case the board of directors are obliged to convene an extraordinary general meeting of our company; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven (7) calendar days is required for the convening of our annual general meeting and other general meetings.

Transfer of Shares. Subject to the restrictions in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing and in any usual or common form or such other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of NYSE, be suspended and the register closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

Liquidation. If our company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up of the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen (14) calendar days prior to the specified time or times of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by an ordinary resolution of our shareholders, or are otherwise authorized by our post-offering articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding, or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other right shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. Under our post-offering memorandum and articles of association, our directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the directors or by ordinary resolution. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our post-offering memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, conversion rights and voting rights; and

•	the terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to determine the designations, price, rights, preferences, privileges and other rights attaching to such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

•

the names and addresses of our members, together with a statement of the shares held by each member which: (i) distinguishes each share by its number (so long as the share has a number; (ii) confirms the amount paid or agreed to be considered as paid, on the shares of each member; (iii) confirms the number and category of shares held by each member; and (iv) confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonably approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”. If the transaction is approved, no dissenting member would have any rights comparable to the appraisal rights (namely the right to receive payment in cash for the judicially determined value of his shares), which may be available to dissenting members of corporations in other jurisdictions.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our post-offering memorandum and articles of association provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering articles of association allow our shareholders holding at the date of deposit of the requisition shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at a general meeting of our company to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting. Other than this right to requisition a shareholders’ meeting, our post-offering articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, directors may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by special resolution), notwithstanding anything in our post-offering articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement). In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to our company; or (iv) is removed from office pursuant to any other provisions of our post-offering articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering articles of association, if our share capital is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of securities issuances by Londian Wason in the past three years.

Ordinary Shares

On September 30, 2022, we issued one ordinary share to Ascentium (Cayman) Limited for a consideration of US$0.00001.

On December 19, 2022, we issued (i) 145,850,072 ordinary shares to DR Global Holdings Limited for a consideration of US$ equivalent of RMB1,663,074,851.20; (ii) 5,000,000 ordinary shares to Dragon EV Holdings Limited for a consideration of US$ equivalent of RMB57,013,165.64; (iii) 320,000 ordinary shares to MeiLan Zhou New Energy Ltd for a consideration of US$ equivalent of RMB3,648,842.60; (iv) 130,000 ordinary shares to Wevin Investment Co., LTD for a consideration of US$ equivalent of RMB1,482,342.31; (v) 200,000 ordinary shares to Cuihao Green Energy Ltd for a consideration of US$ equivalent of RMB2,280,526.63; (vi) 30,000 ordinary shares to REDSUN ASIA METER TECHNOLOGY Ltd for a consideration of US$ equivalent of RMB342,078.99; (vii) 892,500 ordinary shares to Liliul. Ltd for a consideration of US$ equivalent of RMB10,176,850.07; (viii) 50,000 ordinary shares to Hongfa Li New Energy Ltd for a consideration of US$ equivalent of RMB570,131.66; (ix) 150,000 ordinary shares to Yongshun Intelligence Ltd for a consideration of US$ equivalent of RMB1,710,394.97; (x) 100,000 ordinary shares to Sheejun Green Energy Ltd for a consideration of US$ equivalent of RMB1,140,263.31; (xi) 350,000 ordinary shares to Uniting Investment Limited for a consideration of US$ equivalent of RMB3,990,921.59; (xii) 765,000 ordinary shares to LIU Liu Libing Ltd for a consideration of US$ equivalent of RMB8,723,014.34; (xiii) 805,000 ordinary shares to YE ZHENZHOU LTD for a consideration of US$ equivalent of RMB9,179,119.67; (xiv) 50,000 ordinary shares to Ouyangxx LTD for a consideration of US$ equivalent of RMB570,131.66; (xv) 405,950 ordinary shares to Shengrong Tonghui Ltd for a consideration of US$ equivalent of RMB4,628,898.92; (xvi) 26,450 ordinary shares to CHENZIANG. LTD for a consideration of US$ equivalent of RMB301,599.65; (xvii) 117,300 ordinary shares to Chenqs LTD for a consideration of US$ equivalent of RMB1,337,528.87; (xviii) 460,000 ordinary shares to JIXING Technology Co., Ltd for a consideration of US$ equivalent of RMB5,245,211.24; (xix) 150,000 ordinary shares to Herchuls Ltd for a consideration of US$ equivalent of RMB1,710,394.97; (xx) 130,000 ordinary shares to HESHUNYUDONG LIMITED for a consideration of US$ equivalent of RMB1,482,342.31; (xxi) 138,000 ordinary shares to BSB DU INTERNATIONAL LTD for a consideration of US$ equivalent of RMB1,573,563.37; and (xxii) 230,000 ordinary shares to Topsource Evergrande Ltd for a consideration of US$ equivalent of RMB2,622,605.62.

On December 22, 2022, we issued (i) 1,081,000 ordinary shares to Bruno Wason I Limited for a consideration of US$ equivalent of RMB12,326,246.41; (ii) 2,771,179 ordinary shares to Darendingyi Management Consulting Limited for a consideration of US$ equivalent of RMB31,598,737.47; (iii) 829,600 ordinary shares to Darenmingwu Management Consulting Limited for a consideration of US$ equivalent of RMB9,459,624.44; (iv) 2,276,379 ordinary shares to DR Pivot Wason Investment Holding Limited for a consideration of US$ equivalent of RMB25,956,714.60; (v) 5,558,425 ordinary shares to Sinadragon Investment Company Limited for a consideration of US$ equivalent of RMB63,380,681.04; (vi) 3,323,514 ordinary shares to SCKII Limited for a consideration of US$ equivalent of RMB37,896,810.84; (vii) 1,500,000 ordinary shares to Huichuang Fuxiang Innovation Inc. for a consideration of US$ equivalent of RMB17,103,949.69; (viii) 5,209,797 ordinary shares to Shengrich Group Ltd for a consideration of US$ equivalent of RMB59,405,403.86; (ix) 607,088 ordinary shares to Ningbo Meishan Bonded Port Area Huazhen Equity Investment Partnership (Limited Partnership) for a consideration of US$ equivalent of RMB6,922,401.74; (x) 3,223,448 ordinary shares to Qindao Wason Co., Ltd. for a consideration of US$ equivalent of RMB36,755,794.95; (xi) 1,150,000 ordinary shares to Weier Plastic Industry Limited for a consideration of US$ equivalent of RMB13,113,028.10; (xii) 1,606,975 ordinary shares to Li Hui Run Lin Limited for a consideration of US$ equivalent of RMB18,323,746.37; (xiii) 594,099 ordinary shares to Ling Yang Ling Chuang Limited for a consideration of US$ equivalent of RMB6,774,292.94; (xiv) 336,904 ordinary shares to Ling Yang Hang Yu Limited for a consideration of US$ equivalent of RMB3,841,592.71; (xv) 230,000 ordinary shares to Ling Yang Chen Xi Limited for a consideration of US$ equivalent of RMB2,622,605.62; (xvi) 3,151,320 ordinary shares to Guangdong Guangqi Ruidian No. 2 Equity Investment Partnership (Limited Partnership) for a consideration of US$ equivalent of RMB35,933,345.83; (xvii) 731,700 ordinary shares to Tian Jian Xin De Investment Co,. Ltd. for a consideration of US$ equivalent of RMB8,343,306.66; (xviii) 97,390,089 ordinary shares to Golden Pearl EV Solutions Limited for a consideration of US$ equivalent of RMB1,110,503,455.10; (xix) 32,324,593 ordinary shares to Alexandria III Corp. Limited for a consideration of US$ equivalent of RMB368,585,474.97; (xx) 4,552,759 ordinary shares to Victoria (HK) 2019 Company Limited for a consideration of US$ equivalent of RMB59,913,440.59; (xxi) 2,276,379 ordinary shares to PEACE LAND (HK) COMPANY LIMITED for a consideration of US$ equivalent of RMB25,956,714.60; (xxii) 2,100,000 ordinary shares to NC 1st (HK) COMPANY LIMITED for a consideration of US$ equivalent of RMB23,945,529.57; (xxiii) 100,000 ordinary shares to SC Dragon Prosperity Limited for a consideration of US$ equivalent of RMB1,140,263.31; (xxiv) 243,902 ordinary shares to Global ChunLin Capital Management Ltd. for a consideration of US$ equivalent of RMB2,781,125.03; and (xxv) 243,902 ordinary shares to Global ChunLin Investment Management Ltd. for a consideration of US$ equivalent of RMB2,781,125.03.

On August 7, 2023, we issued (i) 583,072 ordinary shares to LIU Liu Libing Ltd. for a consideration of US$ equivalent of RMB8,723,014.34; and (ii) 405,854 ordinary shares to Shengrong Tonghui Ltd. for a consideration of US$ equivalent of RMB 4,628,898.92.

On August 25, 2023, we issued (i) 24,887,675 ordinary shares to Advanced New Energy Material Technology Holding Ltd. for a consideration of US$ equivalent of RMB981,126,901; (ii) 11,756,854 ordinary shares to Golden Pearl EV Solutions Limited for a consideration of US$ equivalent of RMB463,481,049.76; and (iii) 3,164,236 ordinary shares to Alexandria III Corp. Limited for a consideration of US$ equivalent of RMB124,741,144.44.

Shareholders Agreements

Shareholders agreements that we entered into with certain of our shareholders in December 2022, and which are currently in effect, provide for several special rights, including put options, co-sale rights, tag-along rights, and certain restrictions on the transfer of shares by DR Global Holdings Limited, will terminate or become non-exercisable upon the completion of this offering. However, the registration rights that we provide to certain shareholders will survive the completion of this offering. Certain shareholders agreements also provide for board nomination rights, pursuant to which (i) DR Global Holdings Limited can nominate six directors, (ii) Golden Pearl EV Solutions Limited can nominate three directors, and (iii) Alexandria III Corp. Limited can nominate one director. Additionally, if the ratio of ordinary shares of our company held by Golden Pearl EV Solutions and DR Global Holdings Limited changes, each of Golden Pearl EV Solutions and DR Global Holdings Limited shall have the corresponding right to nominate directors according to their respective shareholding ratio after the change. Golden Pearl EV Solutions Limited and Alexandria III Corp. Limited, however, no longer have the right to nominate director(s), if they hold shares representing less than 5% of the total outstanding and issued shares of our company. As of the date of this prospectus, among our directors, Mr. Guanran Wang, Mr. Guangling Zhou, Mr. Zhongbo Bai and Ms. Zheng Zheng were nominated by DR Global Holdings Limited; Ms. Yuchi Tsui, Mr. Young Hoon Kim and Mr. Hyundai Kim were nominated by Golden Pearl EV Solutions Limited; and Mr. Young Hyun Kong was nominated by Alexandria III Corp. Limited. Golden Pearl EV Solutions Limited is also entitled to nominate one vice-chief financial officer. The vice-chief financial officer nomination right of Golden Pearl EV Solutions will terminate upon the completion of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent     shares (or a right to receive     shares) deposited with the Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided, see “Where You Can Find Additional Information.”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
• $5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• $0.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

Persons depositing or withdrawing shares or ADS holders must pay:	For:
• $0.05 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

Conversion of Currency

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jurisdiction and Arbitration

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have non-exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the ADSs or the deposit agreement. In addition, the deposit agreement provides that any controversy, claim or cause of action brought by any party to the deposit agreement against us arising out of or relating to, among other things, the ADSs or the deposit agreement, if elected by the claimant, shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The arbitration provisions apply to actions arising under the Securities Act and the Exchange Act. However, the arbitration provisions of the deposit agreement do not preclude you from pursuing any claims, including claims under the Securities Act or the Exchange Act, in the United States District Court for the Southern District of New York (or New York state courts in New York County, New York if the United States District Court for the Southern District of New York lacks subject matter jurisdiction).

Accepting or consenting to the arbitration provisions does not constitute a waiver by investors of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have    ADSs outstanding, representing ordinary shares, or approximately    % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. While we intend to apply to list the ADSs on NYSE, we cannot assure you that a regular trading market will develop in the ADSs. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, [our directors, executive officers and all of our existing shareholders] have agreed with the underwriters, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, including ordinary shares represented by ADSs, or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates who have beneficially owned “restricted securities” for at least six months may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, including ordinary shares represented by ADSs or otherwise, which will equal approximately    ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares including ordinary shares represented by ADSs or otherwise on the NYSE during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about us. In addition, in each case, shares held by our affiliates would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise or vesting of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions and the lock-up described below.

TAXATION

The following discussion of Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of King & Wood, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision-making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. We do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes nor do we receive any notice from SAT that we are a PRC enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities. There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including ADS holders). In addition, non-resident enterprise shareholders (including ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to you of the ownership and disposition of our ADSs or ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to own the ADSs or ordinary shares.

This discussion applies to you only if you are a U.S. Holder, you acquire the ADSs in this offering and you hold the ADSs or underlying ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including the consequences of any minimum tax or the Medicare contribution tax on net investment income and tax consequences applicable to you if you are subject to special rules, such as if you are:

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;

•	a person that holds ADSs or ordinary shares as part of a straddle, integrated or similar transaction;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes or a partner or member thereof;

•	a tax-exempt entity, “individual retirement account” or “Roth IRA”;

•	a person that owns or is deemed to own ADSs or ordinary shares representing 10% or more of our stock by vote or value; or

•	a person that holds ADSs or ordinary shares in connection with a trade or business outside the United States.

If you are a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that owns ADSs or ordinary shares, the U.S. federal income tax treatment of your partners will generally depend on their status and your activities. If you are a partnership that intends to acquire the ADSs or ordinary shares you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of owning and disposing of the ADSs or ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For purposes of this discussion you are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of the ADSs or ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, if you own the ADSs you will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange your ADSs for the underlying ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of the ADSs or ordinary shares in your particular circumstances.

Taxation of Distributions

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

We currently do not intend to make distributions to our shareholders and ADS holders. Any distributions paid on the ADSs or ordinary shares, other than certain pro rata distributions of ADSs or ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. Dividends will not be eligible for a dividends-received deduction. Because the ADSs are expected to be listed on the NYSE, if you are a non-corporate U.S. Holder of ADSs, subject to applicable limitations dividends paid to you with respect to your ADSs may be taxable at a favorable rate provided that we are not a passive foreign investment company, or PFIC, and are not treated with respect to you as a PFIC, for our taxable year of the distribution or the preceding taxable year. If you are a non-corporate U.S. Holder, you should consult your tax adviser regarding the availability of this favorable tax rate and any applicable limitations in your particular circumstances.

Dividends generally will be included in your income on the date of receipt by you (in the case of ordinary shares) or by the depositary (in the case of ADSs). The amount of income with respect to a dividend paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on that date. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the amount received. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, and the discussion below regarding certain Treasury regulations, PRC taxes withheld from dividend payments (at a rate not exceeding any rate applicable under the Treaty, if you are eligible for Treaty benefits) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets this requirement. The U.S. Internal Revenue Service, or the IRS, has released notices that provide relief from certain of the provisions of the Treasury regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). You should consult your tax adviser regarding the creditability of foreign taxes in your particular circumstances. In lieu of claiming a credit, you may be able to elect to deduct creditable PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all creditable foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Ordinary Shares

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

You will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and your tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, you have owned the ADSs or ordinary shares for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gains recognized by you will generally be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or ordinary shares may be subject to PRC taxes. Under the Code, capital gains of U.S. persons are generally treated as U.S.-source income. However, if you are eligible for the benefits of the Treaty, you may be able to elect to treat the gain as foreign-source income under the Treaty and claim foreign tax credits in respect of any PRC tax on a disposition. Treasury regulations generally preclude you from claiming a foreign tax credit with respect to PRC income taxes imposed on gains from dispositions of ADSs or ordinary shares unless you are eligible for Treaty benefits and elect to apply them. As discussed above under “ —Taxation of Distributions,” the IRS has released notices that provide relief from certain of the provisions of the Treasury regulations described above (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). However, even if these Treasury regulations do not prohibit you from claiming a foreign tax credit with respect to PRC taxes on disposition gains, other limitations under the foreign tax credit rules may preclude you from claiming (or limit your ability to claim) a foreign tax credit with respect to such PRC taxes. If you are precluded from claiming a foreign tax credit, it is possible that any PRC taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits and the deductibility of foreign taxes are complex. You should consult your tax adviser regarding your eligibility for the benefits of the Treaty and the creditability or deductibility of any PRC tax on disposition gains in your particular circumstances, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and any applicable limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of these calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. Goodwill and other intangibles are generally characterized as active assets to the extent associated with business activities that produce active income.

Based on the current and expected composition of our income and assets and the expected value of our assets (including goodwill and other intangibles, which is based in part on the expected price of the ADSs in this offering), we do not expect to be a PFIC for our current taxable year. However, our PFIC status for any taxable year is an annual factual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time, including the value of our goodwill and other intangibles (which may be determined, in part, by reference to our market capitalization, which could be volatile). Therefore, we may be or become a PFIC for any taxable year if our market capitalization declines significantly after this offering. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. Because our PFIC status is in part a factual determination, our counsel has not rendered an opinion regarding our PFIC status for any taxable year.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries) is also a PFIC (each, a Lower-tier PFIC), you will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) dispositions of shares of the Lower-tier PFIC, in each case as if you held such shares directly, even though you will not receive any proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which you own the ADSs or ordinary shares, gain recognized by you on a sale or other disposition (including certain pledges) of your ADSs or ordinary shares will be allocated ratably over your holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by you in any taxable year on your ADSs or ordinary shares exceed 125% of the average of the annual distributions on the ADSs or ordinary shares received during the preceding three taxable years or your holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which you own ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own the ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless you make a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the ADSs are “regularly traded” on a “qualified exchange” (as defined in applicable Treasury regulations), you may be able to make a mark-to-market election with respect to the ADSs that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, where the ADSs are expected to be listed, is a qualified exchange for this purpose but there can be no assurance that the ADSs will considered to be regularly traded for any particular period. If you are a U.S. Holder of ADSs and make the mark-to-market election, for any taxable year in which we are a PFIC you generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of the taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year to the extent of the net amount of income previously included as a result of the mark-to-market election. If you make the election, your tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If you make the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above (but subject to the discussion in the following paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the IRS’s consent, or the ADSs cease to be regularly traded on a qualified exchange. There is no provision of law or official guidance that provides for a right to make a mark-to-market election with respect to any Lower-tier PFIC. As a result, if you make a mark-to-market election with respect to the ADSs, you could nevertheless be subject to the PFIC rules described in the preceding paragraph with respect to your indirect interest in any Lower-tier PFIC. You should consult your tax adviser regarding the availability and advisability of making a mark-to-market election in your particular circumstances if we are a PFIC for any taxable year.

If we are a PFIC (or are treated as a PFIC with respect to you) for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

We do not intend to provide information necessary to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. Therefore, you will not be able to make this election.

If we are a PFIC for any taxable year during which you own ADSs or ordinary shares, you will generally be required to file annual reports on IRS Form 8621. You should consult your tax adviser regarding our PFIC status for any taxable year and the potential application of the PFIC rules to your ownership of ADSs or ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other “exempt recipient” (and establish that fact if required to do so) and (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

If you are an individual or one of certain specified entities, you may be required to report information relating to your ownership of ADSs or ordinary shares, or non-U.S. accounts through which your ADSs or ordinary shares are held. You should consult your tax adviser regarding your reporting obligations with respect to the ADSs and ordinary shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Cantor Fitzgerald & Co., Huatai Securities (USA), Inc., CMB International Capital Limited and US Tiger Securities, Inc. are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Underwriter	Number of ADSs
Cantor Fitzgerald & Co.
Huatai Securities (USA), Inc.
CMB International Capital Limited
US Tiger Securities, Inc.
Fortune (HK) Securities Limited

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus (other than those covered by the underwriters’ over-allotment option described below) if any such ADSs are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Commissions and Discounts

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$    per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase on a pro rata basis up to an additional     ADSs at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional     ADSs.

	Per ADS		Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price	US$	US$	US$	US$
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Proceeds to us, before expenses	US$	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$   . We have agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed US$   .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Neither CMB International Capital Limited nor Fortune (HK) Securities Limited is a broker-dealer registered with the SEC, and, to the extent that its conduct may be deemed to involve participation in offers or sales of the ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

Right of First Refusal

According to the terms of the underwriting agreement, we have granted Cantor Fitzgerald & Co. (“CF&CO”), for a period of 24 months after the conclusion of the offering, a right of first refusal to act, solely within the United States, as our (i) lead underwriter, initial purchaser, placement agent and/or arranger for any financing involving the debt, equity or equity-linked securities of the Company; and (ii) exclusive financial advisor to the Company in any potential acquisition, disposition or other extraordinary corporate transaction (in each case, other than this offering). If we terminate CF&CO’s engagement “for cause”, as described in FINRA Rule 5110(g)(5)(B), the right of first refusal will terminate as well.

Tail Fee

We have also agreed to pay CF&CO a tail fee equal to the cash compensation payable to CF&CO in connection with this offering if (i) CF&CO’s engagement as underwriter in this offering has been terminated, and (ii) within 24 months of such termination, we consummate, or enter into an agreement to consummate at a future date, an initial public offering of our ADSs. However, if we terminate CF&CO’s engagement “for cause”, as described in FINRA Rule 5110(g)(5)(B), the tail fee will terminate as well.

NYSE Listing

We intend to apply for the listing of the ADSs on the NYSE under the trading symbol “[FOIL].”

Lock-Up Arrangements

We [, our directors, executive officers and existing shareholders] have agreed with the representatives on behalf of the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending 180 days after the date of this prospectus, subject to certain exceptions.

CF&CO, in its sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time without notice. These transactions may be effected on the NYSE, the over-the-counter market or otherwise.

Indemnification

We have agreed to indemnify underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in businesses similar to ours.

We cannot assure you that the initial public offering price will correspond to the price at which our ordinary shares or ADSs will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares or ADSs will develop and continue after this offering.

[Directed Share Program

At our request, the underwriters have reserved up to    % of the ADSs to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. For our directors and officers purchasing ADSs through the directed share program, the lock-up agreements described above shall govern with respect to their purchases. ]

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investor” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bahamas

The ADSs may not be offered or sold in The Bahamas via a public offer. The ADSs may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the issuer. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, Revised Edition 2020 (“BVI Business Companies”), but only where the offer will be made to, and received by, the relevant BVI Business Company entirely outside of the British Virgin Islands.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus is not intended to constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. No offer or invitation may be made to the public in the Cayman Islands to subscribe for or purchase the ordinary shares or any ADS. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Chile

These ADSs are privately offered in Chile pursuant to the provisions of Law 18,045, the security market law of, and Norma De Carácter General No. 336 (“Rule 336”), dated June 27, 2012, issued by the Superintendencia De Valores Y Seguros De Chile (“SVS”), the securities regulator of Chile, to resident qualified investors that are listed in Rule 336 and further defined in Rule 216 of June 12, 2008 issued by the SVS.

Pursuant to Rule 336 the following information is provided in Chile to prospective resident investors in the offered securities:

1. The initiation of the offer in Chile is [MM] [DD], [YYYY].

2. The offer is subject to NCG 336 of June 27, 2012 issued by the SVS.

3. The offer refers to securities that are not registered in the Registro De Valores (securities registry) or the Registro De Valores Extranjeros (foreign securities registry) of the SVS and therefore:

a. The securities are not subject to the oversight of the SVS; and

b. The issuer thereof is not subject to reporting obligation with respect to itself or the offered securities.

4. The securities may not be publicly offered in Chile unless and until they are registered in the securities registry of the SVS.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area and the United Kingdom

In relation to the EU Prospectus Regulation (EU) 2017/1129 repealing Directive (2003/71/EC), as implemented by the member states of the European Economic Area and the United Kingdom (each, a “Relevant State”) as well as any equivalent or similar law, rule or regulation or guidance implemented in the United Kingdom as a result of it ceasing to be part of the European Economic Area (“Prospectus Regulation”), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant State unless the prospectus has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation, as implemented in that Relevant State:

•	to “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation;

•

by the underwriters to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of ADSs shall result in a requirement for the publication by us or the representatives of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Any person making or intending to make any offer of ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of ADSs contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant State means a communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and any ADSs to be offered, so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Relevant State by any measure implementing the Prospectus Regulation in that Relevant State.

Each person in a Relevant State who receives any communication in respect of, or who acquires any ADSs under, the offer of ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•

it is a “qualified investor” within the meaning of the law in that Relevant State implementing Article 2(e) of the Prospectus Regulation (unless otherwise expressly disclosed to us and/or the relevant underwriter in writing); and

•

in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than “qualified investors” (as defined in the Prospectus Regulation), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Regulation as having been made to such persons.

No ADSs have been offered in the United Kingdom, except that an offer to the public of any ADSs may be made in the United Kingdom at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

•	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the ADSs shall require the issuer or any manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADS to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (“Order”), (ii) who are high-net-worth entities falling within Article 49(2) of the Order, and (iii) any other persons to whom it may otherwise lawfully be communicated pursuant to the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

(a) to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b) to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c) in a transaction that, in accordance with article L.411-2-II-1° -or -2° -or -3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong S.A.R. of the PRC

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (“Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended (“Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds”, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currency) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (“FMA Act”). The ADSs may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Monaco

The ADSs may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. This paragraph does not apply to Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except:

○	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

○	where no consideration is or will be given for the transfer;

○	where the transfer is by operation of law;

○	as specified in Section 276(7) of the SFA; or

○	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (“South African

Companies Act”) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or another of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a)

the offer, transfer, sale, renunciation or delivery is to:

(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)  the South African Public Investment Corporation;

(iii)  persons or entities regulated by the Reserve Bank of South Africa;

(iv) authorized financial service providers under South African law;

(v)   financial institutions recognized as such under South African law;

(vi) a whollyowned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or

Section 96 (1) (b)

the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Switzerland

The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s ruling thereunder.

Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Vietnam

This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee	US$
NYSE Application and Listing Fee	US$
Printing and Engraving Expenses	US$
Legal Fees and Expenses	US$
Accounting Fees and Expenses	US$
Miscellaneous	US$

Total	US$

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Legal matters as to PRC law will be passed upon for us by King & Wood and for the underwriters by Zhonglun Law Firm. Davis Polk & Wardwell LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law, King & Wood with respect to matters governed by PRC law. Cleary Gottlieb Steen & Hamilton LLP may rely upon Zhonglun Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of LONDIAN WASON NEW ENERGY TECH INC. at December 31, 2025 and 2024, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Ernst & Young Hua Ming LLP is located at 21/F, China Resources Building, 5001 Shennan Dong Road, Luohu District Shenzhen, PRC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

LONDIAN WASON NEW ENERGY TECH INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of LONDIAN WASON NEW ENERGY TECH INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LONDIAN WASON NEW ENERGY TECH INC. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive (loss) income, shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company’s auditor since 2024.

Shenzhen, The People’s Republic of China

April 3, 2026

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of December 31,
	Notes	2024	2025	2025
		RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents		410,238	179,756	25,705
Restricted cash		3,090,193	2,630,647	376,178
Accounts receivable, net of allowance of RMB37,427 and RMB47,526 (US$6,796) as of December 31, 2024 and 2025, respectively	5	2,518,536	3,113,878	445,280
Notes receivable, net	2	67,709	27,864	3,983
Inventories	7	1,844,270	2,144,761	306,697
Prepaid expenses and other current assets	6	403,457	496,492	70,994
Amounts due from related parties	16	76,438	49,662	7,102

Total current assets		8,410,841	8,643,060	1,235,939

Non-current assets:
Property, plant and equipment, net	8	6,708,226	6,946,443	993,328
Intangible assets, net		3,640	2,786	398
Goodwill		1,682,002	1,682,002	240,523
Long-term investment	2	17,013	32,407	4,634
Operating lease right-of-use assets	9	371,978	363,868	52,032
Financing lease right-of-use assets	9	276,314	264,925	37,884
Deferred tax assets	12	63,949	85,460	12,221
Other non-current assets		196,538	223,862	32,012

Total non-current assets		9,319,660	9,601,753	1,373,032

Total assets		17,730,501	18,244,813	2,608,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	10	5,456,024	5,544,941	792,916
Long-term borrowings, current portion	10	3,130,908	1,643,765	235,055
Deferred income, current portion		15,714	12,695	1,815
Accounts and notes payable		904,953	1,552,489	222,003
Income taxes payable		1,369	—	—
Financing lease liabilities, current portion	9	63,095	53,405	7,637
Amounts due to related parties	16	3,745	52,520	7,510
Accrued expenses and other current liabilities	11	994,348	680,340	97,287

Total current liabilities		10,570,156	9,540,155	1,364,223

The accompanying notes are an integral part of the consolidated financial statements.

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

		As of December 31,
	Notes	2024	2025	2025
		RMB	RMB	US$
Non-current liabilities:
Long-term borrowings	10	848,395	2,325,599	332,556
Deferred income, non-current portion		91,901	87,751	12,548
Deferred tax liabilities	12	22,540	39,896	5,705
Operating lease liabilities, non-current portion	9	16,502	17,253	2,467
Financing lease liabilities, non-current portion	9	192,041	174,351	24,932
Amounts due to related parties	16	454,386	447,245	63,955
Other non-current liabilities		—	45,616	6,523

Total non-current liabilities		1,625,765	3,137,711	448,686

Total liabilities		12,195,921	12,677,866	1,812,909

Commitments and contingencies	18

Shareholders’ equity:
Ordinary shares (par value of US$0.00001per share, 5,000,000,000 shares authorized as of December 31, 2024 and 2025; 369,363,615 shares issued and outstanding as of December 31, 2024 and 2025)		26	26	4
Additional paid-in capital		5,352,655	5,355,036	765,760
Statutory reserves		341,992	360,861	51,602
Accumulated other comprehensive loss		(35,661)	(25,990)	(3,717)
Accumulated deficit		(217,138)	(216,669)	(30,983)

Total LONDIAN WASON NEW ENERGY TECH INC. shareholders’ equity		5,441,874	5,473,264	782,666

Non-controlling interests		92,706	93,683	13,396

Total shareholders’ equity		5,534,580	5,566,947	796,062

Total liabilities and shareholders’ equity		17,730,501	18,244,813	2,608,971

The accompanying notes are an integral part of the consolidated financial statements.

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		For the Years ended December 31,
	Notes	2024	2025	2025
		RMB	RMB	US$
Revenues (including revenues from related parties of RMB329,052 and RMB289,875 (US$41,452) for the years ended December 31, 2024 and 2025, respectively)	4,16	8,762,280	10,942,102	1,564,700
Cost of revenues		(8,382,853)	(10,215,145)	(1,460,746)

Gross profit		379,427	726,957	103,954

Operating expenses, net:
Selling and marketing expenses		(33,059)	(44,735)	(6,397)
General and administrative expenses (including expenses to related parties of RMB1,809 and RMB1,618 (US$231) for the years ended December 31, 2024 and 2025, respectively)	16	(253,442)	(189,025)	(27,030)
Research and development expenses		(276,409)	(334,848)	(47,883)
Other operating income		210,592	192,145	27,476

Total operating expenses, net		(352,318)	(376,463)	(53,834)

Operating income		27,109	350,494	50,120

Interest income		58,742	40,080	5,731
Interest expense		(429,165)	(373,663)	(53,433)
Foreign exchange gain, net		2,596	543	78
Others, net		(10,320)	14,401	2,059

(Loss) income before income taxes		(351,038)	31,855	4,555
Income tax benefit (expense)	12	58,179	(11,540)	(1,650)

Net (loss) income		(292,859)	20,315	2,905
Less: Net income attributable to non-controlling interests		1,602	977	140

Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.		(294,461)	19,338	2,765

(Loss) earnings per share:
Basic	14	(0.81)	0.05	0.01
Diluted	14	(0.81)	0.05	0.01
Weighted average number of shares:
Basic	14	364,721,615	368,709,943	368,709,943
Diluted	14	364,721,615	368,931,792	368,931,792
Other comprehensive income, net of tax of nil:
Foreign currency translation adjustments		2,649	9,671	1,383

Comprehensive (loss) income		(290,210)	29,986	4,288

Less: Net income attributable to non-controlling interests		1,602	977	140

Comprehensive (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.		(291,812)	29,009	4,148

The accompanying notes are an integral part of the consolidated financial statements.

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

	Attributable to LONDIAN WASON NEW ENERGY TECH INC.
	Ordinary Shares
	Number of shares	Amount	Additional paid-in capital	Statutory Reserves	Accumulated other comprehensive loss	Retained earnings (accumulated deficit)	Non- controlling interests	Total shareholders’ equity
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2024	369,363,615	26	5,306,225	332,204	(38,310)	87,111	—	5,687,256
Net loss	—	—	—	—	—	(294,461)	1,602	(292,859)
Other comprehensive income	—	—	—	—	2,649	—	—	2,649
Share-based compensation	—	—	33,274	—	—	—	—	33,274
Exercise of share-based awards	—	—	4,260	—	—	—	—	4,260
Appropriation to statutory reserves	—	—	—	9,788	—	(9,788)	—	—
Issuance of shares by the Company’s subsidiary to non-controlling interests	—	—	8,896	—	—	—	91,104	100,000

Balance as of December 31, 2024	369,363,615	26	5,352,655	341,992	(35,661)	(217,138)	92,706	5,534,580

Net income	—	—	—	—	—	19,338	977	20,315
Other comprehensive income	—	—	—	—	9,671	—	—	9,671
Share-based compensation	—	—	2,151	—	—	—	—	2,151
Exercise of share-based awards	—	—	230	—	—	—	—	230
Appropriation to statutory reserves	—	—	—	18,869	—	(18,869)	—	—

Balance as of December 31, 2025	369,363,615	26	5,355,036	360,861	(25,990)	(216,669)	93,683	5,566,947

Balance as of December 31, 2025, in US$		4	765,760	51,602	(3,717)	(30,983)	13,396	796,062

The accompanying notes are an integral part of the consolidated financial statements.

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

		For the Years ended December 31,
	Notes	2024	2025	2025
		RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income		(292,859)	20,315	2,905
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Changes in fair value of investments	2	5,768	(15,394)	(2,201)
Depreciation and amortization		444,574	493,695	70,597
Non-cash operating lease expenses		8,187	8,110	1,160
Share-based compensation		33,274	2,151	308
Accretion of interest on lease liabilities		8,004	7,965	1,139
Allowance for credit losses		28,662	22,002	3,147
Gain on disposal of property and equipment		(1,352)	(110)	(16)
Inventory write-downs		4,457	—	—
Deferred income tax		(58,179)	(4,155)	(594)
Foreign exchange gain		(886)	(332)	(47)
Changes in operating assets and liabilities:
Accounts receivable		(721,985)	(605,818)	(86,631)
Notes receivable		(277,388)	(352,013)	(50,337)
Amounts due from related parties		67,052	26,776	3,829
Inventories		(223,204)	(300,491)	(42,970)
Prepaid expenses and other current assets		47,270	(103,691)	(14,832)
Other non-current assets		(1,154)	(873)	(122)
Accounts and notes payable		646,182	647,536	92,596
Amounts due to related parties		1,153	599	86
Income taxes payable		(4,225)	(1,369)	(196)
Accrued expenses and other current liabilities		159,708	80,253	11,476
Deferred income		242	(7,169)	(1,025)
Operating lease liabilities		718	751	107

Net cash used in operating activities		(125,981)	(81,262)	(11,621)

LONDIAN WASON NEW ENERGY TECH INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

		For the Years ended December 31,
	Notes	2024	2025	2025
		RMB	RMB	US$
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment		(931,302)	(727,146)	(103,980)
Proceeds from disposal of property, plant and equipment		379	—	—

Net cash used in investing activities		(930,923)	(727,146)	(103,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of deferred IPO costs		(19,759)	(2,930)	(418)
Proceeds from short-term borrowings		8,983,525	7,965,318	1,139,025
Proceeds from long-term borrowings		1,410,930	2,097,500	299,939
Repayment of short-term borrowings		(9,997,121)	(9,739,772)	(1,392,769)
Repayment of long-term borrowings		(32,952)	(217,440)	(31,094)
Proceeds of borrowings from related parties		399,659	153,828	21,998
Repayment of borrowings from related parties		(218,028)	(111,523)	(15,948)
Payments for principal portion of finance lease	9	(34,790)	(35,345)	(5,053)
Proceeds from issuance of shares of a subsidiary		100,000	—	—
Acquisition of non-controlling interests in a subsidiary		(22,458)	—	—

Net cash provided by financing activities		569,006	109,636	15,680

Exchange rate effect on cash, cash equivalents and restricted cash		2,242	8,744	1,249

Net decrease in cash, cash equivalents and restricted cash		(485,656)	(690,028)	(98,672)

Cash, cash equivalents and restricted cash at the beginning of the year		3,986,087	3,500,431	500,555

Cash, cash equivalents and restricted cash at the end of the year		3,500,431	2,810,403	401,883

Supplemental disclosures of cash flow information:
Interest paid		390,720	347,139	49,640
Income taxes paid		16,186	1,569	224
Supplemental disclosures of non-cash investing and financing activities:
Purchase of property, plant and equipment included in accrued expenses and other current liabilities and other non-current liabilities		798,071	548,214	78,394
Settlement of payment of property, plant and equipment by notes receivable		307,090	391,858	56,035
Deferred IPO costs included in accrued expenses and other current liabilities		30,276	7,587	1,085
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents		410,238	179,756	25,705
Restricted cash		3,090,193	2,630,647	376,178

Total cash, cash equivalents and restricted cash shown in the statements of cash flows		3,500,431	2,810,403	401,883

The accompanying notes are an integral part of the consolidated financial statements.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

1.	ORGANIZATION AND BASIS OF PRESENTATION

LONDIAN WASON NEW ENERGY TECH INC. (the “Company”) was incorporated in the Cayman Islands on September 30, 2022 as an exempted company with limited liability under the Companies Law (Revised) of the Cayman Islands. The Company, through its consolidated subsidiaries (collectively, the “Group”), develops, manufactures and sells electrolytic copper foil globally.

As of December 31, 2025, the Company’s principal subsidiaries are as follows:

Subsidiaries	Date of establishment	Place of establishment	Percentage of equity interest attributable to the Company	Principal activities
Lingbao Wason Copper-Foil Co., Ltd.	October 19, 2001	People’s Republic of China (“PRC”)	100%	Production and sales of copper foil
Lingbao Hongyu Electronics Co., Ltd.	September 25, 2012	PRC	50.1%	Production and sales of Flexible copper clad laminate
Lingbao Baoxin Electronic Science and Technology Co., Ltd.	November 10, 2015	PRC	100%	Production of copper foil
Shaanxi Hanhe New Material Technology Co., Ltd.	February 25, 2016	PRC	100%	Production of copper foil
Shandong Hesheng Copper Co., Ltd.	January 15, 2019	PRC	100%	Production of copper foil
Shenzhen Londian Wason Technology Co., Ltd.	May 20, 2020	PRC	100%	Procurement of raw materials and sales of copper foil
Nanjing Longxin Electronic Technology Co., Ltd.	November 11, 2020	PRC	100%	Production of copper foil
Nanjing Londian Wason New Energy Materials Industrial Technology Research Institute Co., Ltd.	November 23, 2021	PRC	100%	Research and Development
Nanning Londian Ningxin New Material Technology Co., Ltd.	February 17, 2023	PRC	100%	Production of copper foil

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Going concern consideration

The Group’s consolidated financial statements have been prepared in accordance with U.S. GAAP on a going concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the consolidated financial statements.

As of December 31, 2025, the Group had cash, cash equivalents and restricted cash of RMB2,810,403 (US$401,883) and negative working capital of RMB897,095 (US$128,284). The Group incurred negative cashflows from operating activities of RMB125,981 and RMB81,262 (US$11,621) for the years ended December 31, 2024 and 2025, respectively. The aforementioned financial position raised substantial doubt about the Group’s ability to continue as a going concern.

The Group has implemented plans and improved its financial position by controlling discretionary capital expenditures and operational expenses and securing additional financing. In addition, the Group has obtained financial support from its major shareholder. As a result of the above, the substantial doubt regarding the Group’s ability to continue as a going concern has been alleviated.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

Use of estimates

The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Management evaluate estimates, including but not limited to the allowance for credit losses of accounts receivable, inventory valuation, impairment of long-lived assets and goodwill, fair value of share-based payment awards, valuation allowance for deferred tax assets and incremental borrowing rates for lease liabilities. Management bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could materially differ from those estimates.

Foreign currency

The functional currency of the Company and its Hong Kong subsidiary is the United States dollar (“US$”), whereas the functional currency of the Company’s PRC subsidiaries is the Renminbi (“RMB”). The reporting currency of the Group is the RMB.

Transactions denominated in foreign currencies are remeasured into the functional currency at the prevailing exchange rates on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the prevailing exchange rates as of each balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of comprehensive (loss) income.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Group translates results of operations and financial position using the average exchange rate for the year and the exchange rate at the balance sheet dates, respectively. Translation differences are recorded in other comprehensive income in the consolidated statements of comprehensive (loss) income.

Convenience translation

Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of RMB6.9931 per US$1.00 on December 31, 2025 as published on the website of the Board of Governors of the Federal Reserve System. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and time deposits placed with commercial banks with original maturities of three months or less, which are unrestricted as to withdrawal or use.

Restricted cash

Restricted cash mainly represents cash deposits held in designated bank accounts for the issuance of bank acceptance notes and letters of credit. Restricted cash is expected to be released to cash within the next 12 months and therefore, is classified as a current asset.

Accounts receivable, net

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for credit losses. The Group maintains an allowance for credit losses in accordance with Accounting Standards Codification (“ASC”) 326, Credit Losses (“ASC 326”) and records the allowance for credit losses as an offset to accounts receivable. The estimated credit losses charged to the allowance is classified as “General and administrative expenses” in the consolidated statements of comprehensive (loss) income. The Group assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Group identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Group considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Group’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Group’s ability to collect from customers. Accounts receivable are written off after all collection efforts have ceased.

Notes receivable, net

Notes receivable represents bank acceptance drafts from customers that are non-interest bearing and due within three to twelve months. The Group maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses as an offset to notes receivable. The estimated credit losses charged to the allowance is classified as “General and administrative expenses” in the consolidated statements of comprehensive (loss) income. The Group assesses collectability by reviewing notes receivable on a collective basis where similar characteristics exist, primarily based on the issuing financial institution. In determining the

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amount of the allowance for credit losses, the Group considers the credit quality rating of the respective financial institutions based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Group’s ability to collect from the financial institutions. Notes receivable are written off after all collection efforts have ceased.

As of December 31, 2024 and 2025, allowance for credit losses provided for notes receivable were not material.

Transfer of financial assets

The Group accounts for transfers of financial assets in accordance with ASC 860, Transfers and Servicing (“ASC 860”). For a transfer of financial assets considered as a sale, the assets would be derecognized from the Group’s consolidated balance sheets. If the conditions for a sale required by ASC 860 are not met, the transfer is considered to be a secured borrowing and the assets remain in the consolidated balance sheets while the sale proceeds are recorded as a secured borrowing.

During the years ended December 31, 2024 and 2025, the Group derecognized notes and accounts receivables of RMB5,880,807 and RMB9,506,007 (US$1,359,341) for proceeds of RMB5,807,208 and RMB9,403,844 (US$1,344,732), respectively. The difference between the proceeds from transfers and the carrying amount of derecognized notes and accounts receivables of RMB73,599 and RMB102,163 (US$14,609) was recognized as interest expense in the consolidated statements of comprehensive (loss) income for the years ended December 31, 2024 and 2025, respectively. The Group has continuing involvement in the form of recourse. As the recourse is determined to be remote, the recourse obligation was immaterial as of December 31, 2024 and 2025.

Inventory

Inventories consist of raw materials, work in progress and finished goods which are stated at the lower of cost and net realizable value. Cost of inventories is determined using the weighted average cost method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for decreases in sales price, obsolescence, or similar reductions in the estimated net realizable value, and are recorded in cost of revenues. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the product less the estimated cost to convert inventory on hand into a finished product. Once inventory is written down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property, plant and equipment, net

Property, plant and equipment are stated at cost and are depreciated based on a residual value of 5% using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated Useful Life
Buildings and plants	30-50 years
Manufacturing equipment	5-20 years
Office equipment	2-10 years
Motor vehicles	5-8 years

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive (loss) income.

Direct costs that are related to the construction of property, plant and equipment, and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment, and the depreciation of these assets commences when the assets are ready for their intended use.

Capitalized interest

Interest, including amortization of deferred financing costs, associated with major development and construction projects is capitalized and included in construction in progress in accordance with ASC 835, Interest (“ASC 835”). The capitalization of interest commences when expenditure for the asset is being incurred, interest costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. The capitalization of interest ceases when the project is substantially completed or the development activity is suspended for more than a brief period. The amount to be capitalized is determined by applying the weighted average interest rate of the Group’s outstanding borrowings to the average amount of accumulated qualifying capital expenditures for assets under construction during the year. Total interest expenses incurred amounted to RMB449,572 and RMB401,452 (US$57,407) of which RMB20,407 and RMB27,789 (US$3,974) were capitalized for the years ended December 31, 2024 and 2025, respectively.

Intangible assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated Useful Life
Software	5-10 years

Impairment of long-lived assets other than goodwill

The Group evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a long-lived asset group may not be recoverable. When these events occur, the Group assesses the recoverability of these assets (asset group) by determining whether or not the carrying amount of the assets (asset group) will be recovered through the undiscounted future cash flows expected to be generated from their use and eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset (asset group), the Group recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. There was no impairment loss recognized for long-lived assets for all periods presented.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. The Group assesses goodwill for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events or circumstances that indicate the carrying value may not be recoverable.

A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. The Group determines its reporting units by first identifying its operating segments, and then assesses whether any components of these segments constituted a business for which discrete financial information is available and where the Group’s segment manager regularly reviews the operating results of that component. The Group determined that it has one reporting unit because components below the consolidated level either did not have discrete financial information or their operating results were not regularly reviewed by the segment manager.

The Group has the option to assess qualitative factors first to determine whether it is necessary to perform the quantitative test in accordance with ASC 350-20, Intangibles — Goodwill and Other: Goodwill (“ASC 350-20”). In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If the Group believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the Group performs quantitative impairment test by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the Group records an impairment loss equal to that excess.

The Group elected to bypass the qualitative assessment and proceeded directly to perform the quantitative test for its reporting unit for the years ended December 31, 2024 and 2025, with the assistance of an independent third-party valuation firm. The Group estimated fair value using the income approach.

The fair value of the reporting unit is determined by the Group based on the income approach using the discounted cash flow methodology, which incorporated certain assumptions including projections of future operating results and cash flows of the reporting unit that are based on internal budgets and strategic plans, expected long-term growth rates, terminal values, weighted average cost of capital considering the external factors and market conditions. Considerable management judgement is used to estimate future cash flows, such as revenues expected to be generated from the sales of copper foils . Actual results may vary significantly from the estimates as they are forward-looking and include assumptions about economic and market conditions with uncertain future outcomes. No impairment was recorded for all periods presented.

Long-term investment

The Group’s long-term investment consists of an investment in equity securities of a publicly listed company, for which the Group did not have significant influence. Equity securities with readily determinable fair values are measured at fair value, and any changes in fair value are recognized in “Others, net” in the consolidated statements of comprehensive (loss) income.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2022, the Group acquired 0.54% equity interest of a publicly listed company for a total cash consideration of RMB50,600. The unrealized (losses) gains for the years ended December 31, 2024 and 2025 were RMB(5,768) and RMB15,394 (US$2,201), respectively. The fair value is measured using quoted market prices (level 1).

Fair value measurements

The Group applies ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial instruments primarily include cash and cash equivalents, restricted cash, amounts due from and due to related parties, long-term investment, short-term and long-term borrowings. The carrying values of the financial instruments included in current assets and liabilities approximate their fair values due to their short-term maturities. The carrying amount of long-term borrowings approximates its fair value as the related interest rates approximate market rates for similar debt instruments of comparable maturities. The Group did not have any assets or liabilities measured and recorded at fair value on a non-recurring basis as of December 31, 2024 and 2025.

The Group has elected the fair value option for several debt investments in accordance with ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”). The financial instruments guidance in ASC 825-10 permits reporting entities to apply the fair value option on an instrument-by-instrument basis. Therefore, a reporting entity can elect the fair value option for certain instruments but not others within a group of similar instruments. The fair value option permits the irrevocable election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The investments accounted for under the fair value option are carried at fair value with realized and unrealized gains or losses recorded in “Others, net” in the consolidated statements of comprehensive (loss) income. As of December 31, 2024 and 2025, the fair value of

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

debt investments was RMB14,693 and RMB14,693 (US$2,101), respectively, and was recored in the “Prepaid expenses and other current assets” in the consolidated balance sheets. The Group utilized market approach to measure the fair value of debt investments (level 2).

Revenue recognition

Revenue is recognized when control of the promised goods are transferred to the customers, in an amount of consideration that the Group expects to be entitled to in exchange for those goods, net of value-added taxes (“VAT”).

The Group recognizes sales of electrolytic copper foils at a point in time following the transfer of control of its products, including copper foils for lithium-ion batteries (“LiB copper foils”) and copper foils used in PCB and other electronic circuits (“PCB-grade copper foils”), to the customers according to the terms of the underlying contracts. For domestic sales, the transfer of control occurs upon delivery to the customers. For international sales, the transfer of control occurs upon completion of customs clearance or delivery of goods to the designated carrier. For consignment sales, the Group delivers the products to the customers’ designated location as stipulated in the contract. The Group recognizes revenue when the products are used by the customer. Payment terms and conditions vary by customer. Credit terms are generally within one year.

Sales returns are accounted for as variable consideration and recorded as a reduction of revenues. Sales returns are contractually limited to a period within 3 months upon acceptance. Sales returns were not material during the years ended December 31, 2024 and 2025.

The Group provides assurance-type warranty to its customers, which is a standard assurance that the goods will conform to a certain standard for a certain period and is not considered a separate performance obligation. Warranties were not material during the years ended December 31, 2024 and 2025.

Cost of revenues

Cost of revenues consists primarily of production related costs including costs of copper foil raw materials, utilities, consumables, salaries and benefits, overhead costs, depreciation, shipping costs and other related operating costs.

Research and Development Expenses

Research and development expenses primarily consist of salaries and benefits for research and development personnel and cost of materials used for research and development. The Group expenses research and development costs as they are incurred.

Deferred initial public offering (“IPO”) costs

Direct and incremental costs incurred by the Group attributable to its proposed IPO of ordinary shares in the United States is deferred and recorded in “Prepaid expenses and other current assets” in the consolidated balance sheets and will be charged against the gross proceeds received from such offering.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

The Group determines if an arrangement is a lease at inception in accordance with ASC 842, Leases (“ASC 842”). Leases are classified as operating or finance leases in accordance with the recognition criteria in ASC 842-10-25. The Group’s leases do not contain any material residual value guarantees or material restrictive covenants.

The Group recognizes right-of-use (“ROU”) assets and liabilities on the lease commencement date based on the present value of lease payments over the lease term. As the rate implicit in the Group’s leases is not typically readily available, the Group uses an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. This incremental borrowing rate reflects the fixed rate at which the Group could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. The ROU assets also include any lease payments made, net of lease incentives. Lease terms are based on the non-cancelable term of the lease and may contain options to extend the lease when it is reasonably certain that the Group will exercise that option. Leases with an initial lease term of 12 months or less are not recorded in the consolidated balance sheets.

Variable lease payments not dependent on an index or rate are excluded from the ROU asset and lease liability calculations and are recognized in expense in the period which the obligation for those payments is incurred. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term. A finance lease ROU asset is depreciated on a straight-line basis over the lesser of the useful life of the leased asset or the lease term. Interest on each finance lease liability is determined as the amount that results in a constant periodic discount rate on the remaining balance of the liability.

Government subsidies

Government subsidies primarily consist of financial subsidies received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. For the government subsidies with no further conditions to be met, the amounts are recorded as “Other operating income”. The government subsidies with certain operating conditions are recorded as “Deferred income” in the consolidated balance sheets when received and are subsequently recognized as income in “Other operating income”. If the government grants are related to an asset, it is recognized as “Deferred income” in the consolidated balance sheets when received. Once the Group fulfills the conditions stipulated under the grant, the grant amount then will be recognized as “Other operating income” in the consolidated statements of comprehensive (loss) income in equal amounts over the expected useful life of the related asset.

Comprehensive income

Comprehensive income is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income includes net income and foreign currency translation adjustments and is presented in the consolidated statements of comprehensive (loss) income.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Group assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. The Group recognizes in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related tax law and are classified in the consolidated statements of comprehensive (loss) income as income tax expense.

The Group adopted Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) on January 1, 2025 on a prospective basis, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid.

Share-based compensation

The Group accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”). The Group determines whether a share-based award should be accounted for as a liability award or equity award. All of the Group’s share-based awards to employees and non-employees were classified as equity awards and are measured based on their grant date fair values. For awards only with service conditions, the Group recognizes compensation costs using the straight-line method over the requisite service period, which is generally the vesting period. The Group accounts for the forfeitures as they occur.

Employee benefits

All eligible employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance, pension benefits, and employee housing fund through a PRC government-mandated multi-employer defined contribution plan. The Group is required to make contributions to the plan and accrue for these benefits based on certain percentages of the qualified employees’ salaries. The Group recorded employee benefit expenses of RMB84,277 and RMB90,140 (US$12,890) for the years ended December 31, 2024 and 2025, respectively.

(Loss) earnings per share

In accordance with ASC 260, Earnings Per Share (“ASC 260”), basic (loss) earnings per share is computed by dividing net (loss) income attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Diluted (loss) earnings per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period, including restricted shares. The computation of diluted (loss) earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts) on (loss) earnings per share.

Recent Accounting Pronouncements

The Company is being treated as an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (“ASU 2024-03”), which will require disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. In January 2025, the FASB issued ASU 2025-01, which clarifies the effective date of ASU 2024-03. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Group is currently evaluating this ASU to determine the impact of adoption on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”), which provide (1) all entities with a practical expedient and (2) entities other than public business entities with an accounting policy election when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606. An entity can elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the assets when estimating expected credit losses. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. This ASU should be applied prospectively. The Group is currently evaluating the impact of this new standard on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities (“ASU 2025-10”), to improve generally accepted accounting principles by establishing authoritative guidance on the accounting for government grants received by business entities. The amendments establish the accounting for a government grant received by a business entity, including guidance for (1) a grant related to an asset and (2) a grant related to income. The guidance is effective for fiscal years beginning after December 15, 2028, with early adoption permitted, and it can be applied using one of the following approaches: (1) a modified prospective approach; (2) a modified retrospective approach and (3) a retrospective approach to all government grants. The Group is currently in the process of evaluating the disclosure impact of adopting ASU 2025-10.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

3.	CONCENTRATION OF RISKS

Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts and notes receivable, amounts due from related parties and certain other receivables. The carrying amounts of these assets represent the Group’s maximum exposure to credit risk. As of December 31, 2024 and 2025, RMB3,496,414 and RMB2,806,250 (US$401,289), respectively, of the Group’s cash and cash equivalents and restricted cash were primarily deposited in financial institutions located in the PRC, which management believes are of high credit quality.

Accounts and notes receivable are typically unsecured and derived from revenue earned from customers, which are exposed to credit risk. The Group mitigates customer credit risk by performing periodic credit evaluations on its customers and ongoing monitoring of outstanding balances. The Group maintains reserves for estimated credit losses and these losses have generally been within its expectations.

Details of the customers accounting for 10% or more of total revenues are as follows:

	For the years ended December 31,
	2024	% of revenue	2025	2025	% of revenue
	RMB		RMB	US$
Customer A	876,319	10.00%	1,206,000	172,456	11.02%
Customer B	2,043,175	23.32%	3,301,889	472,164	30.18%
Customer C	1,237,457	14.12%	N/A	N/A	N/A

Amounts due from related parties are typically unsecured. In evaluating the collectability of the amounts due from related parties, the Group considers many factors, including the related parties’ repayment history and their credit-worthiness. An allowance for credit losses is made when collection of the full amount is no longer probable.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group has not been exposed to material risks due to changes in market interest rates as the restricted bank deposits and the bank borrowings held by the Group all bear interest at a fixed interest rate.

Currency convertibility risk

The Group transacts most of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (“PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

3.	CONCENTRATION OF RISKS (CONTINUED)

Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow band against a basket of certain foreign currencies. There was appreciation of the US$ against RMB of approximately 1.49% in 2024, and depreciation of the US$ against the RMB was approximately 4.19% in 2025. Any significant revaluation of RMB may materially and adversely affect the Group’s cash flows, revenues, earnings and financial position. As of December 31, 2024 and 2025, the Group had US$ denominated cash and cash equivalents of US$18,751 and US$4,269, respectively.

4.	REVENUE

The following table presents the Group’s revenues disaggregated by material revenue categories:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
LiB Copper Foils	7,401,455	9,890,539	1,414,329
PCB-grade Copper Foils	1,127,246	865,481	123,762
Others	233,579	186,082	26,609

Total	8,762,280	10,942,102	1,564,700

The balances of contract liabilities arising from contracts with customers as of December 31, 2024 and 2025 were RMB8,255 and RMB15,283 (US$2,185), respectively. Revenue recognized in the years ended December 31, 2024 and 2025 that was included in the contract liability balance at the beginning of the period was RMB13,002 and RMB3,268 (US$467), respectively.

5.	ACCOUNTS RECEIVABLE, NET

Accounts receivable and expected credit losses as of December 31, 2024 and 2025 are as follows:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Accounts receivable	2,555,963	3,161,404	452,076
Allowance for credit losses	(37,427)	(47,526)	(6,796)

Accounts receivable, net	2,518,536	3,113,878	445,280

The roll-forward of the allowance for credit losses related to accounts receivable for the years ended December 31, 2024 and 2025 consists of the following activity:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Balance at the beginning of the year	28,163	37,427	5,352
Provision for expected credit losses	9,400	10,466	1,497
Write-offs	(136)	(367)	(53)

Balance at the end of the year	37,427	47,526	6,796

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Value-added taxes (“VAT”) recoverable	220,070	254,979	36,459
Advances to suppliers	43,824	63,919	9,140
Deposits	40,704	63,018	9,011
Prepaid income tax	15,669	—	—
Deferred IPO costs	30,276	30,609	4,377
Others	52,914	83,967	12,007

Total	403,457	496,492	70,994

The roll-forward of the allowance for credit losses for the years ended December 31, 2024 and 2025 consists of the following activity:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Balance at the beginning of the year	241	19,503	2,789
Provision for expected credit losses	19,262	11,536	1,650

Balance at the end of the year	19,503	31,039	4,439

7.	INVENTORIES

Inventories consist of the following:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Raw materials	149,494	126,161	18,041
Work-in-progress	1,342,111	1,663,961	237,943
Finished goods	352,665	354,639	50,713

Total	1,844,270	2,144,761	306,697

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Buildings and plants	1,588,607	1,862,653	266,355
Manufacturing equipment	5,330,214	6,034,274	862,890
Office equipment	118,386	106,053	15,165
Motor vehicles	105,907	105,383	15,070
Construction in progress	1,216,157	896,703	128,227

	8,359,271	9,005,066	1,287,707
Less: Accumulated depreciation	(1,651,045)	(2,058,623)	(294,379)

Property, plant and equipment, net	6,708,226	6,946,443	993,328

Depreciation expense for the years ended December 31, 2024 and 2025 was RMB431,630 and RMB480,638 (US$68,730), respectively.

9.	LEASES

The Group’s leases consist of land, building and manufacturing equipment. There was no variable lease cost for the periods presented. For the years ended December 31, 2024 and 2025, no lease costs for operating or finance leases were capitalized.

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Operating lease cost	8,828	8,566	1,225
Short-term lease cost	3,064	2,474	354
Financing lease cost:
Amortization of ROU assets	11,389	11,389	1,629
Interest	11,459	9,743	1,393

Other supplemental information related to leases is summarized below:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	—	—	—
Financing cash flows from financing leases	34,790	35,345	5,053

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

9.	LEASES (CONTINUED)

	As of December 31,
	2024	2025
Weighted-average remaining lease term (in years):
Operating leases	44.25	43.27
Financing leases	32.45	31.45
Weighted-average discount rate:
Operating leases	4.6%	4.6%
Financing leases	4.6%	4.6%

Future lease payments for operating and financing leases as of December 31, 2025 are as follows:

	Operating Leases		Financing leases
	RMB	US$	RMB	US$
Year ending:
December 31, 2026	—	—	62,019	8,869
December 31, 2027	18,789	2,687	77,274	11,050
December 31, 2028	—	—	56,760	8,117
December 31, 2029	—	—	54,202	7,751

Total future lease payments	18,789	2,687	250,255	35,787

Less: imputed interest	1,536	220	22,499	3,218

Total lease liability balance	17,253	2,467	227,756	32,569

10.	SHORT-TERM AND LONG-TERM BORROWINGS

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Short-term unsecured borrowings	1,290,024	2,113,772	302,266
Short-term secured borrowings (a)	580,000	424,169	60,655
Pledged short-term borrowings (b)	3,586,000	3,007,000	429,995

Total short-term borrowings	5,456,024	5,544,941	792,916

Long-term secured borrowings, current portion (a)	1,348,338	853,514	122,051
Long-term secured and guaranteed borrowings, current portion (c)	1,782,570	790,251	113,004

Total long-term borrowings, current portion	3,130,908	1,643,765	235,055

Long-term secured borrowings (a)	49,500	770,855	110,231
Long-term secured and guaranteed borrowings (c)	798,895	1,554,744	222,325

Total long-term borrowings	848,395	2,325,599	332,556

Total	9,435,327	9,514,305	1,360,527

(a)	Banking facilities were secured by Shenzhen Londian Wason Holding Group Co., Ltd. (“Shenzhen Londian”)

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

10.	SHORT-TERM AND LONG-TERM BORROWINGS (CONTINUED)

(b)	Restricted cash pledged for borrowings was RMB3,085,851 and RMB2,626,417 (US$375,572) as of December 31, 2024 and 2025, respectively.
(c)

During the years ended December 31, 2024 and 2025, the Group obtained secured borrowings with total balance of RMB2,581,465 and RMB2,344,995 (US$335,329), respectively. As of December 31, 2025, these borrowings were secured by the Group’s property, plant and equipment and land use rights with net value of RMB1,589,250 (US$227,260) and RMB231,246 (US$33,068), respectively, and are used for working capital and capital expenditure purposes.

The weighted average interest rates on short-term borrowings outstanding as of December 31, 2024 and 2025 was 3.7% and 3.4%, respectively. The weighted average interest rates on long-term borrowings outstanding as of December 31, 2024 and 2025 was 4.0% and 3.9%, respectively.

As of December 31, 2025, the unused financing facilities was RMB83,930 (US$12,002) from various financial institutions.

Management assessed that there was no breach of loan covenants for all its borrowings as of December 31, 2025.

As of December 31, 2025, the loan principal will be due according to the following schedule:

	RMB	US$
2026	7,188,706	1,027,971
2027	1,332,873	190,598
2028	419,718	60,019
2029 and thereafter	573,008	81,939

Total	9,514,305	1,360,527

11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Payable for property, plant and equipment	798,071	502,598	71,871
Salary and welfare payable	53,908	41,994	6,005
Contract liability	8,255	15,283	2,185
Other tax and surcharges payables	11,970	18,216	2,605
Interest payable	17,372	15,078	2,156
Others	104,772	87,171	12,465

Total	994,348	680,340	97,287

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

12.	TAXATION

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains arising in the Cayman Islands. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The subsidiary incorporated in Hong Kong is subject to income tax at the rate of 16.5% on the estimated assessable profits arising in Hong Kong. For the years ended December 31, 2024 and 2025, the Group did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

The PRC

The current enterprise income tax law (“EIT Law”) applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises, except for High and New Technology Enterprise (“HNTE”). In accordance with the PRC Income Tax Law, an enterprise awarded with the HNTE certificate may enjoy a reduced EIT rate of 15% subject to a requirement that they re-apply for HNTE status every three years.

The Group’s (loss) income before income tax consists of the following:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Chinese mainland	(331,136)	39,878	5,702
Non-Chinese mainland	(19,902)	(8,023)	(1,147)

Total	(351,038)	31,855	4,555

The current and deferred components of income tax (benefit) expense appearing in the consolidated statements of comprehensive (loss) income are as follows:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Current income tax	—	15,695	2,244
Deferred income tax	(58,179)	(4,155)	(594)

Total	(58,179)	11,540	1,650

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

12.	TAXATION (CONTINUED)

A reconciliation of the differences between the PRC statutory tax rate and the Group’s effective tax rate for enterprise income tax from continuing operations is as follows:

For the years ended December 31,
2024
RMB
Loss before income tax	(351,038)
PRC statutory income tax rate	25%
Income tax computed at the statutory tax rate	(87,760)
Effect of different tax rates in different jurisdictions and preferential tax rate	21,328
Non-deductible expenses	11,475
Research and development expenses super-deduction	(38,838)
Deductible temporary differences and tax losses not recognized	35,616

Income tax benefit	(58,179)

	For the years ended December 31,
	2025	2025	Percent
	RMB	US$	%
Income tax expense at PRC statutory rate	7,964	1,139	25%
Effect of PRC preferential tax rates	(15,580)	(2,228)	(49%	)
Foreign tax effects	1,682	241	5%
Research and development expenses super-deduction	(8,639)	(1,235)	(27%	)
Change in valuation allowance	19,353	2,767	61%
Nondeductible items
Uninvoiced expenses	4,145	593	13%
Others	1,642	234	5%
Other adjustments	973	139	3%

Income tax expense	11,540	1,650	36%

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

12.	TAXATION (CONTINUED)

The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Deferred tax assets
Accrued expenses, payroll and others	10,803	6,126	876
Allowance for credit losses	15,073	20,389	2,916
Write-down of inventories	666	—	—
Deferred income	12,276	12,134	1,735
Net operating losses carrying forward	209,844	217,333	31,078
Lease liabilities	45,276	36,420	5,208

Total deferred tax assets	293,938	292,402	41,813
Less: Valuation allowance	(66,531)	(86,163)	(12,321)

Total deferred tax assets, net	227,407	206,239	29,492

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Deferred tax liabilities
Accrued expenses, payroll and others	2,412	931	133
Property, plant and equipment	122,925	102,069	14,596
Long-lived assets arising from acquisitions	17,081	15,862	2,268
Right-of-use assets	43,580	41,813	5,979

Total deferred tax liabilities, net	185,998	160,675	22,976

As of December 31, 2024 and 2025, the Group has tax losses of RMB1,170,845 and RMB1,311,128(US$187,489), mainly derived from its PRC subsidiaries. The tax losses in the PRC can be carried forward for five years to offset future taxable income, and the period was extended to ten years for entities qualified as HNTE in thereafter. The tax losses of PRC subsidiaries will expire from 2026 to 2035, if not utilized.

As of December 31, 2024 and 2025, the aggregate undistributed earnings from its PRC subsidiaries was RMB479,693 and RMB663,051 (US$94,815), respectively. The Group has considered its operational funding needs, future development initiatives and its dividend distribution plan, and will permanently reinvest all of its aggregate undistributed earnings. The amount of unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries are not determined because such a determination is not practicable.

13.	RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the subsidiaries incorporated in PRC only out of their retained earnings, if any, as determined in accordance with

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

13.	RESTRICTED NET ASSETS (CONTINUED)

PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

In accordance with the Company law of the PRC, a domestic enterprise is required to provide statutory reserves of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the Board of Directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. In addition, the registered capital of a PRC enterprise is also restricted. The Company’s PRC subsidiaries were established as domestic invested enterprises and therefore are subject to the above-mentioned restrictions on distributable profits.

Amounts restricted that include paid-in capital and statutory reserve funds, amounted to RMB5,554,850(US$ 794,333) as of December 31, 2025. Therefore, in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements are disclosed in Note 20.

14.	(LOSS) EARNINGS PER SHARE

Basic and diluted (loss) earnings per share for each of the years presented are calculated as follows:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Basic (loss) earnings per share:
Numerator:
Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.	(294,461)	19,338	2,765

Denominator:
Weighted average number of ordinary shares outstanding	364,721,615	368,709,943	368,709,943

Basic (loss) earnings per share	(0.81)	0.05	0.01

Diluted (loss) earnings per share:
Numerator:
Net (loss) income attributable to LONDIAN WASON NEW ENERGY TECH INC.	(294,461)	19,338	2,765

Denominator:
Weighted average number of ordinary shares outstanding—basic	364,721,615	368,709,943	368,709,943
Share-based awards	—	221,849	221,849

Weighted average number of ordinary shares outstanding—diluted	364,721,615	368,931,792	368,931,792

Diluted (loss) earnings per share	(0.81)	0.05	0.01

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

14.	(LOSS) EARNINGS PER SHARE (CONTINUED)

The restricted shares were excluded from the computation of basic (loss) earnings per share for the years ended December 31, 2024 and 2025, as such shares are not considered outstanding for accounting purposes (Note 15). The restricted shares were excluded from the computation of diluted loss per share for the year ended December 31, 2024 as the effect would be anti-dilutive.

15. SHARE-BASED COMPENSATION

On December 11, 2021, the shareholders and Board of Directors of Shenzhen Londian approved a Share Award Scheme (“2021 Share Award Scheme”), which is administrated by the Board of Directors. Under the 2021 Share Award Scheme, Shenzhen Londian reserved 5,000,000 ordinary share to its eligible employees and officers of the Group. The restricted shares granted are vested over three years. The Group recognized share-based compensation expenses using the straight-line method over the requisite service period. If the employees and officers leave the Group before the vesting period, the restricted shares will be forfeited.

On the respective grant date, the grantees paid RMB5,000 in aggregate to Shenzhen Londian to purchase the restricted shares. As the ordinary shares issued remained subject to the existing service conditions stipulated under 2021 Share Award Scheme, Shenzhen Londian concluded that the purchase of the restricted shares was not considered substantive for accounting purposes in accordance with ASC 718-10-55-31. Therefore, Shenzhen Londian recognized the proceeds received as a liability. As of December 31, 2025, all restricted shares were vested and related liability was derecognized.

As part of the restructuring completed in December 2022, the 2021 Share Award Scheme adopted by Shenzhen Londian was replaced in its entirety by a share award scheme adopted by the Company (the “Pre-IPO Plan”), pursuant to which the restricted shares of Shenzhen Londian previously granted to the eligible employees and officers were replaced by the restricted shares of the Company. The restricted shares under the Pre-IPO Plan contained the same vesting schedule as the 2021 Share Award Scheme. The Company estimated the fair value of the equity awards granted by the 2021 Share Award Scheme and the Pre-IPO Plan with the assistance of an independent third-party valuation firm and concluded that there was no incremental share-based compensation expense to be recognized as of the modification date. The fair value of the restricted shares was assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the underlying shares were not publicly traded at the time of grant.

The following table summarizes the restricted shares activities during the year ended December 31, 2025:

	Number of shares	Weighted average grant date fair value
		RMB
Outstanding as of December 31, 2024	330,000	31.63
Forfeited	—	—
Vested	(330,000)	31.63

Outstanding as of December 31, 2025	—	—

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

15.	SHARE-BASED COMPENSATION (CONTINUED)

Total compensation costs recognized for the years ended December 31, 2024 and 2025 were as follow:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Selling expenses	481	—	—
General and administrative expenses	32,111	2,151	308
Research and development expenses	682	—	—

Total share-based compensation expenses	33,274	2,151	308

16.	RELATED PARTY TRANSACTIONS

a)	Related Parties

Name of Related Party	Relationship with the Group
DR Global Holdings Limited.	Entity controlled by the Co-Chief Executive Officer (“Co-CEO”), principal shareholder of the Company
Shenzhen Jiesi Weiye Holdings Co., Ltd.	Entity controlled by the Co-CEO
Jesi Industrial Development (Hong Kong) Limited.	Entity controlled by the Co-CEO
Brilliance Investment Holding Limited.	Entity controlled by the Co-CEO
Lingbao Gold Group Company Ltd.	Affiliate of the Co-CEO
Shenzhen Jinda Gold Company Limited.	Affiliate of the Co-CEO
SK On Co., Ltd.	Entity controlled by SK Inc, shareholder of the Company
SK On (Jiangsu) Co., Ltd.	Entity controlled by SK Inc, shareholder of the Company
SK On (Yancheng) Co., Ltd.	Entity controlled by SK Inc, shareholder of the Company
Baic Electronics Holding SK (Jiangsu) Technology Co., Ltd.	Affiliate of SK Inc, shareholder of the Company
Huizhou EVE United Energy Co, Ltd.	Affiliate of SK Inc, shareholder of the Company

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

16.	RELATED PARTY TRANSACTIONS (CONTINUED)

b)	The Group had the following related party transactions:

	For the years ended December 31,
	2024	2025	2025
Sale of goods to related parties:	RMB	RMB	US$
SK On (Jiangsu) Co., Ltd.	131,897	200,994	28,742
SK On Co., Ltd.	—	866	124
SK On (Yancheng) Co., Ltd.	5,478	5,902	844
Baic Electronics Holding SK (jiangSu) Technology Co., Ltd.	39,644	—	—
Huizhou EVE United Energy Co, Ltd.	152,033	82,113	11,742

Total	329,052	289,875	41,452

Rental services provided by related parties:
Shenzhen Jinda Gold Company Limited.	1,809	1,510	216
Lingbao Gold Group Company Ltd.	—	108	15

Total	1,809	1,618	231

c)	The Group had the following related party balances at the end of the year:

	As of December 31,
	2024	2025	2025
Amounts due from related parties	RMB	RMB	US$
SK On Co., Ltd.	—	568	81
SK On (Jiangsu) Co., Ltd.	25,013	24,035	3,437
Baic Electronics Holding SK (jiangSu) Technology Co., Ltd.	3,379	—	—
Huizhou EVE United Energy Co, Ltd.	47,934	23,753	3,397
SK On (Yancheng) Co., Ltd.	—	1,076	154
Shenzhen Jinda Gold Company Limited.	112	230	33

Total	76,438	49,662	7,102

Amounts due to related parties
DR Global Holdings Limited. (i)	56,727	55,457	7,929
Shenzhen Jinda Gold Company Limited.	1,267	2,236	320
Lingbao Gold Group Company Ltd.	—	108	15
SK On Co., Ltd.	478	—	—
Shenzhen Jiesi Weiye Holdings Co., Ltd. (ii)	111,586	50,063	7,159
Jesi Industrial Development (Hong Kong) Limited. (iii)	288,073	387,684	55,438
Brilliance Investment Holding Limited.(iv)	—	4,217	604

Total	458,131	499,765	71,465

(i)	Balance represents non-trade interest free loans borrowed from DR Global Holdings Limited.

(ii)

Balance represents non-trade interest free loans borrowed from Shenzhen Jiesi Weiye Holdings Co., Ltd. The maturity date of RMB50,000 is January 23, 2026, and the maturity date of remaining RMB63 is December 31, 2027.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

16.	RELATED PARTY TRANSACTIONS (CONTINUED)

(iii)

Balance represents non-trade interest free loans borrowed from Jesi Industrial Development (Hong Kong) Limited. The maturity date of RMB387,508 is December 31, 2028, and the maturity date of remaining RMB176 is April 23, 2026.

(iv)	Balance represents non-trade interest free loans borrowed from Brilliance Investment Holding Limited. The maturity date is October 31, 2027.

17.	SEGMENT REPORTING

The Group operates as one operating segment. The Group’s Co-Chief Executive Officers (“Co-CEOs”) are the chief operating decision makers (“CODM”). The CODM uses consolidated net (loss) income to assess financial performance and allocate resources. The CODM considers budget to actual comparisons of consolidated net (loss) income on a regular basis when assessing the operating results and making resource decisions to improve profitability. The CODM also uses the budget to actual comparisons of consolidated net (loss) income to make decisions aligned with the Group’s strategic initiatives and go-to market strategies and capital allocation priorities. Significant expenses reviewed by the CODM include those that are presented in the consolidated statements of comprehensive (loss) income. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets.

The Group’s long-lived assets are substantially all located in the PRC. Net revenues by geographic area are based upon the location of the customers. Total net revenues by geographic area are presented as follows:

	For the years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
PRC	7,470,635	9,391,075	1,342,906
Non-PRC	1,291,645	1,551,027	221,794

Total	8,762,280	10,942,102	1,564,700

18.	COMMITMENTS AND CONTINGENCIES

Capital expenditure commitments

The Group has commitments amounting to RMB448,872 (US$64,188) for the purchase of equipment and construction in progress as of December 31, 2025, which are scheduled to be paid within one to two years.

Contingencies

From time to time, the Group is subject to legal proceedings, investigations, and claims incidental to the conduct of its business. The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group’s business, financial position or results of operations.

19.	SUBSEQUENT EVENTS

The subsequent events have been evaluated through July 2, 2026.

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

19.	SUBSEQUENT EVENTS (CONTINUED)

Events (unaudited) subsequent to the date of Report of Independent Registered Public Accounting Firm

In June 2026, the Group acquired 39.9% equity interest of Lingbao Hongyu Electronics Co., Ltd. and the acquisition of the non-controlling interests was recognized as an equity transaction. Upon the completion of the acquisition, the Group owned 90% equity interest in Lingbao Hongyu Electronics Co., Ltd.

20.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The following is the condensed financial information of the Company on a parent company only basis.

Condensed Balance Sheets

	As of December 31,
	2024	2025	2025
	RMB	RMB	US$
Current assets:
Cash and cash equivalents	83	50	7
Prepaid expenses and other current assets	6,136	6,034	863

Total current assets	6,219	6,084	870

Non-current assets:
Investment in subsidiaries	5,494,420	5,530,883	790,906

Total non-current assets	5,494,420	5,530,883	790,906

Total assets	5,500,639	5,536,967	791,776

Current liabilities:
Accrued expenses and other current liabilities	19,289	20,721	2,963
Amount due to related parties	39,476	42,982	6,147

Total current liabilities	58,765	63,703	9,110

Total liabilities	58,765	63,703	9,110

Shareholders’ equity
Ordinary shares (par value of US$0.00001 per share, 5,000,000,000 shares authorized as of December 31, 2024 and 2025; 369,363,615 shares issued and outstanding as of December 31, 2024 and 2025)	26	26	4
Additional paid-in capital	5,352,655	5,355,036	765,760
Statutory reserves	341,992	360,861	51,602
Accumulated other comprehensive loss	(35,661)	(25,990)	(3,717)
Accumulated deficit	(217,138)	(216,669)	(30,983)

Total shareholders’ equity	5,441,874	5,473,264	782,666

Total liabilities and shareholders’ equity	5,500,639	5,536,967	791,776

LONDIAN WASON NEW ENERGY TECH INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

except for number of shares and per share data)

20.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Comprehensive (Loss) Income

	For the Years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Operating expenses, net:
General and administrative expenses	(15,672)	(6,060)	(867)

Other expenses, net
Share of (loss) income in subsidiaries	(276,254)	25,398	3,632
Interest income	1,571	—	—
Interest expense	(4,117)	—	—
Foreign exchange gain, net	11	—	—

Net (loss) income attributable to ordinary shareholders	(294,461)	19,338	2,765
Other comprehensive income, net of tax of nil:
Foreign currency translation adjustments	2,649	9,671	1,383

Comprehensive (loss) income	(291,812)	29,009	4,148

Condensed Statements of Cash Flows

	For the Years ended December 31,
	2024	2025	2025
	RMB	RMB	US$
Net cash generated from (used in) operating activities	307	(208)	(30)
Net cash used in investing activities	(326)	—	—
Net cash (used in) generated from financing activities	(343,377)	175	25

Net decrease in cash and cash equivalents	(343,396)	(33)	(5)
Cash and cash equivalents at the beginning of the year	343,479	83	12

Cash and cash equivalents at the end of the year	83	50	7

(a)	Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries.

The Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323-10 Investment-Equity Method and Joint Ventures, which are presented on the condensed balance sheets as “Investment in subsidiaries”, and corresponding share of income (loss) as “Share of (loss) income in subsidiaries” on the condensed statements of comprehensive (loss) income.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S.  GAAP have been condensed or omitted and as such, these Company-only financial statements should be read in conjunction with the Group’s consolidated financial statements.

American Depositary Shares

Representing     Ordinary Shares

PROSPECTUS

Cantor	Huatai Securities	CMB International	US Tiger Securities

Fortune Securities

   , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against indemnified person’s own fraud, dishonesty, willful neglect or willful default or against the consequences of committing a crime. Our post-offering memorandum and articles of association provides that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares

Ascentium (Cayman) Limited	September 30, 2022	1	US$0.00001

DR Global Holdings Limited	December 19, 2022	145,850,072	US$ equivalent of RMB1,663,074,851.20

Dragon EV Holdings Limited	December 19, 2022	5,000,000	US$ equivalent of RMB57,013,165.64

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

MeiLan Zhou New Energy Ltd	December 19, 2022	320,000	US$ equivalent of RMB3,648,842.60

Wevin Investment Co., LTD	December 19, 2022	130,000	US$ equivalent of RMB1,482,342.31

Cuihao Green Energy Ltd	December 19, 2022	200,000	US$ equivalent of RMB2,280,526.63

REDSUN ASIA METER TECHNOLOGY Ltd	December 19, 2022	30,000	US$ equivalent of RMB342,078.99

Liliul. Ltd	December 19, 2022	892,500	US$ equivalent of RMB10,176,850.07

Hongfa Li New Energy Ltd	December 19, 2022	50,000	US$ equivalent of RMB570,131.66

Yongshun Intelligence Ltd	December 19, 2022	150,000	US$ equivalent of RMB1,710,394.97

Sheejun Green Energy Ltd	December 19, 2022	100,000	US$ equivalent of RMB1,140,263.31

Uniting Investment Limited	December 19, 2022	350,000	US$ equivalent of RMB3,990,921.59

LIU Liu Libing Ltd	December 19, 2022	765,000	US$ equivalent of RMB8,723,014.34

YE ZHENZHOU LTD	December 19, 2022	805,000	US$ equivalent of RMB9,179,119.67

Ouyangxx LTD	December 19, 2022	50,000	US$ equivalent of RMB570,131.66

Shengrong Tonghui Ltd	December 19, 2022	405,950	US$ equivalent of RMB4,628,898.92

CHENZIANG. LTD	December 19, 2022	26,450	US$ equivalent of RMB301,599.65

Chenqs LTD	December 19, 2022	117,300	US$ equivalent of RMB1,337,528.87

JIXING Technology Co., Ltd	December 19, 2022	460,000	US$ equivalent of RMB5,245,211.24

Herchuls Ltd	December 19, 2022	150,000	US$ equivalent of RMB1,710,394.97

HESHUNYUDONG LIMITED	December 19, 2022	130,000	US$ equivalent of RMB1,482,342.31

BSB DU INTERNATIONAL LTD	December 19, 2022	138,000	US$ equivalent of RMB1,573,563.37

Topsource Evergrande Ltd	December 19, 2022	230,000	US$ equivalent of RMB2,622,605.62

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Bruno Wason I Limited	December 22, 2022	1,081,000	US$ equivalent of RMB12,326,246.41

Darendingyi Management Consulting Limited	December 22, 2022	2,771,179	US$ equivalent of RMB31,598,737.47

Darenmingwu Management Consulting Limited	December 22, 2022	829,600	US$ equivalent of RMB9,459,624.44

DR Pivot Wason Investment Holding Limited	December 22, 2022	2,276,379	US$ equivalent of RMB25,956,714.60

Sinadragon Investment Company Limited	December 22, 2022	5,558,425	US$ equivalent of RMB63,380,681.04

SCKII Limited	December 22, 2022	3,323,514	US$ equivalent of RMB37,896,810.84

Huichuang Fuxiang Innovation Inc.	December 22, 2022	1,500,000	US$ equivalent of RMB17,103,949.69

Shengrich Group Ltd	December 22, 2022	5,209,797	US$ equivalent of RMB59,405,403.86

Ningbo Meishan Bonded Port Area Huazhen Equity Investment Partnership (Limited Partnership)	December 22, 2022	607,088	US$ equivalent of RMB6,922,401.74

Qindao Wason Co., Ltd.	December 22, 2022	3,223,448	US$ equivalent of RMB36,755,794.95

Weier Plastic Industry Limited	December 22, 2022	1,150,000	US$ equivalent of RMB13,113,028.10

Li Hui Run Lin Limited	December 22, 2022	1,606,975	US$ equivalent of RMB18,323,746.37

Ling Yang Ling Chuang Limited	December 22, 2022	594,099	US$ equivalent of RMB6,774,292.94

Ling Yang Hang Yu Limited	December 22, 2022	336,904	US$ equivalent of RMB3,841,592.71

Ling Yang Chen Xi Limited	December 22, 2022	230,000	US$ equivalent of RMB2,622,605.62

Guangdong Guangqi Ruidian No. 2 Equity Investment Partnership (Limited Partnership)	December 22, 2022	3,151,320	US$ equivalent of RMB35,933,345.83

Tian Jian Xin De Investment Co,. Ltd.	December 22, 2022	731,700	US$ equivalent of RMB8,343,306.66

Golden Pearl EV Solutions Limited	December 22, 2022	97,390,089	US$ equivalent of RMB1,110,503,455.10

Alexandria III Corp. Limited	December 22, 2022	32,324,593	US$ equivalent of RMB368,585,474.97

Victoria (HK) 2019 Company Limited	December 22, 2022	4,552,759	US$ equivalent of RMB59,913,440.59

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

PEACE LAND (HK) COMPANY LIMITED	December 22, 2022	2,276,379	US$ equivalent of RMB25,956,714.60

NC 1st (HK) COMPANY LIMITED	December 22, 2022	2,100,000	US$ equivalent of RMB23,945,529.57

SC Dragon Prosperity Limited	December 22, 2022	100,000	US$ equivalent of RMB1,140,263.31

Global ChunLin Capital Management Ltd.	December 22, 2022	243,902	US$ equivalent of RMB2,781,125.03

Global ChunLin Investment Management Ltd.	December 22, 2022	243,902	US$ equivalent of RMB2,781,125.03

Advanced New Energy Material Technology Holding Ltd.	August 25, 2023	24,887,675	US$ equivalent of RMB981,126,901

Golden Pearl EV Solutions Limited	August 25, 2023	11,756,854	US$ equivalent of RMB463,481,049.76

Alexandria III Corp. Limited	August 25, 2023	3,164,236	US$ equivalent of RMB124,741,144.44

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

LONDIAN WASON NEW ENERGY TECH INC.

Exhibit Index

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3	Form of Deposit Agreement between the Registrant, the depositary and owners and holders of the American Depositary Shares

5.1	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered

8.1	Opinion of Harney Westwood & Riegels regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2	Opinion of King & Wood regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.2	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.3	Form of Director Agreement between the Registrant and an independent directors of the Registrant

10.4*	Shareholders Agreements, dated December 12, 2022, by and among Londian Wason New Energy Tech Inc. and certain other parties as listed therein

21.1	List of Principal Subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3	Consent of King & Wood

24.1	Powers of Attorney (included on the signature page hereto)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of King & Wood regarding certain PRC law matters

Exhibit Number	Description of Document

99.3	Consent of Frost & Sullivan

107	Filing Fee Table

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, the People’s Republic of China on July 2, 2026.

LONDIAN WASON NEW ENERGY TECH INC.

By:	/s/ Guanran Wang
Name: Guanran Wang
Title: Director, Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. Guanran Wang and Mr. Hao Shen and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Guanran Wang	Director, Chairman and Co-Chief Executive Officer (principal executive officer)	July 2, 2026
Guanran Wang

/s/ Guangling Zhou	Director and Co-Chief Executive Officer	July 2, 2026
Guangling Zhou

/s/ Zhongbo Bai	Director and Vice President	July 2, 2026
Zhongbo Bai

/s/ Yuchi Tsui	Director	July 2, 2026
Yuchi Tsui

Signature	Title	Date

/s/ Young Hoon Kim	Director	July 2, 2026
Young Hoon Kim

/s/ Hyundai Kim	Director	July 2, 2026
Hyundai Kim

/s/ Young Hyun Kong	Director	July 2, 2026
Young Hyun Kong

/s/ He Huang	Director	July 2, 2026
He Huang

/s/ Zheng Zheng	Director	July 2, 2026
Zheng Zheng

/s/ Hao Shen	Director and Chief Financial Officer	July 2, 2026
Hao Shen

/s/ Xi Zhou	Director and Financial Controller (principal financial officer and principal accounting officer)	July 2, 2026
Xi Zhou

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of LONDIAN WASON NEW ENERGY TECH INC., has signed this registration statement or amendment thereto in New York on July 2, 2026.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.